As filed with the Securities and Exchange Commission on June 19, 2015

Registration No. 333-204088

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 2

to

Form S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

FIRST FINANCIAL BANKSHARES, INC.

(Exact name of registrant as specified in its charter)

Texas	6021	75-0944023
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

400 Pine Street

Abilene, Texas 79601

(325) 627-7155

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

F. Scott Dueser

Chairman of the Board, President and Chief Executive Officer

First Financial Bankshares, Inc.

400 Pine Street

Abilene, Texas 79601

(325) 627-7155

(325) 627-7393 (Fax)

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Michael G. Keeley, Esq.	Chet A. Fenimore, Esq. Jeremy S. Lemmon, Esq.
Norton Rose Fulbright US LLP	Fenimore, Kay, Harrison & Ford LLP
2200 Ross Avenue, Suite 3600	812 San Antonio Street, Suite 600
Dallas, Texas 75201-7932	Austin, Texas 78701
(214) 855-3906	(512) 583-5900
(214) 855-8200 (Fax)	(512) 583-5940 (Fax)

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement becomes effective and all other conditions to the proposed merger described herein have been satisfied or waived.

If the securities being registered on this form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price(2)	Amount of registration fee
Common Stock, $0.01 par value	2,231,941	N/A	$16,754,324	$1,947

(1)	Represents the estimated maximum number of shares of Registrant common stock that could be issued in connection with the merger described herein assuming that Registrant does not issue shares in excess of the cap set forth in the Agreement and Plan of Reorganization, dated April 1, 2015, between Registrant and FBC Bancshares, Inc.
(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(f)(2) under the Securities Act of 1933, as amended, by multiplying (A) the book value of FBC Bancshares, Inc. common stock of $18.94 per share as of April 30, 2014, by (B) 884,600 shares of FBC Bancshares, Inc. common stock, which represents the maximum number of shares to be acquired by Registrant in the merger described herein.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this proxy statement/prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This proxy statement/prospectus is not an offer to sell these securities, and it is not soliciting to buy these securities, in any state where the offer or sale is not permitted.

PRELIMINARY—SUBJECT TO COMPLETION, DATED JUNE 19, 2015

FBC BANCSHARES, INC.

PROPOSED MERGER—YOUR VOTE IS VERY IMPORTANT

Dear Shareholder:

You are cordially invited to attend the special meeting of shareholders of FBC Bancshares, Inc., referred to as FBC, to be held on July 23, 2015 at 1:00 p.m. at FBC’s office located at 1800 West White Oak Terrace, Conroe, Texas 77304. At this important special meeting, you will be asked to approve the Agreement and Plan of Reorganization, dated April 1, 2015 (the “reorganization agreement”), by and between First Financial Bankshares, Inc., referred to as First Financial, and FBC, which provides for the acquisition of FBC by First Financial. The acquisition of FBC by First Financial will be completed by means of a merger of FBC Acquisition Corp., a wholly-owned subsidiary of First Financial, with and into FBC, on the terms and subject to the conditions contained in the reorganization agreement. You may also be asked to adjourn or postpone the meeting to a later date or dates, if the board of directors of FBC determines it is necessary.

If the merger is completed, all outstanding shares of FBC common stock will be converted, pursuant to the reorganization agreement, into the right to receive a total number of shares of First Financial common stock with an expected aggregate value of approximately $59 million, subject to adjustment between a range of $57 million to $61 million of aggregate consideration based on the average price per share of First Financial’s common stock during the measurement period set forth in the reorganization agreement. Additionally, the aggregate consideration will be reduced on a dollar-for-dollar basis in the event that FBC’s consolidated shareholders’ equity, as calculated under the reorganization agreement, is less than $14,705,000 at closing. At the time of the shareholders meeting, FBC shareholders will not know the exact number of shares or the value of the First Financial common stock that will be issued in connection with the merger. Based on the closing price of First Financial common stock on June 17, 2015, shareholders of FBC would receive an aggregate number of shares of First Financial common stock equal to approximately 2.8% of the issued and outstanding shares of First Financial common stock after completion of the merger. First Financial’s common stock is listed on the NASDAQ Global Select Market under the symbol “FFIN.”

The board of directors of FBC has determined that the reorganization agreement and the transactions contemplated therein, including the merger, are fair to and in the best interests of FBC and its shareholders, and approved and declared advisable the reorganization agreement and the transactions contemplated therein, including the merger. The FBC board of directors recommends that you vote “FOR” the proposal to approve the reorganization agreement.

It is intended that the transactions contemplated by the reorganization agreement will be treated as reorganization for federal income tax purposes under Section 368(a) of the Internal Revenue Code of 1986, as amended.

We cannot complete the merger unless we obtain the necessary governmental approvals and the holders of at least two-thirds of the outstanding shares of FBC common stock approve the reorganization agreement.

Your vote is very important. Whether or not you plan to attend the special meeting, please take the time to vote by completing and mailing the enclosed proxy card to FBC. Submitting a proxy now will not prevent you from being able to vote in person at the special meeting. If you sign, date and mail your proxy card without indicating your vote, your proxy will be counted as a vote “FOR” the proposal to adopt and approve the reorganization agreement and the transactions contemplated thereby. If you do not return your proxy card, abstain from voting or do not instruct your brokerage firm, bank, trust or other nominee how to vote any shares held for you in “street name,” the effect will be a vote “AGAINST” such proposal.

This document contains a more complete description of the special meeting, the reorganization agreement and the transactions contemplated therein, including the merger. We urge you to review this entire document carefully. You may also obtain information about First Financial from documents that First Financial has filed with the Securities and Exchange Commission, referred to as the “SEC.”

H.J. Shands, III

Chairman of the Board

FBC Bancshares, Inc.

An investment in First Financial common stock in connection with the merger involves risks. See “Risk Factors” beginning on page 16.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE MERGER OR OTHER TRANSACTIONS DESCRIBED IN THE ATTACHED PROXY STATEMENT/PROSPECTUS OR THE SECURITIES TO BE ISSUED PURSUANT TO THE MERGER UNDER THE ATTACHED PROXY STATEMENT/ PROSPECTUS NOR HAVE THEY DETERMINED IF THE ATTACHED PROXY STATEMENT/ PROSPECTUS IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The securities that First Financial is offering through this document are not savings or deposit accounts or other obligations of any bank or non-bank subsidiary of either of First Financial or FBC, and they are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

Proxy statement/prospectus dated June 19, 2015 and first mailed to shareholders of FBC on or about June 24, 2015.

HOW TO OBTAIN ADDITIONAL INFORMATION

This proxy statement/prospectus incorporates important business and financial information about First Financial from documents filed with the SEC that have not been included in or delivered with this document. This information is described on page 68 under “Where You Can Find More Information.” You can obtain free copies of this information by writing or calling:

First Financial Bankshares, Inc.

400 Pine Street

Abilene, Texas 79601

Attention: J. Bruce Hildebrand, Executive Vice President and Chief Financial Officer

Telephone (325) 627-7155

To obtain timely delivery of the documents before the special meeting of FBC, you must request the information by July 16, 2015.

PLEASE NOTE

We have not authorized anyone to provide you with any information other than the information included in this document and the documents to which we refer you. If someone provides you with other information, please do not rely on it as being authorized by us.

This proxy statement/prospectus has been prepared as of June 19, 2015. There may be changes in the affairs of FBC or First Financial since that date, which are not reflected in this document.

FBC BANCSHARES, INC.

1800 West White Oak Terrace

Conroe, Texas 77304

(936) 760-1888

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

NOTICE IS HEREBY GIVEN that a special meeting of the shareholders of FBC Bancshares, Inc., or FBC, will be held on July 23, 2015, at 1:00 p.m., local time, at FBC’s office located at 1800 West White Oak Terrace, Conroe, Texas 77304, for the following purposes:

1.	to consider and vote upon the approval of the Agreement and Plan of Reorganization, dated April 1, 2015, by and between First Financial Bankshares, Inc., or First Financial, and FBC, pursuant to which FBC Acquisition Corp., a wholly-owned subsidiary of First Financial, will merge with and into FBC, with FBC surviving the merger as a wholly-owned subsidiary of First Financial, all on and subject to the terms and conditions contained therein, which transaction is referred to as the merger; and

2.	to consider and vote upon any proposal to adjourn the special meeting to a later date or dates, if the board of directors of FBC determines such an adjournment is necessary to permit further solicitation of additional proxies.

Only shareholders of record at the close of business on June 19, 2015 will be entitled to notice of and to vote at the special meeting and any adjournments or postponements thereof. The special meeting may be adjourned or postponed from time to time upon approval of FBC’s shareholders without any notice other than by announcement at the meeting of the adjournment or postponement thereof, and any and all business for which notice is hereby given may be transacted at such adjourned or postponed meeting.

Shareholders of FBC have the right to dissent from the merger and obtain payment in cash of the appraised fair value of their shares of FBC common stock under applicable provisions of the Texas Business Organizations Code. In order for a shareholder of FBC to perfect its right to dissent, such shareholder must file a written objection to the merger prior to the special meeting, must vote against the reorganization agreement and must file a written demand with First Financial within 20 days after the consummation of the merger for payment of the fair value of the shareholder’s shares of FBC common stock. A copy of the applicable statutory provisions of the Texas Business Organizations Code is included as Appendix C to the accompanying proxy statement/prospectus and a summary of these provisions can be found under the caption “Proposal 1: Approval of the Reorganization Agreement—Dissenters’ Rights of FBC Shareholders.”

The board of directors of FBC unanimously recommends that you vote (i) FOR the approval of the reorganization agreement and (ii) FOR the proposal to adjourn the special meeting, if necessary or advisable, to permit further solicitation of proxies.

By Order of the Board of Directors,

H. J. Shands, III

Chairman of the Board

FBC Bancshares, Inc.

Conroe, Texas

June 19, 2015

Your Vote is Very Important

A proxy card is enclosed. Whether or not you plan to attend the special meeting, please complete, sign and date the proxy card and promptly mail it in the enclosed envelope. You may revoke your proxy card in the manner described in the proxy statement/prospectus at any time before the special meeting is called to order. If you attend the special meeting, you may vote in person if you wish, even if you have previously returned your proxy card.

i

ii

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING

Q:	What are FBC Bancshares, Inc.’s shareholders being asked to vote upon?

A:	The shareholders of FBC Bancshares, Inc., or FBC, are being asked to consider and vote on the following matters:

1.	the approval of the Agreement and Plan of Reorganization, dated April 1, 2015, by and between First Financial Bankshares, Inc., or First Financial, and FBC, pursuant to which FBC Acquisition Corp., a wholly-owned subsidiary of First Financial, will merge with and into FBC, with FBC surviving the merger as a wholly-owned subsidiary of First Financial, all on and subject to the terms and conditions contained therein, which transaction is referred to as the “merger”; and

2.	any proposal to adjourn the special meeting to a later date or dates, if the board of directors of FBC determines such an adjournment is necessary to permit further solicitation of additional proxies.

As of the date of this proxy statement/prospectus, FBC’s board of directors is not aware of any matters, other than those stated above, that may be brought before the special meeting.

Q:	What will happen in the merger?

A:	In the merger, FBC Acquisition Corp., a wholly-owned, transitory subsidiary of First Financial will merge with and into FBC, with FBC surviving the merger as a wholly-owned subsidiary of First Financial. Following the merger, First Financial will cause (i) FBC to merge with and into First Financial, with First Financial as the surviving entity and FBC ceasing its separate corporate existence and (ii) First Bank, N.A., referred to as “First Bank”, to merge with and into First Financial Bank, N.A., referred to as “First Financial Bank”, with First Financial Bank as the surviving bank and First Bank, ceasing its separate corporate existence, which transaction is referred to as the “bank merger”. As a result of the bank merger, the existing main office and branches of First Bank will become branches of First Financial Bank.

Q:	Why am I receiving this proxy statement/prospectus?

A.	FBC is sending these materials to its shareholders to help them decide how to vote their shares of FBC common stock with respect to the reorganization agreement and other matters to be considered at the special meeting.

The merger cannot be completed unless FBC common shareholders approve the reorganization agreement. FBC is holding a special meeting of its shareholders to vote on the proposal to approve the reorganization agreement as well as other related matters. Information about this special meeting, the merger and the other business to be considered by shareholders at the special meeting is contained in this document.

This document constitutes both a proxy statement of FBC and a prospectus of First Financial. It is a proxy statement because the FBC board of directors is soliciting proxies from FBC common shareholders using this document with respect to the matters to be considered at the special meeting. It is a prospectus because First Financial, in connection with the merger, is offering shares of its common stock in exchange for outstanding shares of FBC common stock in the merger.

Q:	What form of consideration will FBC shareholders receive as a result of the merger?

A:	If the reorganization agreement is approved by the shareholders of FBC and the merger is subsequently completed, all outstanding shares of FBC common stock will be converted into the right to receive anticipated aggregate merger consideration of approximately $59.0 million payable in shares of First Financial common stock. The number of shares of First Financial common stock deliverable for each share of FBC common stock will be determined based on the average daily closing price of First Financial’s common stock on the NASDAQ Global Select Market for each of the twenty consecutive trading days ending on the fifth business day immediately preceding the closing date of the merger.

The number of shares to be issued by First Financial will fluctuate based on the average price per share of First Financial’s common stock. The aggregate merger consideration will also range from $57.0 million to $61.0 million based on the average price per share of First Financial’s common stock. For illustration purposes only and disregarding certain adjustments described in the reorganization agreement, based on First Financial’s closing stock price of $32.62 on June 17, 2015 and assuming that 884,600 shares of FBC common stock are outstanding at the effective time of the merger, FBC stockholders would have received 2.1 shares of First Financial common stock for each share of FBC common stock, which would have provided FBC stockholders with aggregate ownership, on a pro forma basis, of approximately 2.8% of the common stock of First Financial following the merger.

In addition, the merger consideration will be reduced on a dollar-for-dollar basis in the event that FBC’s consolidated shareholders’ equity as of the close of business on the business day immediately preceding the closing date of the merger, after certain adjustments prescribed by the reorganization agreement have been made, is less than $14,705,000. To the extent that FBC’s consolidated shareholders’ equity exceeds $14,705,000, FBC may dividend the excess amount to its shareholders prior to closing.

The actual merger consideration is subject to adjustment and may be higher or lower than the consideration described in the examples above. Because the per share merger consideration will be determined based upon the twenty-day average price of First Financial’s common stock and the adjusted consolidated shareholders’ equity of FBC, the amount of consideration you will receive will not be known at the time you vote on the reorganization agreement. Accordingly, you should read this proxy statement/prospectus carefully to understand the value of the consideration you will receive in the merger. For an explanation of how the merger consideration will be calculated, please see “Proposal 1: Approval of the Reorganization Agreement—Terms of Merger,” beginning on page 23.

Q:	What are the expected U.S. federal income tax consequences to a holder of FBC common stock as a result of the transactions contemplated by the reorganization agreement?

A:	First Financial and FBC intend that the merger will qualify for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”). If the merger qualifies as a reorganization, then, in general, for U.S. federal income tax purposes, no gain or loss will be recognized by First Financial or FBC as a result of the merger. The U.S. federal income tax consequences of the merger to a holder of FBC common stock will depend, generally, on whether the holder exchanges his or her FBC common stock solely for First Financial common stock or for a combination of First Financial common stock and cash. A holder of FBC common stock who exchanges the holder’s FBC common stock solely for First Financial common stock should not recognize a gain or loss except with respect to the cash received in lieu of a fractional share of First Financial common stock. A holder who exchanges FBC common stock for a combination of First Financial common stock and cash should recognize gain (but not loss) in the exchange equal to the lesser of the cash received (excluding cash received for a fractional share of First Financial common stock) and the amount, if any, by which the cash plus the fair market value of First Financial common stock received exceeds the holder’s adjusted tax basis of the FBC common stock surrendered in exchange therefor.

For further information, please see to “Proposal 1: Approval of the Reorganization Agreement—Material U.S. Federal Income Tax Consequences of the Merger.” The U.S. federal income tax consequences described above may not apply to all holders of FBC common stock. Your tax consequences will depend on your individual situation. Accordingly, we strongly urge you to consult your tax advisor for a full understanding of the particular tax consequences of the merger to you.

Q:	When do you expect the merger to be completed?

A:	We are working to complete the merger during July 2015, although delays could occur.

Q:	When and where will the FBC shareholders’ meeting be held?

A:	The FBC shareholders’ meeting is scheduled to take place at 1:00 p.m., local time, on July 23, 2015 at FBC’s office located at 1800 West White Oak Terrace, Conroe, Texas 77304.

Q:	What are my choices when voting?

A:	With respect to each of the proposals, you may vote for the proposal, against the proposal or abstain from voting on the proposal. An abstention will count as a vote against approval of the reorganization agreement.

Q:	What votes are required for approval the reorganization agreement?

A:	Approval by FBC shareholders of the reorganization agreement requires the affirmative vote of the holders of at least two-thirds of the shares of FBC common stock outstanding on June 19, 2015.

Q:	What votes are required to adjourn or postpone the special meeting?

A:	To adjourn or postpone the special meeting, the affirmative vote of a majority of the shares of FBC common stock present, in person or by proxy, at the meeting is required.

Q:	How does the board of directors of FBC recommend that I vote?

A:	The board of directors of FBC unanimously recommends that the shareholders vote their shares as follows:

Proposal 1—FOR the proposal to approve the reorganization agreement; and

Proposal 2—FOR any proposal to adjourn the special meeting to a later date or dates, if the board of directors of FBC determines such an adjournment is necessary to permit further solicitation of additional proxies.

Q:	What happens if I transfer my shares after the record date for the special meeting?

A:	The record date for the special meeting is earlier than the expected date of completion of the merger. Therefore, if you transfer your shares of FBC common stock after the applicable record date, but prior to the completion of the merger, you will retain the right to vote at the special meeting, but the right to receive the merger consideration will transfer with your shares of FBC common stock.

Q:	What do I need to do now?

A:	After you have thoroughly read and considered the information contained in this proxy statement/prospectus, indicate on the proxy card applicable to your FBC common stock your vote and sign, date and mail your proxy card(s) in the enclosed pre-addressed postage-paid envelope as soon as possible so that your shares of FBC common stock may be represented at the special meeting.

Q:	What happens if I don’t return a proxy card for the special meeting?

A:	Because approval of the reorganization agreement requires the affirmative approval of the holders of at least two-thirds of the outstanding shares of FBC common stock, the failure to return your proxy card will have the same effect as a vote against the reorganization agreement, unless you attend the special meeting in person and vote for approval of the reorganization agreement.

Q:	May I vote in person?

A:	Yes. Even if you have previously completed and returned your proxy card, you may vote your shares in person by attending the special meeting, revoking your previously submitted proxy prior to the start of the special meeting and voting your shares in person.

Q:	May I change my vote after I have submitted my proxy card?

A:	Yes. You may change your vote at any time before the special meeting is called to order by attending the special meeting, revoking your proxy and voting your shares in person or by submitting a new proxy card. If you choose to revoke your proxy and submit a new proxy card, FBC must have received the subsequent proxy card no later than July 22, 2015, at 5:00 p.m. local time, which is the business day immediately prior to the special meeting.

Q:	If my shares are held in “street name” by my brokerage firm, bank, trust or other nominee, will my brokerage firm, bank, trust or other nominee vote my shares for me?

A:	Your brokerage firm, bank, trust or other nominee will vote your shares only if you provide instructions on how to vote. You should instruct your brokerage firm, bank, trust or other nominee how to vote your shares, following the directions your brokerage firm, bank, trust or other nominee provides. If you do not provide instructions to your brokerage firm, bank, trust or other nominee, your shares will not be voted, which will have the same effect as a vote against the reorganization agreement.

Q:	Do I have any rights to dissent from the merger pursuant to the reorganization agreement?

A:	You have the right to vote against approval of the merger pursuant to the reorganization agreement, dissent from the merger and seek payment of the appraised fair value of your shares in cash as described in “Proposal 1: Approval of the Reorganization Agreement—Dissenters’ Rights of FBC Shareholders” beginning on page 50. The appraised fair value of your shares of FBC common stock may be more or less than the value of the First Financial common stock and cash, if any, to be paid pursuant to the terms of the reorganization agreement.

Q:	Should I send in my stock certificates now?

A:	No. After the merger is completed, the exchange agent, Continental Stock Transfer & Trust Company, will send you written instructions for exchanging your stock certificates. You should not send your FBC stock certificates with your proxy card.

Q:	Who can help answer my questions?

A:	If you have additional questions about the merger, you should contact H. J. Shands, III, FBC Bancshares, Inc., 1800 West White Oak Terrace, Conroe, Texas 77304, telephone (936) 760-1888.

Q:	Are there any risks I should consider in deciding whether I vote for the reorganization agreement?

A:	Yes. A number of risk factors that you should consider carefully are set forth under the heading of “Risk Factors,” beginning on page 16.

SUMMARY

This brief summary highlights selected information from this proxy statement/prospectus and may not contain all of the information that is important to you. We urge you to carefully read this entire document and the other documents we refer to in this document. These documents will give you a more complete description of the transaction we are proposing. For more information about First Financial, see “Where You Can Find More Information” on page 68. We have included page references in this summary to direct you to other places in this proxy statement/prospectus where you can find a more complete description of the topics we have summarized.

The Companies

First Financial Bankshares, Inc.

400 Pine Street

Abilene, Texas 79601

(325) 627-7155

First Financial is a Texas corporation and a financial holding company registered under the Bank Holding Company Act of 1956, as amended, referred to in this proxy statement/prospectus as the “BHC Act”. First Financial owns all of the issued and outstanding shares of common stock of First Financial Bank. As of March 31, 2015, on a consolidated basis, First Financial had total assets of approximately $6.0 billion, total net loans of approximately $2.9 billion, total deposits of approximately $4.8 billion and shareholders’ equity of approximately $706.2 million.

First Financial Bank is a national banking association chartered and regulated by the Office of the Comptroller of the Currency (the “OCC”) and its deposits are insured by the Federal Deposit Insurance Corporation (the “FDIC”). First Financial Bank conducts a complete range of commercial and personal banking activities. As of March 31, 2015, First Financial Bank had 62 financial centers across Texas, with eleven locations in Abilene, three locations in San Angelo and Weatherford, two locations in Cleburne, Stephenville, and Granbury, and one location each in Acton, Albany, Aledo, Alvarado, Beaumont, Boyd, Bridgeport, Brock, Burleson, Cisco, Clyde, Decatur, Eastland, Fort Worth, Glen Rose, Grapevine, Hereford, Huntsville, Keller, Mauriceville, Merkel, Midlothian, Mineral Wells, Moran, New Waverly, Newton, Odessa, Orange, Port Arthur, Ranger, Rising Star, Roby, Southlake, Sweetwater, Trent, Trophy Club, Vidor, Waxahachie, and Willow Park, all in Texas.

FBC Bancshares, Inc.

1800 West White Oak Terrace

Conroe, Texas 77304

(936) 760-1888

FBC is a Texas corporation and a bank holding company registered under the BHC Act. FBC owns all of the issued and outstanding shares of common stock of First Bank. First Bank is a national banking association chartered and regulated by the OCC and its deposits are insured by the FDIC. First Bank conducts a complete range of commercial and personal banking activities. As of March 31, 2015, First Bank had total assets of $382.7 million, total net loans of $257.9 million and total deposits of $352.2 million. In addition to its home office in Conroe, Texas, First Bank operates seven branches in the following Texas locations: Conroe, Huntsville, Magnolia, Montgomery, Cut and Shoot, Willis and The Woodlands. First Bank’s main office is located at 1800 West White Oak Terrace, Conroe, Texas.

Proposed Merger

The reorganization agreement is the legal document that governs the merger. We have attached the reorganization agreement to this document as Appendix A. Please read the entire reorganization agreement.

Pursuant to the reorganization agreement, First Financial will acquire FBC and its wholly-owned subsidiary, First Bank, through the merger of FBC Acquisition Corp., a wholly-owned, transitory subsidiary of First Financial, with and into FBC, with FBC surviving the merger as a wholly-owned subsidiary of First Financial. We expect to complete the merger during July 2015, although delays could occur.

Terms of the Merger (page 23)

The reorganization agreement provides for the acquisition of FBC and its wholly-owned subsidiary, First Bank, by First Financial. Subject to the receipt of various governmental and third party approvals and the satisfaction of the conditions set forth in the reorganization agreement, we anticipate that the transactions contemplated by the reorganization agreement will be completed in the July 2015, although delays could occur.

If the merger is completed, all outstanding shares of FBC common stock will be converted into the right to receive anticipated aggregate merger consideration of approximately $59.0 million payable in shares of First Financial common stock. The number of shares of First Financial common stock deliverable for each share of FBC common stock will be determined based on the average daily closing price of First Financial’s common stock on the NASDAQ Global Select Market for each of the twenty consecutive trading days ending on the fifth business day immediately preceding the closing date of the merger.

The number of shares to be issued by First Financial will fluctuate based on the average price per share of First Financial’s common stock. The aggregate merger consideration will also range from $57.0 million to $61.0 million based on the average price per share of First Financial’s common stock. For illustration purposes only and disregarding certain adjustments described in the reorganization agreement, based on First Financial’s closing stock price of $32.62 on June 17, 2015 and assuming that 884,600 shares of FBC common stock are outstanding at the effective time of the merger, FBC stockholders would have received 2.1 shares of First Financial common stock for each share of FBC common stock, which would have provided FBC stockholders with aggregate ownership, on a pro forma basis, of approximately 2.8% of the common stock of First Financial following the merger.

In addition, the merger consideration will be reduced on a dollar-for-dollar basis in the event that FBC’s consolidated shareholders’ equity as of the close of business on the business day immediately preceding the closing date of the merger, after certain adjustments prescribed by the reorganization agreement have been made, is less than $14,705,000. To the extent that FBC’s consolidated shareholders’ equity exceeds $14,705,000, FBC may dividend the excess amount to its shareholders prior to closing.

First Financial has also agreed to redeem all of FBC’s Subordinated Promissory Notes due June 30, 2028 within three business days of the closing date of the merger. FBC’s Subordinated Promissory Notes due June 30, 2028 had an aggregate outstanding principal balance of $13,125,000 as of April 1, 2015.

The actual merger consideration is subject to adjustment and may be higher or lower than the consideration described in the examples above. Because the per share merger consideration will be determined based upon the twenty-day average price of First Financial’s common stock and the adjusted consolidated shareholders’ equity of FBC, the amount of consideration you will receive will not be known at the time you vote on the reorganization agreement. Accordingly, you should read this proxy statement/prospectus carefully to understand the value of the consideration you will receive in the merger. For an explanation of how the merger consideration will be calculated, please see “Proposal 1: Approval of the Reorganization Agreement—Terms of the Merger,” beginning on page 23.

Material U.S. Federal Income Tax Consequences of the Merger (page 45)

First Financial and FBC intend that the merger will qualify for U. S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. In connection with the filing with the SEC of this registration statement on Form S-4 of which this proxy statement/prospectus is a part, Norton Rose Fulbright US LLP, counsel to First Financial, has rendered its tax opinion to First Financial: (a) that the merger is a reorganization within the meaning of Section 368(a) of the Code and that (b) that the discussion under the heading “Material U.S. Federal Income Tax Consequences of the Merger,” insofar as it relates to U.S. federal income tax law, is accurate in all material respects. A copy of this opinion has been filed as an exhibit to First Financial’s registration statement on Form S-4 of which this proxy statement/prospectus is a part. In rendering its opinion, counsel has relied upon certain assumptions and representation and covenants, including those contained in certificates of officers of First Financial and FBC, reasonably satisfactory in form and substance to counsel. If any of the assumptions, representations or covenants upon which counsel’s opinion is based are inaccurate, the U.S. federal income tax consequences of the merger could be adversely affected. The opinion represents counsel’s best legal judgment. Additionally, the Internal Revenue Service (the “IRS”) has not issued (and is not expected to issue) any ruling as to the qualification of the merger as reorganization under Section 368(a) of the Code and counsel’s opinion is not binding on the IRS.

Assuming that the merger will be consummated as described in the reorganization agreement and this proxy statement/prospectus, in general, no gain or loss should be recognized by First Financial or FBC as a result of the merger. The U.S. federal income tax consequences of the merger to a holder of FBC common stock will depend, generally, on whether the holder exchanges his or her FBC common stock solely for First Financial common stock or for a combination of First Financial common stock and cash. A holder of FBC common stock who exchanges the holder’s FBC common stock solely for First Financial common stock should not recognize a gain or loss, except with respect to the cash received in lieu of a fractional share of First Financial common stock. A holder who exchanges FBC common stock for a combination of First Financial common stock and cash should recognize gain (but not loss) in the exchange equal to the lesser of the cash received by the holder (excluding cash received in lieu of a fractional share of First Financial common stock) and the amount, if any, by which the cash plus the fair market value of First Financial common stock received by the holder exceeds his or her adjusted tax basis of the FBC common stock surrendered in exchange therefor.

For further information, please see to “Proposal 1: : Approval of the Reorganization Agreement—Material U.S. Federal Income Tax Consequences of the Merger.” The U.S. federal income tax consequences described above may not apply to all holders of FBC common stock. Your tax consequences will depend on your individual situation. Accordingly, we strongly urge you to consult your tax advisor for a full understanding of the particular tax consequences of the merger to you.

Opinion of Financial Advisor of FBC (page 28)

Vining Sparks IBG, LP (“Vining Sparks”) has delivered a written opinion to the board of directors of FBC that, as of April 1, 2015, based upon and subject to certain matters stated in the opinion, the merger consideration is fair to the holders of FBC common stock from a financial point of view. We have attached this opinion to this proxy statement/prospectus as Appendix B. The opinion of Vining Sparks is not a recommendation to any FBC shareholder as to how to vote on the proposal to approve the reorganization agreement. You should carefully read this opinion in its entirety to understand the procedures followed, matters considered and limitations on the reviews undertaken by Vining Sparks in providing its opinion.

First Financial’s Dividend Policy (page 64)

First Financial intends to pay cash dividends to its shareholders of approximately 40% of annual net earnings while maintaining adequate capital to support growth. The cash dividend payout ratios have amounted to 39.34%, 41.62% and 41.99% of net earnings, respectively, in 2014, 2013 and 2012. Following the merger, subject to applicable statutory and regulatory restrictions and the discretion of First Financial’s board of directors, First Financial intends to continue its practice of paying quarterly cash dividends. For the second quarter of 2015, First Financial announced a cash dividend of $0.16 per share on April 28, 2015 that is payable to shareholders of record as of June 16, 2015 on July 1, 2015.

Ownership of First Financial After the Merger (page 23)

Pursuant to the reorganization agreement, First Financial will issue shares of its common stock to shareholders of FBC in the merger. For illustration purposes only and disregarding certain adjustments described in the reorganization agreement, based on First Financial’s closing stock price of $32.62 on June 17, 2015 and assuming that 884,600 shares of FBC common stock are outstanding at the effective time of the merger, FBC stockholders would have received 2.1 shares of First Financial common stock for each share of FBC common stock, which would have provided FBC stockholders with aggregate ownership, on a pro forma basis, of approximately 2.8% of the common stock of First Financial following the merger.

Market Prices of First Financial Common Stock (page 64)

Shares of First Financial common stock are quoted on the NASDAQ Global Select Market under the symbol “FFIN.” On March 31, 2015, the last trading day before the merger was announced, First Financial common stock closed at $27.64 per share. On June 17, First Financial common stock closed at $32.62 per share. The market price of First Financial common stock will fluctuate prior to the special meeting and the merger. You should obtain the current stock quotation for First Financial common stock. Shares of FBC are not traded on any established public trading market.

The FBC Special Shareholders’ Meeting (page 20)

The special meeting of shareholders of FBC will be held on July 23, 2015, at 1:00 p.m., local time, at FBC’s office located at 1800 West White Oak Terrace, Conroe, Texas 77304. At the special meeting, you will be asked to consider and vote on the following:

1.	the approval of the Agreement and Plan of Reorganization, dated April 1, 2015, by and between First Financial and FBC, pursuant to which FBC Acquisition Corp., a wholly-owned subsidiary of First Financial, will merge with and into FBC, with FBC surviving the merger as a wholly-owned subsidiary of First Financial, all on and subject to the terms and conditions contained therein; and

2.	any proposal to adjourn the special meeting to a later date or dates, if the board of directors of FBC determines such an adjournment is necessary to permit further solicitation of additional proxies.

Record Date Set at June 19, 2015; Approval of at Least Two-Thirds of Outstanding Shares Required to Approve the Reorganization Agreement (page 20)

You may vote at the special meeting of FBC shareholders if you owned FBC common stock at the close of business June 19, 2015, which is the record date for the special meeting. You can cast one vote for each share of FBC common stock you owned at that time. As of June 19, 2015, there were 884,600 shares of FBC common stock outstanding.

Approval of the reorganization agreement requires the affirmative vote of the holders of at least two-thirds of the outstanding shares of FBC common stock entitled to vote. If you fail to vote, it will have the effect of a vote against the reorganization agreement.

You may vote your shares of FBC common stock by attending the special meeting and voting in person or by completing and mailing the enclosed proxy card. If you are the record holder of your shares, you can revoke your proxy at any time before the vote is taken at the special meeting by sending a written notice revoking the proxy or a later-dated proxy to the Secretary of FBC, or by voting in person at the special meeting.

FBC’s Reasons for the Merger and Recommendations of FBC’s Board (page 27)

Based on the reasons discussed elsewhere in this proxy statement/prospectus, the board of directors of FBC believes that the merger pursuant to the reorganization agreement is fair to you and in your best interests, and unanimously recommends that you vote FOR the proposal to approve the reorganization agreement. For a discussion of the circumstances surrounding the merger and the factors considered by FBC’s board of directors in approving the reorganization agreement, see page  27.

Directors and Certain Shareholders of FBC are Subject to a Voting Agreement (page 21)

As of the record date, all of the directors of FBC (5 persons) and executive officers of FBC were entitled to vote 232,051 shares of FBC common stock, or approximately 26.2% of the outstanding shares of the common stock entitled to vote at the special meeting. Each of the directors has executed a Voting Agreement and Irrevocable Proxy, dated as of April 1, 2015, referred to as the “voting agreement” in this proxy statement/prospectus, pursuant to which each director agreed to vote his shares of FBC common stock in favor of approval of the merger pursuant to the reorganization agreement. In addition to the directors, certain shareholders of FBC have entered into the voting agreement. As of the record date, 714,098 shares of FBC common stock, or approximately 80.7% of the outstanding shares of FBC common stock entitled to vote at the FBC special meeting, are bound by the voting agreement. Accordingly, approval of the merger pursuant to the reorganization agreement is assumed.

Effective Time of the Merger (page 33)

The merger will become effective at the date and time specified in the certificate of merger to be filed with the Secretary of State of the State of Texas regarding the merger. If FBC shareholders approve the merger pursuant to the reorganization agreement at the special meeting, and if all necessary government approvals are obtained and the other conditions to the parties’ obligations to effect the merger are met or waived by the party entitled to do so, we anticipate that the merger will be completed in July 2015, although delays could occur.

We cannot assure you that the necessary shareholder and governmental approvals will be obtained or that the other conditions to completion of the merger can or will be satisfied.

Exchange of FBC Stock Certificates (page 34)

After the effective time of the merger, you will receive a letter of transmittal and instructions from Continental Stock Transfer & Trust Company, as exchange and transfer agent, describing the procedures for surrendering your stock certificates representing shares of FBC common stock in exchange for shares of First Financial common stock and, if applicable, cash, in accordance with the terms of the reorganization agreement. The shares of First Financial common stock issuable in exchange for the shares of FBC common stock will be issued solely in uncertificated book-entry form. You must carefully review and complete the transmittal materials from the exchange agent and return them as instructed along with your stock certificates representing shares FBC common stock or other satisfactory evidence of ownership specified by the exchange agent. Please do not send the exchange agent any stock certificates until you receive these instructions. Stock certificates delivered to the exchange agent without a properly completed letter of transmittal will be rejected and returned for corrective action.

Conditions to Completion of the Merger (page 38)

The reorganization agreement contains a number of conditions to the obligations of First Financial and FBC to complete the merger which must be satisfied as of the closing date of the merger, including, but not limited to, the following:

•	approval of the merger pursuant to the reorganization agreement by the requisite vote of the outstanding shares of FBC stock;

•	receipt of all required regulatory approvals of transactions contemplated by the reorganization agreement and all required consents, approvals, waivers and other assurances from non-governmental third parties;

•	the registration statement of which this proxy statement/prospectus forms a part has become effective and no stop order suspending its effectiveness is in effect and no proceedings for that purpose have been initiated and continuing or threatened by the SEC, and all necessary approvals under state securities laws relating to the issuance or trading of the First Financial common stock to be issued have been received;

•	the accuracy of each party’s representations and warranties contained in the reorganization agreement as of the closing date;

•	the absence of a material adverse change in the business, results of operations, financial condition, assets, properties, liabilities or reserves, of either party;

•	absence of certain litigation regarding either party; and

•	the performance or compliance in all material respects by each party with its respective covenants and obligations required by the reorganization agreement to be performed or complied with before the closing of the merger and receipt of a certificate signed by an appropriate representative of the other party to that effect.

In addition to the conditions listed above, First Financial’s obligation to complete the merger is subject to the satisfaction of the following conditions, among others:

•	each of the directors and certain senior officers of FBC and the First Bank must have executed a release agreement, releasing FBC and its successors and assigns from any and all claims of such directors and officers, subject to certain limited exceptions;

•	certain officers of First Bank must have fully executed an employment agreement with First Financial Bank dated as of the closing date of the merger;

•	each of the directors of FBC must have fully executed a director support agreement with First Financial;

•	each of the holders of outstanding FBC stock listed on the schedules to the reorganization agreement must have fully executed a voting agreement and irrevocable proxy;

•	generally, all of FBC’s employee benefit plans must have been terminated in accordance with the terms of such benefit plan and applicable laws;

•	FBC must have taken all actions required to redeem the Subordinated Promissory Notes due June 30, 2028 or otherwise requested by First Financial in connection with the redemption of the Subordinated Promissory Notes due June 30, 2028;

•	holders of not more than 5% of the outstanding shares of FBC common stock have dissented to the merger under the provisions of the Texas Business Organizations Code, referred to in this proxy statement/prospectus as the “TBOC;” and

•	each holder of a stock option to purchase common stock of FBC must have exercised such option or FBC must have cancelled any unexercised options.

Any condition to the completion of the merger, except the required shareholder and regulatory approvals, and the absence of an order or ruling prohibiting the merger, may be waived in writing by the party to the reorganization agreement entitled to the benefit of such condition. We cannot be certain when or if the conditions to the merger will be satisfied or waived, or that the merger will be completed.

Regulatory Approvals Required (page 50)

In addition, the acquisition of FBC by First Financial requires the approval of the Board of Governors of the Federal Reserve System (the “Federal Reserve”) and the OCC. On April 10, 2015, First Financial filed an application with the Federal Reserve to obtain approval of First Financial’s acquisition of FBC by virtue of the merger which the Federal Reserve approved on May 20, 2015. Additionally, on April 10, 2015, First Financial Bank and First Bank filed an application with the OCC to obtain approval of the merger of First Financial Bank and First Bank, which will immediately follow the merger of FBC Acquisition Corp., a wholly-owned subsidiary of First Financial, with and into FBC and the subsequent merger of FBC with and into First Financial, which the OCC approved on May 22, 2015. The U.S. Department of Justice has between 15 and 30 days following approval by the OCC to challenge the approval of the merger on antitrust grounds. While FBC and First Financial do not know of any reason that the Department of Justice would challenge regulatory approval by the Federal Reserve or the OCC and believe that the likelihood of such action is remote, there can be no assurance that the Department of Justice will not initiate such a proceeding, or if such a proceeding is initiated, as to the result of any such challenge.

Amendments or Waiver (page 44)

We may amend the reorganization agreement and each of us may waive our right to require the other party to adhere to any term or condition of the reorganization agreement other than regulatory and shareholder approvals. Generally, the consideration to be received by the shareholders of FBC pursuant to the reorganization agreement may not be decreased after the approval of the reorganization agreement without the further approval by FBC shareholders, except in accordance with the terms of the reorganization agreement. The reorganization agreement provides for a decrease in the purchase price without shareholder approval if FBC’s total consolidated shareholder equity is less than $14,705,000 on the business day immediately preceding the closing date after certain adjustments set forth in the reorganization agreement.

Termination of the Reorganization Agreement (page 44)

First Financial and FBC can mutually agree at any time to terminate the reorganization agreement without completing the merger. In addition, either First Financial or FBC may decide, without the consent of the other, to terminate the reorganization agreement if:

•	the merger has not been completed by December 31, 2015 or such later date approved by First Financial and FBC, unless the failure to complete the merger by that time is due to a material breach of the reorganization agreement by the party that seeks to terminate the reorganization agreement;

•	any of the transactions contemplated by the reorganization agreement are not approved by the appropriate regulatory authorities or if either party reasonably determines, in good faith and after consulting with counsel, there is substantial likelihood that any necessary regulatory approval will not be obtained or will be obtained only upon a condition or conditions could reasonably be expected to be materially burdensome on, or materially impair the anticipated benefits of the merger;

•	any order, decree or ruling or any other action which seeks to restrain, enjoin or prohibit the merger is issued, and such order, decree, ruling or other action is final and non-appealable;

•	there has been any material adverse change with respect to the other party;

•	the other party materially breaches its representations and warranties or any covenant or agreement contained in the reorganization agreement and such breach has not been cured within 30 days after the terminating party gives written notice of such failure to the breaching party;

•	the reorganization agreement and the transactions contemplated therein are not approved by the required vote of the shareholders of FBC at the special meeting; provided, that FBC may only terminate the reorganization agreement if the board of directors of FBC recommended that the shareholders of FBC vote in favor of the approval and adoption of the reorganization agreement and the transactions contemplated therein; or

•	the market price of First Financial’s common stock is less than $19.58 per share; provided, that should First Financial exercise its right, in its sole discretion, to make a counter offer so that the aggregate merger consideration (consisting of any combination of stock and cash, subject to certain tax limitations) is no less than $57.0 million, then FBC may not terminate the reorganization agreement in these circumstances.

In addition, First Financial may terminate the reorganization agreement, without the consent of FBC, if on or prior to July 15, 2015, certain environmental issues become apparent or the results of any environmental inspections or surveys of FBC properties identify certain potential or current violations of environmental laws or environmental law requires certain remedial or clean up action; FBC or First Bank enter into any formal or informal administrative actions with a governmental entity or any such action is threatened by a governmental entity; FBC has mailed this proxy statement/prospectus to its shareholders and FBC does not hold its special shareholders’ meeting within 60 days thereafter; the reorganization agreement is not approved by the required vote of shareholders of FBC; the board of directors of FBC fails to recommend that the shareholders vote in favor of approval of the reorganization agreement; or the individuals that executed a director support agreement or a voting agreement and irrevocable proxy have violated the terms thereof.

Some of the Directors and Officers of FBC Have Financial Interests in the Merger that Differ from Your Interests (page 43)

Some of the directors and officers of FBC have interests in the merger that differ from, or are in addition to, their interests as shareholders of FBC. The board of directors of FBC was aware of those interests and considered them in approving the reorganization agreement. Those interests include:

•	certain officers of First Bank, including its President and Chief Executive Officer, Sam W. Baker, have agreed to employment and non-competition agreements with First Financial Bank, which will become effective the first day following the closing date of the merger, whereby each individual is entitled to receive salary payments and to participate in all benefit plans available to employees of First Financial Bank;

•	the directors and officers of FBC and First Bank will receive continued indemnification and director and officer liability insurance coverage for a period of three (3) years after completion of the merger;

•	FBC has agreed to pay Sam W. Baker, First Bank’s President and Chief Executive Officer, a bonus of $200,000 for completing the merger;

•	each of FBC’s directors has entered into separate director support agreements with First Financial, effective as of April 1, 2015, which provide, among other things, that each director will support and not harm the goodwill of FBC, First Financial or any subsidiary of either FBC or First Financial or its customers and clients and will comply with the noncompetition and nonsolicitation obligations contained therein; and

•	certain directors and officers of FBC hold Subordinated Promissory Notes due June 30, 2028 of FBC, which will be redeemed in connection with the merger pursuant to the reorganization agreement.

Comparison of Rights of Shareholders of First Financial and FBC (page 54)

FBC is a Texas corporation and the rights of shareholders of FBC are governed by Texas law and FBC’s certificate of formation and bylaws. First Financial is a Texas corporation and the rights of First Financial shareholders are governed by Texas law and First Financial’s certificate of formation and bylaws. Upon completion of the merger, the shareholders of FBC will become shareholders of First Financial and their rights will be governed by First Financial’s certificate of formation and bylaws, in addition to Texas law. First Financial’s certificate of formation and bylaws will remain the same unless later altered, amended or repealed.

Dissenters’ Rights of Appraisal in the Merger (page 50)

As a shareholder of FBC, under Texas law you have the right to dissent from the merger and have the appraised fair value of your shares of FBC common stock paid to you in cash. The appraised fair value may be more or less than the value of First Financial common stock and cash, if any, FBC shareholders will receive for their shares of FBC common stock in the merger.

Persons having beneficial interests in FBC common stock held of record in the name of another person, such as a broker or bank, must act promptly to cause the record holder to take the actions required under Texas law to exercise your dissenter’s rights.

In order to dissent, you must carefully follow the requirements of the TBOC including giving the required written notice prior to the special meeting at which the vote on the reorganization agreement is taken. These steps are summarized under the caption “Proposal 1: Approval of the Reorganization Agreement—Dissenters’ Rights of FBC Shareholders” on page 50.

If you intend to exercise dissenters’ rights, you should carefully read the statutes and consult with your own legal counsel. You should also remember that if you return a signed proxy card, but fail to provide instructions as to how your shares of FBC common stock are to be voted, you will be considered to have voted in favor of the merger and the reorganization agreement and you will not be able to assert dissenters’ rights.

Also, if you exercise dissenters’ rights, you may have taxable income as a result, so you should consult with your own tax advisor if you intend to dissent. See “Proposal 1: Approval of the Reorganization Agreement—Material U.S. Federal Income Tax Consequences of the Merger—Dissenters.” If the merger pursuant to the reorganization agreement is approved by the shareholders of FBC, holders of FBC common stock who make a written objection to the merger prior to the FBC special meeting, vote against the approval of the merger pursuant to the reorganization agreement and properly make a written demand for payment following notice of the consummation of the merger will be entitled to receive the appraised fair value of their shares in cash under the TBOC.

The text of the provisions of the TBOC pertaining to dissenters’ rights is attached to this proxy statement/prospectus as Appendix C.

SELECTED HISTORICAL FINANCIAL DATA OF FIRST FINANCIAL

The following table sets forth selected historical financial data of First Financial as of and for the years ended December 31, 2014, 2013, 2012, 2011, and 2010, have been derived from our audited consolidated financial statements. The selected historical financial data as of March 31, 2015 and 2014 and for the three-month periods then ended are derived from First Financial’s unaudited interim financial statements, but First Financial’s management believes that such amounts reflect all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of its financial position and results of operations as of the dates and for the periods indicated. This information is only a summary and should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the notes thereto incorporated by reference into this proxy statement/prospectus from First Financial’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014 and Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2015. See “Where You Can find More Information” on page 68. The results of operations presented below or contained elsewhere in this proxy statement/prospectus are not necessarily indicative of the results of operations that may be achieved in the future.

	As of and for the Three Months Ended March 31,		Year Ended December 31,
	2015	2014	2014	2013	2012	2011	2010
(dollars in thousands, except per share data)	(unaudited)
Summary Income Statement Information:
Interest income	$52,069	$48,209	$198,539	$176,369	$159,796	$160,021	$149,699
Interest expense	970	1,036	4,181	4,088	5,112	8,024	13,528

Net interest income	51,099	47,173	194,358	172,281	154,684	151,997	136,171
Provision for loan losses	1,290	1,690	4,465	3,753	3,484	6,626	8,962
Noninterest income	15,897	16,405	66,624	62,052	57,209	51,438	49,478
Noninterest expense	33,943	32,448	137,925	126,012	109,049	104,624	98,256

Earnings before income taxes and extraordinary item	31,763	29,440	118,592	104,568	99,360	92,185	78,431
Income tax expense	7,766	7,104	29,033	25,700	25,135	23,816	20,068

Net earnings before extraordinary item	23,997	22,336	89,559	78,868	74,225	68,369	58,363
Extraordinary item	—	—	—	—	—	—	1,296

Net earnings	$23,997	$22,336	$89,559	$78,868	$74,225	$68,369	$59,659

Per Share Data:
Earnings per share, basic before extraordinary item	$0.37	$0.35	$1.40	$1.24	$1.18	$1.09	$0.94
Earnings per share, assuming dilution before extraordinary item	0.37	0.35	1.39	1.24	1.18	1.09	0.94
Earnings per share, basic	0.37	0.35	1.40	1.24	1.18	1.09	0.96
Earnings per share, assuming dilution	0.37	0.35	1.39	1.24	1.18	1.09	0.96
Cash dividends declared	0.14	0.13	0.55	0.52	0.50	0.48	0.46
Book value at period-end	11.01	9.63	10.63	9.18	8.84	8.08	7.03
Earnings performance ratios:
Return on average assets	1.64%	1.74%	1.65%	1.64%	1.75%	1.78%	1.75%
Return on average equity	14.00	15.02	14.00	13.75	13.85	14.44	13.74
Summary Balance Sheet Data (Period-end):
Securities	$2,689,640	$2,163,599	$2,416,297	$2,058,407	$1,820,096	$1,844,998	$1,546,242
Loans	2,938,707	2,698,717	2,937,991	2,689,448	2,088,623	1,786,544	1,690,346
Total assets	6,025,372	5,281,027	5,848,202	5,222,208	4,502,012	4,120,531	3,776,367
Deposits	4,837,007	4,234,281	4,750,255	4,135,075	3,632,584	3,334,798	3,113,301
Total liabilities	5,319,124	4,664,461	5,166,665	4,634,561	3,945,049	3,611,994	3,334,679
Total shareholders’ equity	706,248	616,566	681,537	587,647	556,963	508,537	441,688

	As of and for the Three Months Ended March 31,		Year Ended December 31,
	2015	2014	2014	2013	2012	2011	2010
(dollars in thousands, except per share data)	(unaudited)
Asset quality ratios:
Allowance for loan losses/period-end loans	1.29%	1.29%	1.25%	1.26%	1.67%	1.92%	1.84%
Nonperforming assets/period-end loans plus foreclosed assets	0.69	1.02	0.74	1.16	1.22	1.64	1.53
Net charge offs/average loans	0.04	0.14	0.06	0.15	0.15	0.20	0.35
Capital ratios:
Average shareholders’ equity/average assets	11.75%	11.58%	11.78%	11.95%	12.62%	12.30%	12.76%
Leverage ratio(1)	9.88	9.95	9.89	9.84	10.60	10.33	10.28
Tier 1 risk-based capital(2)	16.15	16.24	16.05	15.82	17.43	17.49	17.01
Total risk-based capital(3)	17.26	17.39	17.16	16.92	18.68	18.74	18.26
Dividend payout ratio	37.42	37.24	39.34	41.62	41.99	43.57	47.58

(1)	Calculated by dividing at period-end, shareholders’ equity (before accumulated other comprehensive earnings/loss) less intangible assets by fourth quarter average assets less intangible assets.
(2)	Calculated by dividing at period-end, shareholders’ equity (before accumulated other comprehensive earnings/loss) less intangible assets by risk-adjusted assets.
(3)	Calculated by dividing at period-end, shareholders’ equity (before accumulated other comprehensive earnings/loss) less intangible assets plus allowance for loan losses to the extent allowed under regulatory guidelines by risk-adjusted assets.

RISK FACTORS

In addition to general investment risks and the other information contained in or incorporated by reference into this proxy statement/prospectus, including the matters addressed under the section “A Warning About Forward-Looking Statements” beginning on page 19 and the matters discussed under the caption “Risk Factors” in Annual Report on Forms 10-K filed with the SEC by First Financial, for the year ended December 31, 2014, as updated by other reports filed with the SEC, you should carefully consider the following risk factors in deciding how to vote on the proposals presented in this proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 68.

The merger may not be completed.

Completion of the merger is subject to regulatory approval. First Financial cannot assure you that it will be successful in obtaining required regulatory approvals. If First Financial is not successful in obtaining required regulatory approvals, the merger will not be completed. If such regulatory approvals are received, there can be no assurance to the timing of those approvals or whether any conditions will be imposed that would result in certain closing conditions of the merger not being satisfied.

The consummation of the merger is also subject to other conditions precedent described in the reorganization agreement. If a condition of either party is not satisfied, the other party may be able to terminate the reorganization agreement and, in such case, the transaction would not be consummated. The parties cannot assure you that all of the conditions precedent in the reorganization agreement will be satisfied or that the merger will be completed.

The number of shares of First Financial common stock received as merger consideration will fluctuate, and shareholders of FBC may receive more or less value, depending upon increases and decreases in market price of First Financial’s common stock and the consolidated shareholders’ equity of FBC prior to closing.

The aggregate number of shares of First Financial stock issued to FBC shareholders in exchange for each share of FBC will fluctuate based upon changes in the market price of First Financial’s common stock and the consolidated shareholders’ equity of FBC prior to the closing of the merger. The consolidated shareholders’ equity of FBC at the time the merger is completed may vary from the consolidated shareholders’ equity at the date the reorganization agreement was executed, the date of this document and at the date of the shareholders’ meeting of FBC.

Changes in the value of the merger consideration may be the result of various factors, many of which are beyond the control of First Financial and FBC, including:

•	changes in the business, operations or prospects of First Financial, FBC or the combined company;

•	governmental and/or litigation developments and/or regulatory considerations;

•	governmental action affecting the banking and financial industry generally;

•	fluctuation in the market price of First Financial’s common stock; and

•	general market and economic conditions.

The merger may not be completed until a significant period of time has passed after the FBC’s shareholders’ meeting. At the time of the shareholder meeting, FBC shareholders will not know the exact number of shares or the value of the First Financial common stock that will be issued in connection with the merger.

The market price of First Financial common stock after the merger may be affected by factors different from those affecting FBC common stock or First Financial common stock currently.

The businesses of First Financial and FBC differ in some respects and, accordingly, the results of operations of the combined company and the market price of First Financial’s shares of common stock after the merger may be affected by factors different from those currently affecting the independent results of operations of each of First Financial and FBC. For a discussion of the business of First Financial and of certain factors to consider in connection with that business, see the documents incorporated by reference into this proxy statement/prospectus and referred to under “Where You Can Find More Information.”

Regulatory approvals may not be received, may take longer than expected or impose conditions that are not presently anticipated.

The Federal Reserve must approve First Financial’s acquisition of FBC and the OCC must approve the merger of First Bank with and into First Financial Bank. On April 10, 2015, First Financial filed an application with the Federal Reserve to obtain approval of the merger under the BHC Act and First Financial Bank and First Bank filed an application with the OCC to obtain approval of bank merger. First Financial received such approvals from the Federal Reserve and the OCC on May 20, 2015 and May 22, 2015, respectively. The Federal Reserve and the OCC considers, among other factors, the competitive impact of the merger, the financial and managerial resources of our companies and our subsidiary banks and the convenience and needs of the communities to be served. As part of that consideration, we expect that the Federal Reserve and OCC reviewed issues related to capital position, safety and soundness, and legal and regulatory compliance, including compliance with anti-money laundering laws.

Shareholders should bear in mind that regulatory approval reflects only the view that the merger does not contravene applicable competitive standards imposed by law, and that the merger is consistent with regulatory policies relating to safety and soundness. Further, regulatory approval is not an opinion that the proposed merger is favorable to the shareholders of either party to the merger from a financial point of view or that the regulatory authority has considered the adequacy of the terms of the merger. Regulatory approval is not an endorsement or recommendation of the merger.

FBC will be subject to business uncertainties while the merger is pending.

Uncertainty about the effect of the merger on employees and customers of FBC may have an adverse effect on FBC and its wholly-owned subsidiary, First Bank, and consequently on First Financial following completion of the merger. These uncertainties may impair FBC’s ability to attract, retain and motivate key personnel until the merger is completed, and could cause customers and others that deal with FBC to seek to change existing business relationships with FBC. Retention of certain employees of FBC and First Bank may be challenging while the merger is pending, as certain employees may experience uncertainty about their future roles with First Financial. If key employees depart, First Financial’s business following the merger could be harmed. See the section entitled “Proposal 1: Approval of the Reorganization Agreement—Conduct of Business Pending Effective Time” beginning on page 35 of this proxy statement/prospectus for a description of the restrictive covenants to which FBC is subject.

Combining our two banks may be more difficult, costly or time-consuming than we expect.

First Financial Bank and First Bank have historically operated and, until the bank merger is completed, will continue to operate, independently. It is possible that the integration process could result in the loss of key employees or disruption of each bank’s ongoing business or inconsistencies in standards, controls, procedures and policies that adversely affect our ability to maintain relationships with customers and employees or to achieve the anticipated benefits of the merger. As with any combination of banking institutions, there also may be business disruptions that cause us to lose customers or cause customers to take their deposits out of our banks. The success of the combined bank following the merger may depend in large part on the ability to integrate the two businesses, business models and cultures. If we are not able to integrate our operations successfully and timely, the expected benefits of the merger may not be realized.

Some of the directors and officers of FBC may have interests and arrangements that may have influenced their decisions to support or recommend that you approve the reorganization agreement and the transactions contemplated therein.

The interests of some of the directors and officers of FBC may be different from those of FBC shareholders, and such directors and officers may be participants in arrangements that are different from, or in addition to, those of FBC shareholders. These interests are described in more detail in the section of this proxy statement/prospectus entitled “Proposal 1: Approval of the Reorganization Agreement—Financial Interests of Directors and Officers of FBC in the Merger” beginning on page 43.

First Financial may fail to realize the cost savings estimated for the merger.

Although First Financial estimates that it will realize cost savings from the merger when integrated, it is possible that the estimates of the potential cost savings could turn out to be incorrect. For example, the combined purchasing power may not be as strong as expected, and therefore the cost savings could be reduced. In addition, unanticipated growth in First Financial’s business may require First Financial to continue to operate or maintain some facilities or support functions that are currently expected to be combined or reduced. The cost savings estimates also depend on our ability to combine the businesses of First Financial Bank and First Bank in a manner that permits those costs savings to be realized. If the estimates turn out to be incorrect or First Financial is not able to combine successfully the two banks, the anticipated cost savings may not be fully realized or realized at all, or may take longer to realize than expected.

FBC shareholders will have a reduced ownership and voting interest after the merger and will exercise less influence over management.

The merger will transfer control of FBC to First Financial and to the shareholders of First Financial. When the merger is completed, each FBC shareholder (other than dissenting shareholders) will become a shareholder of First Financial with a percentage ownership of First Financial much smaller than such shareholder’s percentage ownership of FBC. Because of this, FBC shareholders will have less influence on the management and policies of First Financial, and thus First Financial Bank, than they now have on the management and policies of FBC.

A WARNING ABOUT FORWARD-LOOKING STATEMENTS

Certain statements contained in this proxy statement/prospectus, including statements included or incorporated by reference in this proxy statement/prospectus, that are not statements of historical fact constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties. These forward-looking statements include information about possible or assumed future results of operations of First Financial after the merger is completed as well as information about the merger. Words such as “believes,” “expects,” “anticipates,” “estimates,” “intends,” “continue,” “should,” “may,” or similar expressions, or the negatives thereof, are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. Many possible events or factors could affect the future financial results and performance of each of our companies before the merger or First Financial after the merger, and could cause those results or performance to differ materially from those expressed in the forward-looking statements. These possible events or factors include, but are not limited to:

•	First Financial’s actual cost savings resulting from the merger are less than expected, First Financial is unable to realize those cost savings as soon as expected or First Financial incurs additional or unexpected costs;

•	First Financial’s revenues after the merger are less than expected;

•	deposit attrition, operating costs, customer loss and business disruption before and after the merger, including, without limitation, difficulties in maintaining relationships with employees, may be greater than First Financial expected;

•	competition among financial services companies may increase;

•	the risk that the businesses of First Financial Bank and First Bank will not be integrated successfully, or such integration may be more difficult, time-consuming or costly than expected;

•	the failure of FBC’s shareholders to approve the reorganization agreement;

•	the ability to obtain the governmental approvals of the merger on the proposed terms and schedule;

•	changes in the level of nonperforming assets and charge-offs;

•	changes in the interest rate environment reduce First Financial’s or FBC’s interest margins;

•	general business and economic conditions in the markets First Financial or FBC serves change or are less favorable than expected;

•	legislative or regulatory changes adversely affect First Financial’s or FBC’s businesses;

•	changes occur in business conditions and inflation;

•	changes in commodity prices (i.e., oil and gas, cattle and wind energy);

•	personal or commercial customers’ bankruptcies increase;

•	changes occur in the securities markets; and

•	technology-related changes are harder to make or more expensive than expected.

For other factors, risks and uncertainties that could cause actual results to differ materially from estimates and projections contained in forward-looking statements, please read the “Risk Factors” section of this proxy statement/prospectus.

A forward-looking statement may include a statement of the assumptions or bases underlying the forward-looking statement. We believe we have chosen these assumptions or bases in good faith and that they are reasonable. However, we caution you that assumptions or bases almost always vary from actual results, and the differences between assumptions or bases and actual results can be material. Therefore, we caution you not to place undue reliance on our forward-looking statements. The forward-looking statements are made as of the date of this proxy statement/prospectus or the date of the applicable document incorporated by reference into this proxy statement/prospectus. We undertake no obligation to publicly update or otherwise revise any forward-looking statements, whether as a result of new information, future events or otherwise.

GENERAL INFORMATION

This document constitutes a proxy statement of FBC and is being furnished to all record holders of FBC common stock in connection with the solicitation of proxies by the board of directors of FBC to be used at the special meeting of shareholders of FBC to be held on July 23, 2015. The purpose of the FBC special meeting is to consider and vote to approve the reorganization agreement, dated April 1, 2015, by and between First Financial and FBC, and the transactions contemplated by the reorganization agreement including, among other things, the merger of FBC Acquisition Corp.,a wholly-owned subsidiary of First Financial, with and into FBC, with FBC surviving the merger as a wholly-owned subsidiary of First Financial.

This document also constitutes a prospectus relating to the First Financial common stock to be issued to shareholders of FBC common stock upon completion of the merger.

FBC SPECIAL SHAREHOLDERS’ MEETING

Date, Place and Time of the Special Meeting

The special meeting of shareholders of FBC will be held on July 23, 2015 at 1:00 p.m., local time, at FBC’s office located at 1800 West White Oak Terrace, Conroe, Texas 77304. The special meeting may be postponed to another date or place for proper purposes, including for the purpose of soliciting additional proxies.

Purpose

The purpose of the special meeting are to consider and vote on the following:

1.	a proposal to approve the Agreement and Plan of Reorganization, dated April 1, 2015, by and between First Financial and FBC, pursuant to which FBC Acquisition Corp., a wholly-owned subsidiary of First Financial, will merge with and into FBC, with FBC surviving the merger as a wholly-owned subsidiary of First Financial, all on and subject to the terms and conditions contained therein; and

2.	any proposal to adjourn the special meeting to a later date or dates, if the board of directors of FBC determines such an adjournment is necessary to permit further solicitation of additional proxies.

At this time, the board of directors of FBC and the voting representatives are unaware of any matter, other than the matter set forth above, that may be presented for action at the special meeting.

Record Date; Shares Entitled to Vote

The close of business on June 19, 2015 is the record date. The holders of record of the outstanding shares of FBC common stock as of the close of business on the record date are entitled to notice of, and to vote at, the special meeting, or any postponement thereof. At the close of business on the record date, there were 884,600 shares of FBC common stock outstanding and entitled to vote at the special meeting. At the special meeting, the shareholders of FBC will be entitled to one vote for each share of common stock owned as of the close of business on the record date.

Quorum; Vote Required

The holders of a majority of the shares of FBC common stock entitled to vote at the special meeting must be present, either in person or by proxy, to constitute a quorum at the special meeting. Approval of the reorganization agreement requires the affirmative vote of the holders of at least two-thirds of the outstanding shares of FBC common stock entitled to vote. If you fail to vote, it will have the effect of a vote against the reorganization agreement.

Shares Held by Directors and Executive Officers

As of the record date, all of the directors of FBC (5 persons) and executive officers of FBC were entitled to vote 232,051 shares of FBC common stock, or approximately 26.2% of the outstanding shares of the common stock entitled to vote at the special meeting. Each of the directors has executed a Voting Agreement and Irrevocable Proxy, dated as of April 1, 2015, referred to as the “voting agreement” in this proxy statement/prospectus, pursuant to which each director agreed to vote his shares of FBC common stock in favor of approval of the merger pursuant to the reorganization agreement. In addition to the directors, certain shareholders of FBC have entered into the voting agreement. As of the record date, 714,098 shares of FBC common stock, or approximately 80.7% of the outstanding shares of FBC common stock entitled to vote at the FBC special meeting, are bound by the voting agreement. Accordingly, approval of the merger pursuant to the reorganization agreement by the FBC shareholders is assumed.

Voting and Revocation of Proxies

Any holder of record of shares of FBC common stock entitled to vote may submit a proxy by returning a signed proxy card by mail, or may vote in person by appearing at the special meeting. Proxies, in the form enclosed, which are properly executed and returned to FBC and not subsequently revoked, will be voted in accordance with the instructions indicated on the proxies. Any properly executed proxy on which voting instructions are not specified will be voted FOR the proposal to approve the merger pursuant to the reorganization agreement. The proxy also grants authority to the persons designated in such proxy to vote in accordance with their own judgment if an unscheduled matter is properly brought before the special meeting.

If you are a beneficial owner and hold your shares of FBC common stock in “street name” through a brokerage firm, bank, trust or other nominee, you should instruct your nominee on how you wish to vote your shares of FBC common stock using the instructions provided by your nominee. Under applicable rules, brokerage firms, banks, trusts and other nominees have the discretion to vote on routine matters. The merger proposal is a non-routine matter, and brokerage firms, banks, trusts and other nominees cannot vote on these proposals without your instructions. Therefore, it is important that you cast your vote or instruct your brokerage firm, bank, trust or other nominee on how you wish to vote your shares of FBC common stock.

If you do not return your proxy card or attend the special meeting, your shares of FBC common stock will not be voted, which will have the same effect as a vote against the merger. Even if you plan to attend the special meeting, if you hold your shares of FBC common stock in your own name as the shareholder of record, please vote your shares of FBC common stock by completing, signing, dating and returning the enclosed proxy card.

If you are the record holder of your shares, you may revoke any proxy given pursuant to this solicitation by the board of directors of FBC at any time before it is voted at the special meeting by:

•	giving written notice to the Secretary of FBC;

•	executing a proxy bearing a later date and filing that proxy with the Secretary of FBC at or before the special meeting; or

•	attending and voting in person at the special meeting.

All written notices of revocation and other communications with respect to revocation or proxies must be received by FBC no later than July 22, 2015, at 5:00 p.m. local time, which is the business day immediately prior to the special meeting and should be sent to: FBC Bancshares, Inc., 1800 West White Oak Terrace, Conroe, Texas 77304, Attention: Secretary. If you hold your shares in street name with a brokerage firm, bank, trust or other nominee, you must contact such brokerage firm, bank, trust or other nominee if you wish to revoke your proxy.

Your presence without voting at the special meeting will not automatically revoke your proxy, and any revocation during the special meeting will not affect votes previously taken.

The secretary of FBC will determine all questions as to validity, form, eligibility (including time of receipt) and acceptance of proxies. Its determination will be final and binding. The board of directors has the right to waive any irregularities or conditions as to the manner of voting. FBC may accept your proxy by any form of communication permitted by the TBOC so long as FBC is reasonably assured that the communication is authorized by you.

Shares Held in Street Name

Your brokerage firm, bank, trust or other nominee cannot vote your shares of FBC common stock for or against approval and adoption of the merger proposal unless you tell the brokerage firm, bank, trust or other nominee how you wish to vote. To tell your nominee how to vote, you should follow the directions that your nominee provides to you. Please note that you may not vote your shares of FBC common stock held in “street name” by returning a proxy card directly to FBC or by voting in person at the special meeting unless you provide a “legal proxy,” which you must obtain from your nominee. If you do not instruct your broker or other nominee on how to vote your shares of FBC common stock, your broker or other nominee may not vote your FBC common shares, which will have the same effect as a vote against the merger proposal for purposes of the required vote. You should therefore provide your brokerage firm, bank, trust or other nominee with instructions as to how to vote your shares of FBC common stock.

Solicitation of Proxies; Expenses

This proxy solicitation is made by the board of directors of FBC. FBC is responsible for its expenses incurred in preparing, assembling, printing and mailing this proxy statement/prospectus. Proxies will be solicited through the mail. Additionally, directors of FBC intend to solicit proxies personally or by telephone or other means of communication. The directors will not be additionally compensated. FBC will reimburse banks, brokers and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding the proxy materials to beneficial owners.

Recommendation of FBC’s Board of Directors

After considering various factors described in the section entitled “Proposal 1: Approval of the Reorganization Agreement—Recommendation of FBC’s Board of Directors and its Reasons for the Merger,” the board of directors of FBC has unanimously determined that the reorganization agreement and the transactions contemplated by the reorganization agreement, including the merger, are advisable and in the best interests of FBC’s shareholders and has adopted and approved the reorganization agreement and the transactions contemplated by the reorganization agreement, including the merger. The board of directors recommends that you vote “FOR” the proposal to adopt and approve the reorganization agreement.

Dissenters’ Rights

Holders of shares of FBC common stock are entitled to dissenters’ rights under Subchapter H of Chapter 10 of the TBOC, provided they satisfy the conditions set forth therein. For a more detailed discussion of your dissenters’ rights and the requirements for perfecting your dissenters’ rights, see “Proposal 1: Approval of the Reorganization Agreement—Dissenters’ Rights of FBC Shareholders” on page 50. In addition, a copy of Subchapter H of Chapter 10 of the TBOC is attached as Annex C to this proxy statement/prospectus.

PROPOSAL 1: APPROVAL OF THE REORGANIZATION AGREEMENT

The following information describes material aspects of the merger pursuant to the reorganization agreement. It is not intended to be a complete description of all information relating to the merger pursuant to the reorganization agreement and is qualified in its entirety by reference to more detailed information contained in the appendices to this document, including the reorganization agreement. A copy of the reorganization agreement is included as Appendix A and is incorporated herein by reference. You are urged to read the appendices in their entirety.

Terms of the Merger

Structure of Merger. The reorganization agreement provides for the acquisition of FBC and its wholly-owned subsidiary, First Bank, by First Financial. If (i) the shareholders of FBC approve the merger pursuant to the reorganization agreement at the special meeting, (ii) the required regulatory approvals are obtained and (iii) the other conditions to the parties’ obligations to effect the transactions contemplated by the reorganization agreement are met or waived by the party entitled to do so, we anticipate that the transactions contemplated by the reorganization agreement will be completed in July 2015, although delays could occur.

The first transaction contemplated by the reorganization agreements is the merger of FBC Acquisition Corp., a wholly-owned, transitory subsidiary of First Financial, with and into FBC, with FBC surviving the merger as a wholly-owned subsidiary of First Financial. As a result of the merger, holders of FBC common stock as of the effective time of the merger will be entitled to receive whole shares of First Financial common stock and, in some instances, cash, with additional cash payable in lieu of any fractional share. Following the merger, certificates for FBC common stock will only represent the right to receive the merger consideration pursuant to the reorganization agreement, and otherwise will be null and void.

Following immediately after the merger, First Financial will cause (i) FBC to merge with and into First Financial, with First Financial as the surviving entity and FBC ceasing its separate corporate existence and (ii) First Bank to merge with and into First Financial Bank, with First Financial Bank as the surviving bank and First Bank ceasing its separate corporate existence. As a result of the bank merger, the existing branches and main office of First Bank will become branches of First Financial Bank.

Consideration. The number of shares of First Financial common stock deliverable for each share of FBC common stock will be determined based on the average daily closing price of First Financial’s common stock on the NASDAQ Global Select Market for each of the twenty consecutive trading days ending on the fifth business day immediately preceding the closing date of the merger, referred to as the “FFIN Market Price” in this proxy statement/prospectus. Subject to the terms of the reorganization agreement, the general method for calculating the number of shares to be issued for each share of FBC common stock is to divide the aggregate merger consideration by (i) the number of shares of FBC common stock outstanding, less certain adjustments and (ii) the FFIN Market Price. Subject to the adjustments set forth in the reorganization agreement, the aggregate merger consideration will be determined as follows:

•	If the FFIN Market Price is equal to or exceeds $32.97, the aggregate merger consideration is fixed at $61.0 million;

•	If the FFIN Market Price exceeds $30.97, but is less than $32.97, then the aggregate merger consideration would fluctuate between $59.0 million and $61.0 million;

•

If the FFIN Market price is between $24.97 and $30.97, then the aggregate merger consideration is fixed at $59.0 million. For illustration purposes only and disregarding certain adjustments described in the reorganization agreement, based on First Financial’s closing stock price of $32.62 on June 17, 2015 and assuming that 884,600 shares of FBC common stock are outstanding at the effective time of the merger, FBC stockholders would have received 2.1 shares of First Financial common stock for each share of FBC common stock, which would have provided FBC stockholders with aggregate ownership, on a pro forma basis, of approximately 2.8% of the common stock of First Financial following the merger.;

•	If the FFIN Market Price is less than $24.97, but exceeds $22.97, then the aggregate merger consideration would fluctuate between $57.0 million and $59.0 million; and

•	If the FFIN Market Price is equal to or less than $22.97, the aggregate merger consideration is fixed at $57.0 million.

Regardless of the FFIN Market Price, the maximum number of shares of First Financial common stock that First Financial is required to issue under the reorganization agreement is 2,231,941 shares of First Financial common stock (the “FFIN Share Cap”). To the extent that the aggregate merger consideration due to the holders of FBC common stock pursuant to the reorganization agreement exceeds the value of shares of First Financial common stock equal to the FFIN Share Cap, First Financial may, in its sole discretion, (i) increase the number of shares of First Financial common stock issued in excess of the FFIN Share Cap, (ii) increase the number of shares of First Financial common stock issued in excess of the FFIN Share Cap and pay an additional cash amount, or (iii) pay an additional cash amount.

Consideration Examples. The following table, which is for illustration purposes only, provides examples of the consideration that would be payable to holders of FBC common stock based upon the FFIN Market Prices listed in the table. The table does not reflect all possible adjustments that may be made to the merger consideration that are set forth in the reorganization agreement including, without limitation, possible adjustments for the consolidated shareholders’ equity or that cash will be paid instead of fractional shares. The following table assumes that 884,600 shares of FBC common stock will be outstanding as of the effective time of the merger. The actual prices at which First Financial common stock trades will establish the actual FFIN Market Price. The actual trading price of First Financial common stock is subject to market fluctuations.

FFIN Market Price	Number of shares of First Financial common stock that each share of FBC common stock will be converted into the right to receive(1)(2)	Number of aggregate shares of First Financial common stock to be issued to holders of FBC common stock(2)	Estimated cash to be paid per share of FBC common stock	Estimated aggregate cash to be paid to holders of FBC common stock(2)	Aggregate value of merger consideration
$33.97	2.0300	1,795,702	$0	$0	$61.0 million
$32.97	2.0915	1,850,167	$0	$0	$61.0 million
$31.97	2.1216	1,876,759	$0	$0	$60.0 million
$30.97	2.1536	1,905,069	$0	$0	$59.0 million
$29.97	2.2255	1,968,635	$0	$0	$59.0 million
$27.97	2.3846	2,109,403	$0	$0	$59.0 million
$25.97	2.5231	2,231,941	$1.17	$1,036,492	$59.0 million
$24.97	2.5231	2,231,941	$3.69	$3,268,433	$59.0 million
$23.97	2.5231	2,231,941	$5.09	$4,500,374	$58.0 million
$22.97	2.5231	2,231,941	$6.48	$5,732,315	$57.0 million
$21.97	2.5231	2,231,941	$9.00	$7,964,256	$57.0 million

(1)	Rounded to the nearest ten-thousandth.
(2)	Assumes that First Financial will pay all cash for amounts due under the reorganization agreement if the FFIN Share Cap applies.

Downward Adjustment of Consideration. The aggregate merger consideration to be paid pursuant to the reorganization agreement will be reduced on a dollar-for-dollar basis in the event that FBC’s consolidated shareholders’ equity as of the close of business on the business day immediately preceding the closing date of the merger, after certain adjustments prescribed by the reorganization agreement have been made, is less than $14,705,000.

Dividend of Excess Shareholders’ Equity. To the extent that FBC’s consolidated shareholders’ equity as of the close of business on the business day immediately preceding the closing date of the merger, after certain adjustments prescribed by the reorganization agreement have been made, exceeds $14,705,000, FBC may dividend the excess amount to its shareholders prior to closing.

Debt Repayment. First Financial has also agreed to redeem all of FBC’s Subordinated Promissory Notes due June 30, 2028 within three business days of the closing date of the merger. The Subordinated Promissory Notes due June 30, 2028 had an aggregate outstanding principal balance of $13,125,000 as of April 1, 2015.

The actual merger consideration is subject to adjustment and may be higher or lower than the consideration described in the examples above. Because the per share merger consideration will be determined based upon the price of First Financial’s common stock and the adjusted consolidated shareholders’ equity of FBC, the amount of consideration you will receive will not be known at the time you vote on the reorganization agreement. Accordingly, you should read this proxy statement/prospectus carefully to understand the value of the consideration you will receive in the merger.

Background of the Merger

The FBC board of directors periodically has reviewed FBC’s performance, compared its performance with that of certain comparable institutions, reviewed the limited market activity in FBC’s common stock, considered various business opportunities and strategies available to FBC and discussed the general economic, regulatory, competitive and business pressures affecting FBC and First Bank. In addition, the FBC board of directors, on an informal basis and during strategic planning sessions, would periodically review merger and acquisition activity in the banking industry.

In November 2012, F. Scott Dueser, Chairman of the Board, President and Chief Executive Officer of First Financial, contacted Sam W. Baker, President of FBC and President and Chief Executive Officer of the First Bank, by telephone to preliminarily discuss a possible business combination between First Financial and First Bank (FBC had not been formed at that time). Messrs. Dueser and Baker spoke again by telephone in June 2013 for further discussions regarding a possible business combination. At each of these meetings, Mr. Baker, indicated that FBC was not ready to sell, but that FBC may be interested in a transaction in the future. Mr. Baker reported each of those conversations to H. J. Shands, III, Chairman of the Board of FBC and First Bank, who in turn disclosed them to FBC’s board of directors.

In September 2013, Mr. Baker introduced Mr. Dueser to Mr. Shands by telephone and the parties briefly discussed a proposed business combination and the possibility of FBC and First Bank moving forward with a transaction. In March 2014, Messrs. Shands and Baker visited Mr. Dueser in Abilene, Texas. At this initial visit, the parties discussed the opportunities presented by a business combination between their institutions, the overall banking marketplace in southeast Texas and contiguous markets, the communities in which FBC and First Bank does business, the structure and nature of First Bank, and various potential transaction structures. Messrs. Dueser and Shands met in person again on May 9, 2014 in Colorado Springs, Colorado in furtherance of discussions regarding a proposed transaction.

Following the March and May 2014 meetings, the parties continued discussions regarding the terms and structure of a proposed transaction. As these discussions progressed, on September 24, 2014, First Financial and FBC entered into a confidentiality agreement to facilitate the exchange of information. In October 2014, Mr. Shands along with Messrs. Joe C. Denman, III and M. Richard Warner, each a director of FBC and First Bank, approached Vining Sparks regarding providing financial advice to FBC in connection with a potential corporate transaction involving FBC.

The discussions between the parties and Vining Sparks then turned toward structuring a formal offer from First Financial to FBC regarding a proposed merger transaction, including a preliminary price range. On October 15, 2015, representatives of Vining Sparks provided FBC with its initial analysis regarding the preliminary pricing range and structure offered by First Financial, which analysis discussed the attractiveness of the proposal from a financial point of view. On October 22, 2014, First Financial submitted a formal offer to FBC in the form of a Letter of Intent. In the Letter of Intent, First Financial offered to purchase FBC for an aggregate purchase price of $59.0 million in the form of First Financial common stock, based on the market value of First Financial’s common stock at that time, and to pay FBC an additional $13.1 million to pay off its outstanding Subordinated Promissory Notes due June 30, 2028.

After input and recommendations of revisions to the Letter of Intent from the parties’ legal and financial advisors, FBC signed the revised Letter of Intent on October 22, 2014 and thereafter engaged Vining Sparks as its exclusive financial adviser in connection with the proposed transaction. This Letter of Intent had an expiration date of January 31, 2015 and a no-shop provision that prohibited FBC from pursuing and negotiating a transaction with another party during the term of the Letter of Intent.

Following the signing of the Letter of Intent, the executive management teams of First Financial and FBC met for dinner in The Woodlands, Texas on November 17, 2014 and discussed the proposed transaction.

During November and December 2014, the parties proceeded on an exclusive basis to perform regular and reverse due diligence investigations of each company and their respective subsidiaries. The two companies’ legal teams also began preparing and negotiating the terms of the reorganization agreement. During the due diligence period, First Financial conducted a thorough due diligence investigation of FBC. This due diligence investigation included on-site review of documents, files and other pertinent materials, including in-person meetings and discussions with key FBC personnel. FBC, together with its financial advisor, Vining Sparks and legal counsel, conducted a thorough reverse due diligence investigation of First Financial. This due diligence investigation included a review of current and historical public filings of First Financial and on-site review of material information and records of First Financial, as well as interviews with senior management.

In November 2014, the parties agreed that First Financial would directly repay FBC’s Subordinated Promissory Notes due June 30, 2028 rather than pay FBC cash for satisfying such debt obligations, as originally agreed.

From December 2014 through March 2015, management of First Financial and FBC negotiated the terms and conditions of the reorganization agreement, including, among other terms, the mix of consideration between stock and cash and price protection measures in the form of caps and collars applicable to the merger consideration. During this period, the term of the Letter of Intent was set to expire and First Financial and FBC agreed on January 14, 2015 to extend the deadline under the Letter of Intent until March 31, 2015 to allow the parties additional time to perform due diligence and negotiate the terms of the reorganization agreement.

The parties prepared several memoranda providing specific proposals of methodology for calculating the aggregate merger consideration and allocating risk related to any potential changes in First Financial’s market price, specifically in light of the recent volatility with the oil and gas industry and significant decreases in energy prices. After further negotiation, the parties agreed on a merger consideration calculation methodology based on a variable aggregate merger consideration with high and low collars of $61.0 million and $57.0 million, respectively, and a stock and cash mix based on any changes in First Financial’s average market value for a specified period prior to the closing date of the merger.

On March 16, 2015, FBC’s board of directors held a meeting to discuss the proposed transaction and the then current draft of the reorganization agreement. At that meeting, the FBC board of directors was briefed on the terms of reorganization agreement and the related agreements and had the opportunity to ask questions to FBC’s legal and financial advisors regarding terms and conditions of the transaction as set forth in the reorganization agreement. Vining Sparks also presented an analysis of the financial terms set forth in the reorganization agreement. Vining Sparks provided FBC’s board of directors with its opinion that consummation of the proposed transaction on those terms was fair to the shareholders of FBC from a financial point of view.

Following this discussion, and after due consideration and deliberation, the board of directors of FBC unanimously approved the transactions contemplated by the reorganization agreement, authorized the execution of the reorganization agreement and recommended the approval of the reorganization agreement and the transactions contemplated therein to the shareholders of FBC.

On April 1, 2015, First Financial and FBC entered into the definitive version of the reorganization agreement, the voting agreements and the director support agreements. FBC and First Financial also issued a press release announcing the transaction.

Recommendation of FBC’s Board and its Reasons for the Merger

FBC’s board of directors believes that the merger is in the best interest of FBC and its shareholders. Accordingly, FBC’s board of directors has unanimously approved the merger and the reorganization agreement and unanimously recommends that FBC’s shareholders vote FOR approval of the reorganization agreement.

In approving the reorganization agreement, FBC’s board of directors consulted with Vining Sparks with respect to the financial aspects and fairness of the merger consideration, from a financial point of view, to the holders of shares of FBC common stock and with its outside legal counsel as to its legal duties and the terms of the reorganization agreement. The board believes that combining with First Financial will create a stronger and more diversified organization that will provide significant benefits to FBC’s shareholders and customers alike.

The terms of the reorganization agreement, including the consideration to be paid to FBC’s shareholders, were the result of arm’s length negotiations between representatives of FBC and representatives of First Financial. In arriving at its determination to approve the reorganization agreement, FBC’s board of directors considered a number of factors, including the following:

•	FBC’s board of directors’ familiarity with and review of information concerning the business, results of operations, financial condition, competitive position and future prospects of FBC;

•	the current and prospective environment in which FBC operates, including national, regional and local economic conditions, the competitive environment for banks, thrifts and other financial institutions;

•	institutions generally and the increased regulatory burdens on financial institutions generally and the trend toward consolidation in the banking industry and in the financial services industry;

•	the financial presentation of Vining Sparks and the opinion of Vining Sparks, dated as of April 1, 2015, that, as of April 1, 2015, and subject to the assumptions, limitations and qualifications set forth in the opinion, the total aggregate merger consideration to be received from First Financial, consisting of First Financial common stock, valued between $57.0 and $61.0 million based on First Financial’s market price, with the possibility of cash consideration in the case of certain adjustments, is fair, from a financial point of view, to the shareholders of FBC (see “Proposal 1: Approval of the Reorganization Agreement—Opinion of FBC’s Financial Advisor,” beginning on page 28);

•	that shareholders of FBC will receive the merger consideration in shares of First Financial common stock, which are publicly traded on NASDAQ Global Select Market, contrasted with the absence of a public market for FBC’s common stock;

•	the treatment of the merger as a “reorganization” within the meaning of Section 368(a) of the Code with respect to the FBC common stock exchanged for First Financial common stock;

•	the results that FBC could expect to obtain if it continued to operate independently, and the likely benefits to shareholders of that course of action, as compared with the value of the merger consideration offered by First Financial;

•	the ability of First Financial to pay the aggregate merger consideration without a financing contingency and without the need to obtain financing to close the transaction;

•	the ability of First Financial to receive the requisite regulatory approvals in a timely manner;

•	the terms and conditions of the reorganization agreement, including the parties’ respective representations, warranties, covenants and other agreements, and the conditions to closing;

•	the likelihood that a merger with a larger holding company would provide the opportunity to realize economies of scale, increase efficiencies of operations and enhance the development of new products and services;

•	that some of FBC’s directors and executive officers have other financial interests in the merger in addition to their interests as FBC shareholders, including financial interests that are the result of compensation arrangements with FBC, the manner in which such interests would be affected by the merger, as well as the new employment agreements that certain of these persons entered into with First Financial in connection with the merger;

•	that any cash portion of the merger consideration will be taxable to FBC’s shareholders upon completion of the merger;

•	the requirement that FBC conduct its business in the ordinary course and the other restrictions on the conduct of the FBC’s business before completion of the merger, which may delay or prevent FBC from undertaking business opportunities that may arise before completion of the merger; and

•	that under the reorganization agreement FBC could not solicit competing proposals for the acquisition of FBC.

The reasons set out above for the merger are not intended to be exhaustive but include the material factors considered by the board of directors of FBC in approving the merger and the reorganization agreement. In reaching its determination, the board of directors of FBC did not assign any relative or specific weight to different factors and individual directors may have given weight to different factors. Based on the reasons stated above, the board of directors of FBC believes that the merger is in the best interest of FBC and its shareholders and therefore the board of directors of FBC unanimously approved the reorganization agreement and the merger. Each member of FBC’s board of directors has agreed to vote the stock of FBC which he or she has voting authority in favor of the reorganization agreement and the merger.

THE BOARD OF DIRECTORS OF FBC UNANIMOUSLY RECOMMENDS THAT YOU VOTE (I) FOR THE PROPOSAL TO APPROVE THE REORGANIZATION AGREEMENT AND (II)  FOR THE PROPOSAL TO ADJOURN THE SPECIAL MEETING, IF NECESSARY OR ADVISABLE, TO PERMIT FURTHER SOLICITATION OF PROXIES.

Opinion of FBC’s Financial Advisor

In October 2014, FBC engaged Vining Sparks IBG, LP. (“Vining Sparks”) to render financial advisory and investment banking services to FBC. Vining Sparks agreed to assist FBC in assessing the fairness, from a financial point of view, of the merger consideration in the proposed merger to the shareholders of FBC. FBC selected Vining Sparks because Vining Sparks is a nationally recognized investment banking firm with substantial experience in transactions similar to the merger and is familiar with FBC and its business. As part of its investment banking business, Vining Sparks is continually engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.

As part of its engagement, representatives of Vining Sparks participated in meetings of the FBC board of directors, at which the FBC board of directors evaluated the proposed merger. At these meetings, a Vining Sparks’ representative reviewed the financial aspects of the proposed merger and rendered an opinion that, as of April 1, 2015, the merger consideration offered to FBC’s shareholders in the merger was fair to the holders of FBC’s common stock from a financial point of view. The full text of Vining Sparks’ written opinion is attached as Appendix B to this proxy statement/prospectus and is incorporated herein by reference. FBC’s shareholders are urged to carefully read the opinion in its entirety for a description of the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Vining Sparks. The description of the opinion set forth below is qualified in its entirety by reference to the full text of such opinion.

For purposes of Vining Sparks’ opinion and in connection with its review of the proposed transaction, Vining Sparks has, among other things:

•	reviewed the terms of the reorganization agreement;

•	reviewed certain publicly available financial statements, both audited (where available) and unaudited, and related financial information of FBC and First Financial, including those included in their respective annual reports for the past two years and their respective quarterly reports for the past two years;

•	reviewed certain internal financial information and financial forecasts relating to the business, earnings, cash flows, assets and prospects of FBC furnished to Vining Sparks by FBC management;

•	held discussions with members of executive and senior management of FBC and First Financial concerning the past and current results of operations of FBC and First Financial, their respective current financial condition and managements’ opinion of their respective future prospects;

•	reviewed available analysts’ reports concerning First Financial;

•	compared First Financial’s recent operating results and pricing multiples with those of certain other publicly traded banks in Texas;

•	reviewed reported market prices, historical trading activity and trading volume of First Financial common stock;

•	reviewed the financial terms of merger and acquisition transactions, to the extent publicly available, involving financial institutions and financial institution holding companies that Vining Sparks deemed to be relevant; and

•	reviewed such other information, financial studies, analyses and investigations, as Vining Sparks considered appropriate under the circumstances.

In performing its review, Vining Sparks has assumed and relied, without independent verification, upon the accuracy and completeness of all of the financial and other information that has been provided to it by FBC and First Financial and their respective representatives, and of the publicly available information that was reviewed by it. Vining Sparks did not make an independent evaluation or appraisal of the assets, or the liabilities (contingent or otherwise) of FBC or First Financial, nor was Vining Sparks furnished with any such evaluation or appraisal. Vining Sparks is not an expert in the evaluation of allowances for loan losses and did not review any individual credit files and did not make an independent evaluation of the adequacy of the allowance for loan losses, and has relied on and assumed that the allowance for loan losses set forth in the balance sheets of FBC and First Financial is adequate to cover such losses and complied fully with applicable law, regulatory policy and sound banking practice as of the date of such financial statements.

Vining Sparks’ opinion is necessarily based on economic, regulatory, market and other conditions as in effect on, and the information made available to Vining Sparks as of, the date of its opinion. Events occurring after the date thereof, including but not limited to, changes affecting the securities markets, the results of operations or material changes in the assets or liabilities of FBC or First Financial could materially affect the assumptions used in preparing the opinion. Vining Sparks assumed that all of the representations and warranties contained in the reorganization agreement and all related agreements are true and correct, that each party to such agreements will perform all of the covenants required to be performed by such party under such agreements and that the conditions precedent in the reorganization agreement are not waived.

No limitations were imposed by FBC’s board of directors upon Vining Sparks with respect to the investigations made or procedures followed in rendering its opinion. Vining Sparks’ opinion as expressed herein is limited to the fairness, from a financial point of view, of the merger consideration to be received by the holders of FBC common stock in the merger and does not address FBC’s underlying business decision to proceed with the merger. Vining Sparks has been retained on behalf of the board of directors of FBC, and its opinion does not constitute a recommendation to any shareholder of FBC as to how such shareholder should vote at the special meeting with respect to the merger.

Vining Sparks relied upon the management of FBC as to the reasonableness of the financial and operating forecasts, and projections (and the assumptions and bases therefore) provided to or reviewed by Vining Sparks, and Vining Sparks assumed that such forecasts and projections reflect the best currently available estimates and judgments of FBC management. FBC does not publicly disclose internal management forecasts, projections or estimates of the type furnished to or reviewed by Vining Sparks in connection with its analysis of the financial terms of the proposed transaction, and such forecasts and estimates were not prepared with a view towards public disclosure. These forecasts and estimates were based on numerous variables and assumptions which are inherently uncertain and which may not be within the control of the management of FBC, including without limitation to, the general economic, regulatory and competitive conditions. Accordingly, actual results could vary materially from those set forth in such forecasts and estimates.

In rendering its opinion, Vining Sparks performed a variety of financial analyses. The following is a summary of the material financial analyses performed by Vining Sparks in connection with the preparation of its opinion and does not purport to be a complete description of all the analyses performed by Vining Sparks. The summary includes information presented in tabular format, which should be read together with the text that accompanies those tables. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, an opinion is not necessarily susceptible to partial analysis or summary description. Vining Sparks believes that its analyses must be considered as a whole and that selecting portions of such analyses and the factors considered therein, without considering all factors and analyses, or attempting to ascribe relative weights to some or all such factors and analyses, could create an incomplete view of the evaluation process underlying its opinion. In its analyses, Vining Sparks made numerous assumptions with respect to industry performance, business and economic conditions, and other matters, many of which are beyond the control of FBC, First Financial and Vining Sparks. Any estimates contained in Vining Sparks’ analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than such estimates. Estimates of values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold.

Summary of Proposal. Vining Sparks reviewed the financial terms of the proposed transaction. As discussed elsewhere in this proxy statement/prospectus, the FBC common stock will be converted into the right to receive the merger consideration pursuant to the terms of the reorganization agreement. If the FBC’s consolidated shareholders’ equity as of the close of business on the business day immediately preceding the closing date of the merger, after certain adjustments prescribed by the reorganization agreement have been made, is less than $14,705,000, then the merger consideration will be reduced on a dollar-for-dollar basis by the amount of such difference. As indicated in the reorganization agreement, FBC may dividend the excess amount if FBC’s consolidated shareholders’ equity exceeds $14,705,000. Additionally, First Financial has also agreed to redeem all of FBC’s Subordinated Promissory Notes due June 30, 2028 within three business days of the closing date of the merger. FBC’s Subordinated Promissory Notes due June 30, 2028 had an aggregate outstanding principal balance of $13,125,000 as of April 1, 2015. The total value of the merger consideration would have a minimum price of $57.0 million and a maximum price of $61.0 million. The number of shares of First Financial common stock deliverable for each share of FBC common stock will be determined based on the average daily closing price of First Financial’s common stock on the NASDAQ Global Select Market for each of the twenty consecutive trading days ending on the fifth business day immediately preceding the closing date of the merger.

Based on merger consideration of $59.0 million and a closing price of $26.80 at March 9, 2015, First Financial would issue 2,201,493 shares of First Financial common stock to the holders of shares of common stock of FBC. Based on 884,600 shares of FBC common stock outstanding (which includes the exercise of all options), each share of FBC common stock would be converted into 2.4887 shares of First Financial common stock. Merger consideration of $59.0 million represents a price to required equity of $14,705,000 of 4.01x, a price to required tangible equity of 4.06x, a price to 2014 earnings of 16.23x, a price to assets of 15.87% and a tangible premium on core deposits of 14.92%.

Analysis of Selected Public Companies. Vining Sparks used publicly available information to compare selected financial and market trading information for First Financial with those of a group of comparable publicly traded Texas banking organizations with total assets between $3 and $30 billion and a return on assets greater than 0.00%. The companies in First Financial’s peer group were as follows:

Company	Ticker	City	State
Cullen/Frost Bankers, Inc.	CFR	San Antonio	TX
Hilltop Holdings Inc.	HTH	Dallas	TX
Independent Bank Group, Inc.	IBTX	McKinney	TX
International Bancshares Corp.	IBOC	Laredo	TX
LegacyTexas Financial Group, Inc.	LTXB	Plano	TX
Prosperity Bancshares, Inc.	PB	Houston	TX
Southside Bancshares, Inc.	SBSI	Tyler	TX
Texas Capital Bancshares, Inc.	TCBI	Dallas	TX

To perform this analysis, Vining Sparks used financial information as of December 31, 2014, a price of $26.80 for First Financial (the closing price on March 9, 2015) and pricing data for the peer group as of March 9, 2015 obtained from SNL Financial LC. The following table sets forth the comparative financial and market data:

	First Financial		Peer Group Median
Total Assets (in millions)	$5,848.2		$10,719.5
Return on Average Assets	1.65%		1.06%
Return on Average Equity	14.00%		8.86%
Equity/Assets	11.65%		13.03%
Loans/Deposits	61.84%		69.45%
Loan Loss Reserve/Gross Loans	1.25%		0.73%
Nonperforming Assets/Assets	0.37%		0.28%
Efficiency Ratio	48.38%		55.94%
Price/Book Value Per Share	2.52	x	1.45	x
Price/Tangible Book Value Per Share	2.93	x	1.98	x
Price/Last 12 Months’ Earnings Per Share	19.3	x	16.8	x

Stock Trading History. Vining Sparks reviewed the closing per share market prices and volumes for First Financial common stock which is which is listed for trading on The NASDAQ Global Select Market under the symbol “FFIN” on a daily basis from March 10, 2014 to March 9, 2015.

For the period between March 10, 2014 and March 9, 2015, the closing price of First Financial common stock ranged from a low of $24.46 to a high of $32.54. The average closing price for the period was $29.12, the closing price on March 9, 2015 was $26.80 per share and the average daily trading volume for First Financial was 211,968 shares.

Analysis of Selected Bank Merger Transactions. Vining Sparks reviewed certain publicly available information regarding selected merger and acquisition transactions (the “Comparable Transactions”) announced from January 1, 2013 to March 9, 2015 involving Texas financial institutions with total assets between $25 million and $5 billion and a return on assets greater than 0.50%. The transactions included in the group are shown on the following chart. This data was obtained from SNL Financial LC.

Buyer	City	Seller	City
First Financial Bankshares, Inc.	Abilene	Orange Savings Bank, SSB	Orange
CBFH, Inc.	Beaumont	VB Texas, Inc.	Houston
Commercial Bancshares, Inc.	Humble	City State Bancshares, Inc.	Palacios
Goldthwaite Bancshares, Inc.	Goldthwaite	First National Bncshrs of Hico	Hico
R Corp Financial	Round Rock	Bertram Bancshares, Inc.	Bertram
Texas State Bankshares, Inc.	Harlingen	Border Capital Group, Inc.	McAllen
Prosperity Bancshares, Inc.	Houston	FVNB Corp.	Victoria
Independent Bank Group, Inc.	McKinney	Collin Bank	Plano
Cullen/Frost Bankers, Inc.	San Antonio	WNB Bancshares, Inc.	Odessa
Independent Bank Group, Inc.	McKinney	Live Oak Financial Corp.	Dallas
East West Bancorp, Inc.	Pasadena	MetroCorp Bancshares, Inc.	Houston
Independent Bank Group, Inc.	McKinney	BOH Holdings, Inc.	Houston
ViewPoint Financial Group	Plano	LegacyTexas Group, Inc.	Plano
Chalybeate Springs Corporation	Hughes Springs	Citizens State Bank	Tenaha
BancorpSouth, Inc.	Tupelo	Central Community Corporation	Temple
CBFH, Inc.	Beaumont	MC Bancshares, Inc.	Houston
Independent Bank Group, Inc.	McKinney	Houston City Bancshares, Inc.	Houston
Olney Bancshares of Texas	Olney	HBank Texas	Grapevine
Veritex Holdings, Inc.	Dallas	IBT Bancorp, Inc.	Irving

Vining Sparks reviewed the multiples of transaction value to stated book value, transaction value to tangible book value, transaction value to last twelve months earnings and tangible book premium to core deposits and calculated high, low, mean and median multiples for the Comparable Transactions. The median multiples were then applied to FBC’s required equity, earnings for 2014 and FBC’s assets and core deposits as of December 31, 2014 to derive an implied range of values of FBC. The following table sets forth the median multiples as well as the implied values based upon those median multiples.

	Comparable Transaction Median Multiple		Implied Value (in Thousands)
Transaction Value/Required Book Value	1.54	x	$22,646
Transaction Value/Required Tangible Book Value	1.67	x	$24,282
Transaction Value/2014 Earnings	17.53	x	$63,739
Transaction Value/Assets	16.56%		$61,580
Tangible Premium/Core Deposits	11.94%		$49,551

The transaction value of $59.0 million is within the range of implied values computed in using the Comparable Transactions, which supports the fairness of the transaction. No company or transaction used as a comparison in the above analysis is identical to FBC or the merger. Accordingly, an analysis of these results is not strictly mathematical. An analysis of the results of the foregoing involves complex considerations and judgments concerning differences in financial and operating characteristics of FBC and the companies included in the Comparable Transactions.

Present Value Analysis. Vining Sparks calculated the present value of theoretical future earnings of FBC and compared the transaction value to the calculated present value of FBC’s common stock on a stand-alone basis. Based on projected earnings for FBC for 2015 through 2019, and a discount rate of 12%, and including a residual value, the stand-alone present value of FBC equaled $51.8 million. The transaction value of $59.0 million is above this value, which supports the fairness of the transaction.

Discounted Cash Flow Analysis. Using a discounted cash flow analysis, Vining Sparks estimated the net present value of the future streams of after-tax cash flow that FBC could produce to benefit a potential acquiror, referred to as dividendable net income, and added a terminal value. Based on projected earnings for FBC for 2015 through 2019, Vining Sparks assumed after-tax distributions to a potential acquiror such that its tier 1 leverage ratio would be maintained at 7.00%. The terminal values for FBC were calculated based on FBC’s projected 2019 equity and earnings, the median price to book and median price to earnings multiples paid in the Comparable Transactions and utilized discount rate of 12%. This discounted cash flow analysis indicated implied values of $36.5 million and $56.0 million. The transaction value of $59.0 million is above these values, which supports the fairness of the transaction.

In the two years prior to the issuance of this opinion, Vining Sparks has not had a material relationship with FBC or First Financial where compensation was received or that it contemplates will be received after closing of the transaction. Pursuant to the terms of an engagement letter with FBC, Vining Sparks received a fee of $50,000 upon delivery of its opinion. Vining Sparks’ fee was not contingent upon consummation of the merger. In addition, FBC agreed to indemnify Vining Sparks against certain liabilities and expenses arising out of or incurred in connection with its engagement, including liabilities and expenses which may arise under the federal securities laws.

First Financial’s Reasons for the Merger

As a part of First Financial’s growth strategy, First Financial routinely evaluates opportunities to acquire financial institutions. The acquisition of FBC and its wholly-owned subsidiary First Bank is consistent with First Financial’s expansion strategy. First Financial’s board of directors, senior management and certain lenders reviewed the business, financial condition, results of operation and prospects for First Bank, the market condition of the market area in which First Bank conducts business, the compatibility of the management and the proposed financial terms of the transaction. In addition, management of First Financial believes that the transaction will expand First Financial’s footprint in the Conroe and the southeast Texas area, provide opportunities for future growth and provide the potential to realize cost savings. First Financial’s board of directors also considered the financial condition and valuation for both FBC and First Financial as well as the financial and other effects the transaction would have on First Financial’s shareholders.

While management of First Financial believes that revenue opportunities will be achieved and costs savings will be obtained following the transaction, First Financial has not quantified the amount of enhancements or projected the areas of operation in which such enhancements will occur.

In view of the variety of factors considered in connection with its evaluation of the transaction, the First Financial board did not find it useful to and did not attempt to quantify, rank or otherwise assign relative weights to factors it considered. Further, individual directors may have given differing weights to different factors. In addition, the First Financial board did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to its ultimate determination. Rather, the board conducted an overall analysis of the factors it considered material, including thorough discussions with, and questioning of, First Financial’s management.

Effective Time of the Merger

The merger will become effective at the date and time specified in the certificate of merger to be filed with the Secretary of State of the State of Texas regarding the merger. If the shareholders of FBC approve the merger pursuant to the reorganization agreement at the special meeting, and if all required regulatory approvals are obtained and the other conditions to the parties’ obligations to effect the merger are met or waived by the party entitled to do so, we anticipate that the merger will be completed in July 2015, although delays could occur. We cannot assure you that we can obtain the necessary shareholder and regulatory approvals or that the other conditions to completion of the merger set forth in the reorganization agreement can or will be satisfied.

Exchange of FBC Stock Certificates

Promptly after the effective time of the merger, First Financial will deposit with or make available to Continental Stock Transfer & Trust Company, as exchange and transfer agent, shares of First Financial common stock and cash to be exchanged for shares of FBC common stock in accordance with the reorganization agreement (the “Exchange Fund”). With the intent to be within five days of the effective time of the merger, First Financial will cause the exchange agent to mail to each record holder of FBC common stock a letter of transmittal and instructions describing the procedures for surrendering stock certificates representing shares of FBC common stock in exchange for shares of First Financial common stock and, if applicable, cash. The shares of First Financial common stock issuable in exchange for the shares of FBC common stock will be issued solely in uncertificated book-entry form. Please do not send the exchange agent any stock certificates until you receive these instructions. Stock certificates delivered to the exchange agent without a properly completed letter of transmittal will be rejected and returned for corrective action.

Until surrendered in accordance with the instructions of the exchange agent, other than shares of FBC common stock subject to the exercise of dissenters’ rights, each stock certificate representing shares of FBC common stock will represent after the effective time of the merger only the right to receive, without interest, the merger consideration and any cash in lieu of a fractional share of First Financial common stock to be issued or paid upon surrender of such stock certificate and any dividends or distributions to which such holder is entitled pursuant to the reorganization agreement. Subject to the terms of the reorganization agreement, each record holder of FBC common stock will generally be entitled to receive without interest, the amount of dividends or other distributions with a record date after the effective time of the merger that are payable with respect to whole shares of First Financial common stock.

If any certificate representing shares of FBC common stock is lost, stolen or destroyed, upon the making of an affidavit of such fact by the person claiming the certificate to be lost, stolen or destroyed and, if required by First Financial or the exchange agent, the posting by such person of a bond in such amount as the exchange agent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such certificate, the exchange agent will issue in exchange for the lost, stolen or destroyed certificate the merger consideration, cash in lieu of fractional shares and any dividends or other distributions that have been payable or become payable in respect of the shares of First Financial common stock represented by that certificate pursuant to the reorganization agreement.

Any portion of the Exchange Fund that remains unclaimed by the shareholders of FBC at the expiration of six months after the effective time of the merger will be paid to First Financial. In such event, any former shareholders of FBC who have not previously complied with the exchange procedures set forth in the reorganization agreement and instructions from the exchange agent will look only to First Financial with respect to the merger consideration, any cash in lieu of any fractional shares and any unpaid dividends and distributions on the First Financial common stock as determined pursuant to the reorganization agreement, in each case, without any interest.

First Financial and the exchange agent, as the case may be, will be entitled to deduct and withhold, if necessary, from any consideration payable pursuant to the reorganization agreement to any holder of FBC common stock such amounts as First Financial or the exchange agent is required to deduct or withhold under applicable tax laws, and any such withheld amounts that are paid to the appropriate taxing authorities will be treated for purposes of the reorganization agreement as having been paid to the holder of FBC common stock from whom such amounts were deducted or withheld.

Conduct of Business Pending Effective Time

From the date of the reorganization agreement to and including the closing date of the merger, unless otherwise permitted in writing by First Financial, FBC will, and will cause First Bank to:

•	operate (including, without limitation, the making of, or agreeing to make, any loans or other extensions of credit) only in the ordinary course of business and consistent with past practices and safe and sound banking principles;

•	except as required by prudent business practices, use all commercially reasonable efforts to preserve its business organization intact and to retain its present directors, officers, employees, key personnel and customers, depositors and goodwill and to maintain all assets owned, leased or used by it (whether under its control or the control of others), in good operating condition and repair, ordinary wear and tear excepted;

•	perform all of its obligations under any material contracts, leases and documents relating to or affecting its assets, properties and business, except such obligations as FBC or First Bank may in good faith reasonably dispute;

•	maintain in full force and effect all insurance policies now in effect or renewals thereof and give all notices and present all claims under all insurance policies in due and timely fashion;

•	timely file, subject to extensions, all reports required to be filed with governmental authorities and observe and conform, in all material respects, to all applicable laws, except those being contested in good faith by appropriate proceedings;

•	timely file, subject to extensions, all tax returns required to be filed by it and promptly pay all taxes, assessments, governmental charges, duties, penalties, interest and fines that become due and payable, except those being contested in good faith by appropriate proceedings;

•	withhold from each payment made to each of its employees, independent contractors, creditors and other third parties the amount of all taxes required to be withheld therefrom and pay the same to the proper tax receiving officers;

•	account for all transactions and prepare all financial statements in accordance with generally accepted accounting principles of the United States (“GAAP”) (unless otherwise instructed by regulatory accounting principles in which instance account for such transaction in accordance with regulatory accounting principles (“RAP”));

•	promptly classify and charge off loans and make appropriate adjustments to loss reserves in accordance with the instructions to the Consolidated Report of Condition and Income and the Uniform Retail Credit Classification and Account Management Policy;

•	maintain the allowance for loan losses account for First Bank in an amount adequate in all material respects to provide for all losses, net of recoveries relating to loans previously charged off, on all outstanding loans of First Bank and in compliance with applicable regulatory requirements; provided further, that such allowance for loan losses, as determined in accordance with GAAP and RAP, shall not be less than $3,479,135;

•	pay or accrue all costs, expenses and other charges to be incurred in connection with the merger, including, but not limited to, all legal fees, accounting fees, consulting fees and brokerage fees, prior to the deadline set forth in the reorganization agreement; and

•	ensure that all accruals for taxes are accounted for in the ordinary course of business, consistent with past practices and in accordance with GAAP (unless otherwise instructed by RAP in which case such accrual will be accounted for in accordance with RAP).

From the date of the reorganization agreement to closing, unless permitted by the reorganization agreement or First Financial consents in writing, FBC will not, and will not allow First Bank to:

•	take or fail to take any action that would cause the representations and warranties made in the reorganization agreement to be inaccurate at the time of the closing or preclude FBC from making such representations and warranties at the time of the closing;

•	merge into, consolidate with or sell its assets to any other person or entity, change FBC’s certificate of formation, First Bank’s articles of association or bylaws of either FBC or First Bank, increase the number of shares of FBC common stock or First Bank stock outstanding (other than by exercise of a stock option to purchase common stock of FBC) or increase the amount of First Bank’s surplus (as calculated in accordance with the instructions to the Consolidated Report of Condition and Income);

•	except as explicitly permitted by the reorganization agreement or in accordance with applicable law or pursuant to a contract existing as of the date of the reorganization agreement, engage in any transaction with any affiliated person or allow such persons to acquire any assets from FBC or First Bank, except (i) in the form of wages, salaries, fees for services, reimbursement of expenses and benefits already granted or accrued under an employee benefit plan currently in effect, or (ii) any deposit (in any amount) made by an officer, director or employee;

•	declare, set aside or pay any dividends or make any other distribution to its shareholders (including any share dividend, dividends in kind or other distribution) whether in cash, shares or other property or purchase, retire or redeem, or obligate itself to purchase, retire or redeem, any of its capital shares or other securities, except (i) First Bank may make certain distributions specifically contemplated in the reorganization agreement, and (ii) FBC may declare and pay distributions to its shareholders;

•	discharge or satisfy any lien, charge or encumbrance or pay any obligation or liability, whether absolute or contingent, due or to become due, except in the ordinary course of business consistent with past practices and except for liabilities incurred in connection with the transactions contemplated hereby;

•	issue, reserve for issuance, grant, sell or authorize the issuance of any shares of its capital stock or other securities or subscriptions, options, warrants, calls, rights or commitments of any kind relating to the issuance thereto;

•	accelerate the vesting of pension or other benefits in favor of employees of First Bank except according to an employee benefit plan or as otherwise contemplated by the reorganization agreement or as required by applicable law;

•	acquire any capital stock or other equity securities or acquire any equity or ownership interest in any bank, corporation, partnership or other entity (except (i) through settlement of indebtedness, foreclosure, or the exercise of creditors’ remedies or (ii) in a fiduciary capacity, the ownership of which does not expose it to any liability from the business, operations or liabilities of such person);

•	mortgage, pledge or subject to lien, charge, security interest or any other encumbrance or restriction any of its property, business or assets, tangible or intangible except (i) statutory liens not yet delinquent, (ii) consensual landlord liens, (iii) minor defects and irregularities in title and encumbrances that do not materially impair the use thereof for the purpose for which they are held, and (iv) pledges of assets to secure public funds deposits;

•	sell, transfer, lease to others or otherwise dispose of any of its assets (except any sales of securities or sales of loans in the ordinary course of business) consistent with past practices, or cancel or compromise any debt or claim, or waive or release any right or claim of a value in excess of $50,000;

•

make any change in the rate or timing of payment of compensation, commission, bonus or other direct or indirect remuneration payable, or pay or agree or orally promise to pay, conditionally or otherwise, any bonus, extra compensation, pension or severance or vacation pay, to or for the benefit of any of its shareholders, directors, officers, employees or agents, other than periodic increases in compensation consistent with past practices, and bonuses, commissions, and incentives consistent with past and normal First Bank practices to First Bank employees and officers, except that FBC and First Bank, shall be permitted to (i) pay all bonus amounts that are accrued for the benefit of officers of First Bank in accordance with past and normal First Bank practices from January 1, 2015 through the last calendar day of the month immediately preceding the month in which the closing occurs, and (ii) contribute to First Bank’s 401(k) profit sharing plan all amounts that are accrued for the benefit of participants in such plan in accordance with past and normal Bank practices from January 1, 2015 through the last calendar day of the month immediately preceding the month in which the closing occurs;

•	enter into any employment or consulting contract (other than as contemplated by the terms of the employee benefit plans or the reorganization agreement) or other agreement with any current or proposed director, officer or employee or adopt, amend in any material respect or terminate any pension, employee welfare, retirement, stock purchase, stock option, phantom stock, stock appreciation rights, termination, severance, income protection, golden parachute, savings or profit-sharing plan (including trust agreements and insurance contracts embodying such plans), any deferred compensation, or collective bargaining agreement, any group insurance contract or any other incentive, welfare or employee benefit plan or agreement for the benefit of its directors, employees or former employees, except as required by applicable law or by the reorganization agreement;

•	make any capital expenditures or capital additions or betterments in excess of an aggregate of $50,000;

•	hire or employ any person as a replacement for an existing position with an annual salary equal to or greater than $50,000 or hire or employ any person for any newly created position;

•	sell or dispose of, or otherwise divest itself of the ownership, possession, custody or control, of any corporate books or records of any nature that, in accordance with sound business practice, normally are retained for a period of time after their use, creation or receipt, except at the end of the normal retention period;

•	make any, or acquiesce with any, change in any (i) credit underwriting standards or practices, including loan loss reserves, (ii) asset liability management techniques, (iii) accounting methods, principles or material practices, except as required by changes in GAAP as concurred in by FBC’s independent auditors, or as required by any applicable regulatory authority, or (iv) tax election, change in taxable year, amendment of a tax return, settlement of any tax claim or assessment relating to FBC or First Bank, or surrender any claim to a refund;

•	reduce the amount of First Bank’s allowance for loan losses except through charge offs;

•	sell (but payment at maturity is not a sale) or purchase any investment securities, other than purchases of obligations of the U.S. Treasury (or any agency thereof) with a duration of four (4) years or less and an AA rating by at least one nationally recognized ratings agency;

•	make, commit to make, renew, extend the maturity of, or alter any of the material terms of any loan in excess of $500,000, but First Financial will be deemed to have given its consent unless First Financial timely objects to such transaction; or

•	enter into any acquisitions or leases of real property, including new leases and lease extensions.

For a complete description of such restrictions on the conduct of the business of FBC, we refer you to the reorganization agreement, which is attached as Appendix A to this proxy statement/prospectus.

No Solicitation

FBC agreed that neither it, nor First Bank, nor any of their respective directors or officers will take any action to:

•	initiate, solicit, encourage or otherwise facilitate any inquiries, provide any information to or negotiate with any other party any proposal or offer that constitutes, or may reasonably be expected to lead to an acquisition proposal;

•	enter into or maintain or continue discussions or negotiate with any person in furtherance of such inquiries or to obtain an acquisition proposal; or

•	approve, recommend, or endorse any acquisition proposal, or authorize or permit any of its or their directors or officers to take any such action.

FBC and First Bank agreed to notify First Financial in writing within one business day after receipt of any unsolicited inquiries or acquisition proposals.

Conditions to Completion of the Merger

The reorganization agreement contains a number of conditions to the obligations of First Financial and FBC to complete the merger which must be satisfied as of the closing date of the merger, including, but not limited to, the following:

•	approval of the merger pursuant to the reorganization agreement by the requisite vote of the outstanding shares of FBC stock;

•	receipt of all required regulatory approvals of transactions contemplated by the reorganization agreement and all required consents, approvals, waivers and other assurances from non-governmental third parties;

•	the registration statement of which this proxy statement/prospectus forms a part has become effective and no stop order suspending its effectiveness is in effect and no proceedings for that purpose have been initiated and continuing or threatened by the SEC, and all necessary approvals under state securities laws relating to the issuance or trading of the First Financial common stock to be issued have been received;

•	the accuracy of each party’s representations and warranties contained in the reorganization agreement as of the closing date;

•	the absence of a material adverse change in the business, results of operations, financial condition, assets, properties, liabilities or reserves, of either party;

•	absence of certain litigation regarding either party; and

•	the performance or compliance in all material respects by each party with its respective covenants and obligations required by the reorganization agreement to be performed or complied with before the closing of the merger and receipt of a certificate signed by an appropriate representative of the other party to that effect.

In addition to the conditions listed above, First Financial’s obligation to complete the merger is subject to the satisfaction of the following conditions:

•	each of the directors and certain senior officers of FBC and the First Bank must have executed a release agreement, releasing FBC and its successors and assigns from any and all claims of such directors and officers, subject to certain limited exceptions;

•	certain officers of First Bank must have fully executed an employment agreement with First Financial Bank dated as of the closing date of the merger;

•	each of the directors of FBC must have fully executed a director support agreement with First Financial;

•	each of the holders of outstanding FBC stock listed on the schedules to the reorganization agreement must have fully executed a voting agreement and irrevocable proxy;

•	generally, all of FBC’s employee benefit plans must have been terminated in accordance with the terms of such benefit plan and applicable laws;

•	FBC must have taken all actions required to redeem the Subordinated Promissory Notes due June 30, 2028 or otherwise requested by First Financial in connection with the redemption of the Subordinated Promissory Notes due June 30, 2028, other than payment of the outstanding principal amount;

•	holders of not more than 5% of the outstanding shares of FBC common stock have dissented to the merger under the provisions of the TBOC; and

•	each holder of a stock option to purchase common stock of FBC must have exercised such stock option or FBC must have cancelled any unexercised options.

Any condition to the completion of the merger, except the required shareholder and regulatory approvals, and the absence of an order or ruling prohibiting the merger, may be waived in writing by the party to the reorganization agreement entitled to the benefit of such condition. We cannot be certain when or if the conditions to the merger will be satisfied or waived, or that the merger will be completed.

Additional Agreements

In addition to the agreements described above, First Financial and FBC each agreed in the reorganization agreement to take certain other actions, including but not limited to:

•	take all reasonable actions to aid and assist in the completion of the merger and use commercially reasonable efforts to take or cause to be taken all other actions necessary, proper or advisable to complete the transactions contemplated by the reorganization agreement, including such actions which are necessary, proper or advisable in connection with filing applications with, or obtaining approvals from all regulatory authorities having jurisdiction over the transactions contemplated by the reorganization agreement;

•	notify each other in writing if one becomes aware of any fact or condition that makes untrue, or shows to have been untrue, in any material respect, any schedule or any other information furnished to either party or any representation or warranty made in pursuant to the reorganization agreement or that resulting in the failure of either party to comply with any covenant, condition, or agreement contained in the reorganization agreement;

•	notify each other in writing of, any litigation, or any claim controversy or contingent liability that might be expected to become the subject of litigation, against FBC, First Bank, or First Financial;

•	notify each other in writing if any change or development has occurred or, to the knowledge of FBC or First Financial, been threatened that is likely to have a material adverse effect;

•	cooperate with each other in connection with the filing of tax returns or any proceeding with respect to taxes;

•	use commercially reasonable efforts to obtain any certificate or other document from any governmental entity or any other person as may be necessary to mitigate, reduce or eliminate any tax that could be imposed; and

•	provide supplemental disclosure schedules at least ten days prior to the closing.

FBC agreed in the reorganization agreement to take certain other actions, including, but not limited to:

•	provide First Financial all information concerning FBC required for inclusion in this proxy statement/prospectus, or any other application, filing, statement or document to be made or filed in connection with the reorganization agreement and the other transactions contemplated by the reorganization agreement;

•	provide First Financial access to all of the properties, books and records of FBC, including the right to conduct environmental inspections on properties of FBC;

•	furnish to First Financial all Consolidated Report of Condition and Income filed by First Bank;

•	furnish each tax return for either FBC or First Bank;

•	furnish the audited consolidated balance sheet, audited consolidated statement of income and changes in shareholder’s equity of FBC, and statement of cash flows all for the year end December 31, 2014;

•	furnish unaudited month-end financial statements of FBC;

•	provide an extended reporting period (otherwise known as “tail coverage”) policy, with terms and coverage reasonable for such policies, covering directors and officers of FBC and First Bank for a period of not less than three years after the effective time of the merger;

•	take such actions as First Financial requests to cause the amendment or termination of any of FBC’s employee benefit plans and First Financial agreed that the employees of First Bank who continue their employment with First Financial or its subsidiaries after the closing of the merger will be entitled to participate in certain employee benefit plans of First Financial;

•	make such accounting entries consistent with GAAP as First Financial may reasonably request in order to conform the accounting records of FBC and First Bank to the accounting policies and practices of First Financial, but such adjustments will not affect the calculation of FBC’s merger consideration;

•	use, and cause First Bank, its best efforts to ensure that current data processing contracts and contracts related to the provision of other electronic banking services will be terminated on a mutually agreeable date after the merger is consummated;

•	use its commercially reasonable efforts to obtain all consents, approvals, authorizations or waivers as described on the disclosure schedule;

•	cooperate and assist First Financial in preparing a registration statement relating to the shares of First Financial common stock to be issued as part of the consideration in the merger, and this proxy statement/prospectus, and filing the registration statement and the proxy statement/prospectus with the SEC;

•	recommend to the FBC shareholders that they approve the merger and any other matters related to this transaction;

•	include the income of First Bank on FBC’s federal tax returns and state income and franchise tax returns for all periods through the end of the closing date of the merger and pay any federal and state taxes attributable to such income;

•	furnish tax information to First Financial for inclusion in First Financial’s federal consolidated income tax return for the period beginning after the closing date of the merger;

•	allow First Financial and its counsel to participate in any audit of FBC’s federal or state tax returns to the extent that such returns relate to FBC or First Bank and could reasonably be expected to increase or decrease taxes of First Financial;

•	not to file to take any position on any of its or First Bank’s tax returns with respect to a taxable period of FBC or First Bank prior to or including the closing date of the merger that could reasonably be expected to increase the liability of First Financial and its affiliates for a taxable period beginning after the closing date of the merger without the prior consent of First Financial;

•	pay all taxes in connection with the consummation of the merger;

•	take all actions prior to closing that are required to redeem the Subordinated Promissory Notes due June 30, 2028 or otherwise requested by First Financial in connection with the redemption of the Subordinated Promissory Notes due June 30, 2028, other than payment of the outstanding principal amount;

•	meet with senior officers of First Financial on a reasonably regular basis to review the financial and operational affairs of First Bank, and the parties agreed to use their reasonable best efforts to plan the integration of First Bank with the businesses of First Financial and its affiliates;

•	use its reasonable best efforts to permit First Financial to take all reasonable actions that First Financial deems necessary to enable First Financial, after the closing, to satisfy the applicable obligations under certain sections of the Sarbanes-Oxley Act of 2002 and the other requirements of such act with respect to FBC and First Bank;

•	cause all holders of FBC stock options to exercise such stock options prior to the deadline set forth in the reorganization agreement and to cancel any remaining such stock options unexercised as of such date; and

•	use commercially reasonable efforts to cause the directors and officers listed in the schedules to the reorganization agreement to execute the releases.

First Financial agreed in the reorganization agreement to take certain other actions, including, but not limited to:

•	use commercially reasonable efforts to obtain at the earliest practicable time all consents and approvals from third parties necessary to consummate the merger;

•	file, at its expense, all notices and applications for all regulatory approvals required to be obtained by First Financial in connection with the reorganization agreement and the transactions contemplated therein and to keep FBC reasonably informed as to the status of such notice and applications;

•	prepare and file a registration statement with the SEC with respect to the shares of First Financial common stock to be issued pursuant to the reorganization agreement, and use its commercially reasonable best efforts to cause the registration statement to become effective;

•	conduct its business in the ordinary course;

•	provide FBC access to all of the properties, books and records of First Financial;

•	file all documents required for the shares of First Financial stock to be issued pursuant to the reorganization agreement included for listing on the Nasdaq Global Select Market;

•	pay in full in readily available funds the outstanding principal amount of, and all accrued but unpaid interest on, the Subordinated Promissory Notes due June 30, 2028 within three business days after the closing date of the merger; and

•	indemnify and hold harmless each present director and officer of FBC or First Bank in his or her capacity as a director or officer of FBC or First Bank for a period of three years after the effective time.

Representations and Warranties of FBC and First Financial

In the reorganization agreement, FBC has made representations and warranties to First Financial, and First Financial has made representations and warranties to FBC. The more significant of these relate to (among other things):

•	corporate organization and existence;

•	authority and power to execute the reorganization agreement and to complete the transactions contemplated by the reorganization agreement;

•	compliance with laws, permits and instruments;

•	the absence of undisclosed liabilities;

•	obtaining consents and approvals;

•	the absence of certain changes and events;

•	capitalization;

•	the accuracy of their financial statements and reports;

•	pending or threatened litigation and other proceedings;

•	the proxy statement and prospectus; and

•	the absence of misleading representations.

FBC also has made additional representations and warranties to First Financial with respect to (among other things):

•	compliance with tax laws, payment of taxes and filing of tax returns;

•	title to it assets;

•	its transactions with certain persons and entities;

•	evidences of indebtedness;

•	condition of its assets;

•	its compliance with federal and state regulations;

•	the absence of certain business practices;

•	its books and records;

•	forms of its instruments;

•	performance of its fiduciary responsibilities;

•	the absence of guarantees;

•	the existence of certain contracts and commitments;

•	its intellectual property rights;

•	its compliance with environmental laws;

•	the absence of a voting trust, voting agreements, or shareholders’ agreements;

•	employee relationships and employee benefit plans;

•	its interest rate risk management instruments;

•	its internal controls;

•	the absence of agreements between First Bank and FBC;

•	the absence of claims against First Bank by FBC; and

•	its compliance with the Community Reinvestment Act, the Fair Housing Act, the Home Mortgage Disclosure Act, the Real Estate Settlement Procedures Act, the Equal Credit Opportunity Act, the Bank Secrecy Act, the Foreign Corrupt Practices Act, USA PATRIOT Act, and the Dodd-Frank Wall Street Reform and Consumer Protection Act.

First Financial has also made additional representations and warranties to FBC with respect to (among other things) its compliance with its SEC reporting obligations and the accuracy of such reports.

Financial Interests of Directors and Officers of FBC in the Merger

In considering the recommendation of the board of directors of FBC to vote for the proposal to approve the reorganization agreement, you should be aware that certain directors and officers of FBC have interests in the merger that are in addition to, or different from, their interests as shareholders of FBC. The board of FBC was aware of these interests and considered them in approving the reorganization agreement. These interests include:

•	Indemnification. First Financial agreed to indemnify the directors and officers of FBC or First Bank as of the effective time of the merger for three (3) years thereafter, against costs or expenses, judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or before the effective time of the merger, whether asserted or claimed before, at or after the effective time of the merger, arising in whole or in part out of or pertaining to the fact that he or she was acting in his or her capacity as a director or officer of FBC or First Bank to the fullest extent that the indemnified party would be entitled under the certificate of formation of FBC or the articles of association of First Bank, as applicable, as in effect on the date of the reorganization agreement and to the extent permitted by applicable law.

•	Employment Agreements with First Financial Bank. First Financial’s obligation to complete the merger is subject to certain of FBC’s officers, including Messrs. Sam W. Baker, Bart Griffith and Lee Warren, entering into employment and non-competition agreements with First Financial Bank before the completion of the merger. The employment agreements provide for an initial term of two (2) years and entitles the named individual to receive annual base salary payments, reimbursement for certain business expenses, and participation in all benefit plans available to employees of First Financial Bank. The agreements with Messrs. Baker, Griffith and Warren provide for initial base salaries of $310,000, $225,000 and $153,000, respectively. The agreements also contain non-competition and non-solicitation obligations that remain in effect during employment. If employment is terminated prior to the second anniversary of the closing date of the merger, non-competition and non-solicitation obligations remain in effect until the later of twelve months after the termination of the employment or the time period during which the employee receives certain severance benefits pursuant to the terms of the employment agreement.

In the event that an employee’s employment is terminated without cause or for good reason (as such terms are defined in the employment agreements), the employee will be entitled to receive his accrued benefits and, subject to certain conditions, if such termination occurs less than two years following the closing date of the merger, the employee will be entitled to receive the base salary the employee would have earned from the date of termination through the end of the second year following the closing date of the merger. The employment agreements also contain provisions for certain payment in the event of the employee’s death or permanent disability. Each employment agreement has been executed but will not become effective until the effective time of the merger.

•	Completion Bonus. FBC has agreed to pay Sam W. Baker, First Bank’s President and Chief Executive Officer, a bonus of $200,000 for completing the merger.

•	Director Support Agreements. Each of FBC’s directors has entered into separate director support agreements with First Financial, effective as of April 1, 2015, which provide, among other things, that each director will support and not harm the goodwill of FBC, First Financial or any subsidiary of either FBC or First Financial or its customers and clients. The agreement also contains noncompetition and nonsolicitation obligations.

•	Repayment of FBC’s Subordinate Promissory Notes. Certain directors and officers of FBC hold Subordinated Promissory Notes due June 30, 2028 of FBC. Pursuant to the reorganization agreement, First Financial has agreed to redeem all of FBC’s Subordinated Promissory Notes due June 30, 2028 within three business days of the closing date of the merger.

NASDAQ Listing

First Financial agreed to file with NASDAQ Global Select Market all documents with respect to the listing of the shares of First Financial common stock to be issued in the merger.

Amendment or Waiver of the Reorganization Agreement

No termination, cancellation, modification, amendment, deletion, addition or other change to the reorganization agreement, or any provision thereof, or waiver of any right or remedy therein provided, is effective for any purpose unless specifically set forth in a writing signed by the party or parties to be bound therein. The waiver of any right or remedy in respect to any occurrence or event on one occasion is not deemed a waiver of such right or remedy in respect to such occurrence or event on any other occasion.

The reorganization agreement may be amended at any time prior to or after approval of the reorganization agreement by the shareholders of FBC but, after any submission of the reorganization agreement to such shareholders for approval, no amendment of the reorganization agreement will be made that reduces the consideration payable to FBC or that materially and adversely affects the rights of shareholders of FBC under the reorganization agreement without the requisite approval of such shareholders.

Termination of the Reorganization Agreement

First Financial and FBC can mutually agree at any time to terminate the reorganization agreement without completing the merger. In addition, either First Financial or FBC may decide, without the consent of the other, to terminate the reorganization agreement if:

•	the merger has not been completed by December 31, 2015 or such later date approved by First Financial and FBC, unless the failure to complete the merger by that time is due to a material breach of the reorganization agreement by the party that seeks to terminate the reorganization agreement;

•	any of the transactions contemplated by the reorganization agreement are not approved by the appropriate regulatory authorities or if either party reasonably determines, in good faith and after consulting with counsel, there is substantial likelihood that any necessary regulatory approval will not be obtained or will be obtained only upon a condition or conditions could reasonably be expected to be materially burdensome on, or materially impair the anticipated benefits of the merger;

•	any order, decree or ruling or any other action which seeks to restrain, enjoin or prohibit the merger is issued, and such order, decree, ruling or other action is final and non-appealable;

•	there has been any material adverse change with respect to the other party;

•	the other party materially breaches its representations and warranties or any covenant or agreement contained in the reorganization agreement and such breach has not been cured within 30 days after the terminating party gives written notice of such failure to the breaching party;

•	the reorganization agreement and the transactions contemplated therein are not approved by the required vote of the shareholders of FBC at the special meeting; provided, that FBC may only terminate the reorganization agreement if the board of directors of FBC recommended that the shareholders of FBC vote in favor of the approval and adoption of the reorganization agreement and the transactions contemplated therein; or

•	the market price of First Financial’s common stock is less than $19.58 per share; provided, that should First Financial exercise its right, in its sole discretion, to make a counter offer so that the aggregate merger consideration (consisting of any combination of stock and cash, subject to certain tax limitations) is no less than $57.0 million, then FBC may not terminate the reorganization agreement in these circumstances.

In addition, First Financial may terminate the reorganization agreement, without the consent of FBC, if:

•	on or prior to July 15, 2015, certain environmental issues become apparent or the results of any environmental inspections or surveys of FBC properties identify certain potential or current violations of environmental laws or environmental law requires certain remedial or clean up action;

•	FBC or First Bank enter into any formal or informal administrative actions with a governmental entity or any such action is threatened by a governmental entity;

•	FBC has mailed this proxy statement/prospectus to its shareholders and FBC does not hold its special shareholders’ meeting within 60 days thereafter;

•	the reorganization agreement is not approved by the required vote of shareholders of FBC;

•	the board of directors of FBC fails to recommend that the shareholders vote in favor of approval of the reorganization agreement; or

•	the individuals that executed a director support agreement or a voting agreement and irrevocable proxy have violated the terms thereof.

Expenses

FBC and First Financial will each pay their respective expenses incurred in connection with the preparation and performance of their respective obligations under the reorganization agreement, whether or not the transactions provided for in the reorganization agreement are completed, including, but not limited to, fees and expenses of their own counsel, financial or other consultants, investment bankers and accountants, and filing, registration, application and printing fees. Similarly, each of FBC and First Financial agreed to indemnify the other party against any cost, expense or liability (including reasonable attorneys’ fees) in respect of any claim made by any party for a broker’s or finder’s fee in connection with the merger.

Material U.S. Federal Income Tax Consequences of the Merger

The following discussion addresses the material U.S. federal income tax consequences of the merger to U.S. holders (as defined below) of FBC common stock. The discussion is based on the Code, Treasury regulations, administrative rulings and judicial decisions, all as currently in effect and all of which are subject to change (possibly with retroactive effect) and to differing interpretations. Accordingly, the U.S. federal income tax consequences of the merger to holders of FBC common stock could differ from those described below.

This discussion applies only to U.S. holders that hold their FBC common stock as a capital asset within the meaning of Section 1221 of the Code. Further, this discussion does not address all aspects of U.S. federal taxation that may be relevant to a particular U.S. holder in light of the holder’s personal circumstances or to holders subject to special treatment under U.S. federal income tax laws, including, without limitation:

•	financial institutions or mutual funds,

•	tax-exempt organizations,

•	insurance companies,

•	dealers in securities or foreign currency,

•	traders in securities who elect to apply a mark-to-market method of accounting,

•	partnerships and other pass-through entities and investors in such entities,

•	controlled foreign corporations or passive foreign investment companies,

•	regulated investment companies and real estate investment trusts,

•	broker-dealers,

•	holders liable for the alternative minimum tax,

•	holders that have a functional currency other than the U.S. dollar,

•	holders who received their FBC common stock through the exercise of employee stock options, through a tax-qualified retirement plan or otherwise as compensation,

•	holders who hold FBC common stock as part of a hedge, straddle, constructive sale, conversion transaction or other integrated investment, and

•	U.S. expatriates or certain former citizens or long-term residents of the United States.

In addition, the discussion does not address any alternative minimum tax or any state, local or foreign tax consequences of the merger, or any tax consequences of the merger under any U.S. federal tax laws other than income tax.

For purposes of this discussion, a U.S. holder is a beneficial owner of FBC common stock who is, for U.S. federal income tax purposes: (i) an individual who is a citizen or resident of the United States; (ii) a corporation or other entity taxable as a corporation created or organized under the laws of the United States or any state thereof or the District of Columbia; (iii) an estate that is subject to U.S. federal income tax on its income regardless of its source; or (iv) a trust (A) if a U.S. court is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all substantial decisions of the trust or (B) that was in existence on August 20, 1996, and has made a valid election to be treated as a United States person for U.S. federal income tax purposes.

If a partnership (or an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds shares of FBC common stock, the U.S. federal income tax treatment of a partner in such partnership will depend upon the status of the partner and the activities of the partnership. We urge such partners and partnerships to consult their own tax advisors regarding the particular tax consequences of the merger to them.

Determining the actual U.S. federal income tax consequences of the merger to a holder may be complex and will depend, in part, on the holder’s particular circumstances. We urge each holder of FBC common stock to consult his or her tax advisor with respect to the particular tax consequences of the merger to such holder.

U.S. Federal Income Tax Consequences of the Merger Generally

In connection with the filing with the SEC of this registration statement on Form S-4 of which this proxy statement/prospectus is a part, Norton Rose Fulbright US LLP, counsel to First Financial, has rendered its tax opinion to First Financial: (a) that the merger is a reorganization within the meaning of Section 368(a) of the Code and that (b) that the following discussion under the heading “Material U.S. Federal Income Tax Consequences of the Merger,” insofar as it relates to U.S. federal income tax law, is accurate in all material respects. A copy of this opinion has been filed as an exhibit to First Financial’s registration statement of which this proxy statement/prospectus is a part. In rendering its opinion, counsel has relied upon certain assumptions and representation and covenants, including those contained in certificates of officers of First Financial and FBC, reasonably satisfactory in form and substance to counsel. If any of the assumptions, representations or covenants upon which counsel’s opinion is based are inaccurate, the U.S. federal income tax consequences of the merger could be adversely affected. The opinion represents counsel’s best legal judgment. No ruling has been requested (or is expected to be requested) from the IRS regarding the U.S. federal income tax consequences of the merger and counsel’s opinion is not binding on the IRS. Accordingly, there can be no assurance that the IRS will not assert, and a court will not sustain, a position contrary to any of the tax consequences set forth below. The following discussion regarding the U.S. federal income tax consequences of the merger assumes that the merger will be consummated as described in the reorganization agreement and this proxy statement/prospectus.

Exchange Solely for First Financial Common Stock. No gain or loss will be recognized by a U.S. holder who receives solely shares of First Financial common stock (except for cash received in lieu of a fractional share)

in exchange for all of his or her shares of FBC common stock. The tax basis of the shares of First Financial common stock received by a U.S. holder in such exchange will be equal (except for the basis attributable to any fractional share of First Financial common stock) to the basis of the FBC common stock surrendered in exchange for the First Financial common stock. The holding period of the First Financial common stock received by a U.S. holder will include the holding period of shares of FBC common stock surrendered by the holder in exchange for the First Financial common stock. If a U.S. holder purchased or acquired his or her FBC common stock on different dates or at different prices, the U.S. holder should consult his or her tax advisor regarding the tax basis and holding period of the First Financial common stock received in the merger.

Exchange for First Financial Common Stock and Cash. A U.S. holder who receives both First Financial common stock and cash in the exchange will recognize gain (but not loss) equal to the lesser of (1) the amount of cash received (other than cash received in lieu of a fractional share of First Financial common stock) and (2) the amount of gain “realized” in the transaction. The amount of gain a U.S. holder “realizes” will equal the amount by which the cash plus the fair market value of First Financial common stock received exceeds the holder’s adjusted tax basis in the FBC common stock to be surrendered in the exchange. Any gain recognized by a U.S. holder could be taxed as a capital gain or a dividend, as described below. Except to the extent any cash received is treated as a dividend as discussed below, any gain recognized generally will be long-term capital gain if, as of the effective date of the merger, the U.S. holder’s holding period with respect to the FBC common stock surrendered exceeds one year.

If a U.S. holder acquired his or her FBC common stock at different times or different prices, the holder should consult the holder’s tax advisor regarding the manner in which gain or loss should be determined for each identifiable block of FBC common stock surrendered in the exchange.

The aggregate tax basis of the shares of First Financial common stock received (including a fractional share of First Financial common stock deemed issued and redeemed as described below) by a U.S. holder will be the same as the basis of the shares of FBC common stock surrendered in exchange for the shares of First Financial common stock, plus any gain recognized in the merger by such holder (excluding gain as a result of cash received in lieu of a fractional share) regardless of whether such gain is classified as capital gain or dividend income, and minus any cash received (other than cash in lieu of a fractional share) by the holder in the merger. The holding period for shares of First Financial common stock received in the merger (including a fractional share of First Financial common stock deemed received and redeemed as described below) by a U.S. holder will include such holder’s holding period for the FBC common stock surrendered in exchange for the First Financial common stock. If a U.S. holder purchased or acquired FBC common stock on different dates or at different prices, the holder should consult his or her tax advisor for purposes of determining the basis and holding period of the First Financial common stock received in the merger.

Cash Received in Lieu of a Fractional Share. A U.S. holder who receives cash instead of a fractional share of First Financial common stock will be treated as having received the fractional share in the merger and then as having exchanged the fractional share for cash in redemption by First Financial. A U.S. holder will generally recognize gain or loss equal to the difference between the amount of cash received and the tax basis allocable to a fractional share. The gain or loss will be capital gain or loss and long-term capital gain or loss if the holder has held the fractional share exchanged (including the holding period for the FBC common stock exchanged therefor) for more than one year at the effective date of the merger. The deductibility of capital losses is subject to limitations.

Potential Characterization of Gain as a Dividend. In general, the determination of whether gain recognized by a U.S. holder who exchanges his or her FBC common stock for a combination of First Financial common stock and cash will be treated as capital gain or as a dividend will depend on whether, and to what extent, the merger reduces the U.S. holder’s deemed percentage ownership of First Financial common stock. For purposes of this determination, a U.S. holder will be treated as if the holder first exchanged his or her FBC common stock solely for First Financial common stock and then First Financial immediately redeemed a portion of the holder’s First Financial common stock in the exchange for cash received in the merger by that holder. The gain recognized by the U.S. holder in the exchange followed by a deemed redemption will be capital gain if, with respect to such holder, the deemed redemption is “substantially disproportionate” or “not essentially equivalent to a dividend.”

In general, the deemed redemption will be “substantially disproportionate” with respect to a U.S. holder if the percentage described in clause (2) below is less than 80% of the percentage described in clause (1) below. Whether the deemed redemption is “not essentially equivalent to a dividend” with respect to a U.S. holder will depend on the holder’s particular circumstances. In order for the deemed redemption to be “not essentially equivalent to a dividend”, the reduction must result in a “meaningful reduction” in the holder’s deemed percentage ownership of First Financial common stock. In general, a determination requires a comparison of (1) the percentage of outstanding voting stock of First Financial that the holder is deemed actually and constructively to have owned immediately before the deemed redemption by First Financial and (2) the percentage of outstanding voting stock of First Financial actually and constructively owned by the U.S. holder immediately after the deemed redemption by First Financial. In applying the foregoing test, a U.S. holder may, under constructive ownership rules, be deemed to own stock in addition to stock actually owned by the U.S. holder, including stock owned by other persons and stock subject to an option held by such holder or by other persons. Because the constructive ownership rules are complex, each U.S. holder should consult his or her own tax advisor as to the applicability of these rules. The IRS has indicated that a minority shareholder in a publicly traded corporation whose relative stock interest is minimal and who exercises no control with respect to corporate affairs is considered to have a meaningful reduction if that shareholder has any reduction in his or her percentage stock ownership under the foregoing analysis.

These rules are complex and dependent upon the specific facts of a particular U.S. holder. Consequently, we urge each U.S. holder that may be subject to these rules to consult his or her own tax advisor as to the application of these rules to the particular facts relevant to the holder.

Dissenters. Upon the proper exercise of dissenters’ rights, a U.S. holder will exchange all of the shares of FBC common stock actually owned by that holder solely for cash and will recognize gain or loss equal to the difference between the amount of cash received and his or her adjusted tax basis in the shares of FBC common stock surrendered. The gain or loss will be long-term capital gain or loss if the U.S. holder’s holding period with respect to the FBC common stock surrendered is more than one year. The deductibility of capital losses is subject to limitations. In some cases, if the holder owns shares of First Financial common stock actually or constructively after the merger, the cash received could be treated as a dividend, in which case such holder may recognize dividend income up to the amount of cash received.

Medicare Tax. If a U.S. holder that is an individual has modified gross income for the taxable year over a certain threshold (between $125,000 and $250,000 depending upon the individual’s U.S. federal income tax filing status), such an individual is subject to a 3.8% tax on the lesser of: (i) his or her “net investment income” for the relevant taxable year; or (ii) the excess of his or her modified gross income for the taxable year over his or her applicable threshold (between $125,000 and $250,000 depending upon the individual’s U.S. federal income tax filing status). Net investment income generally would include any capital gain incurred in connection with the merger (including gain treated as dividend income), as well as other items of interest, dividends, capital gains, and rental or royalty income of the individual.

Backup Withholding

Payments of cash to a U.S. holder pursuant to the merger may under certain circumstances be subject to information reporting and backup withholding. Generally, backup withholding will not apply if a U.S. holder:

•	furnishes a correct taxpayer identification number to the exchange agent and certifies that such holder is not subject to backup withholding on the substitute Form W-9 or successor form included in the letter of transmittal received and otherwise complies with applicable requirements of the backup withholding rules; or

•	is otherwise exempt from backup withholding.

Any amounts withheld under the backup withholding rules are not an additional tax and will generally be allowed as a refund or credit against a holder’s U.S. federal income tax liability, provided the holder furnishes the required information to the IRS.

Reporting Requirements

A holder who receives shares of First Financial common stock upon completion of the merger and who is considered a “significant holder” will be required to retain records pertaining to the merger and to file with such holder’s U.S. federal income tax return for the year in which the merger takes place a statement setting forth certain facts relating to the merger. For this purpose, a holder is only a significant holder if the person owns at least 1% by vote or value of FBC’s outstanding shares or has a tax basis of $1,000,000 or more in his or her FBC common stock and securities. Such statement must include the holder’s tax basis in and fair market value of his or her FBC common stock and securities surrendered in the merger.

Tax Treatment of Entities

No gain or loss should be recognized by First Financial or FBC as a result of the merger.

This discussion of certain material U.S. federal income tax consequences is for general information only and is not tax advice. We urge holders of FBC common stock to consult their tax advisors with respect to the application of U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the U.S. federal estate or gift tax rules, or under the laws of any state, local, foreign or other taxing jurisdiction or under any applicable tax treaty.

Accounting Treatment

The merger will be accounted for under the acquisition method of accounting under accounting principles generally accepted in the United States of America. Under this method, FBC’s assets and liabilities as of the date of the merger will be recorded at their respective fair values. Any difference between the purchase price for FBC and the fair value of the identifiable net assets acquired (including core deposit intangibles) will be recorded as goodwill. In accordance with ASC Topic 805, Business Combinations, issued in July 2001, the goodwill resulting from the merger will not be amortized to expense, but instead will be reviewed for impairment at least annually and to the extent goodwill is impaired, its carrying value will be written down to its implied fair value and a charge will be made to earnings. Core deposit and other intangibles with definite useful lives recorded by First Financial in connection with the merger will be amortized to expense in accordance with such rules. The consolidated financial statements of First Financial issued after the merger will reflect the results attributable to the acquired operations of FBC beginning on the date of completion of the merger.

Restrictions on Resales of First Financial Common Stock Received in the Merger

The shares of First Financial common stock issued in the merger will not be subject to any restrictions on transfer arising under the Securities Act of 1933, as amended, referred to in this proxy statement/prospectus as the “Securities Act,” except for shares of First Financial common stock issued to any FBC shareholder who may be deemed to be an “affiliate” of First Financial after completion of the merger. “Affiliates” generally are defined as persons or entities who control, are controlled by or are under common control with First Financial at or after the effective time of the merger and generally include executive officers, directors and beneficial owners of 10% or more of the common stock of First Financial. FBC shareholders who are not affiliates of First Financial after the completion of the merger may sell their shares of First Financial common stock at any time.

To the knowledge of FBC, no FBC shareholder who receives First Financial common stock will be deemed to be an affiliate of First Financial upon completion of the merger. In the event a FBC shareholder become an affiliates of First Financial after completion of the merger, any sales of First Financial common stock will be subject to the volume and sale limitations of Rule 144 under the Securities Act, until such former FBC Shareholder is no longer an affiliate of First Financial. This proxy statement/prospectus does not cover resales of First Financial common stock received by any person upon completion of the merger, and no person is authorized to make any use of this proxy statement/prospectus in connection with any resale.

Regulatory Approvals Required for the Merger

First Financial’s acquisition of FBC must be approved by the Federal Reserve. On April 10, 2015, First Financial filed the required application with the Federal Reserve Bank of Dallas to request the Federal Reserve’s approval under the BHC Act, which the Federal Reserve approved on May 20, 2015.

In addition, the bank merger of First Bank with and into First Financial Bank requires the approval of the OCC. On April 10, 2015, First Financial Bank and First Bank filed an application with the OCC to obtain approval of bank merger, which the OCC approved on May 22, 2015. The U.S. Department of Justice has between 15 and 30 days following approval by the OCC to challenge the approval on antitrust grounds. While FBC and First Financial do not know of any reason that the Department of Justice would challenge regulatory approval by the OCC and believe that the likelihood of such action is remote, there can be no assurance that the Department of Justice will not initiate such a proceeding, or if such a proceeding is initiated, as to the result of any such challenge.

The merger cannot proceed in the absence of these required regulatory approvals. The approval of any notice or application merely implies satisfaction of regulatory criteria for approval, and does not include review of the merger from the standpoint of the adequacy of the consideration to be received by, or fairness to, shareholders. Regulatory approval does not constitute an endorsement or recommendation of the proposed transaction.

First Financial and FBC are not aware of any material governmental approvals or actions that are required prior to the parties’ completion of the merger other than those described in this proxy statement/prospectus. If any additional governmental approvals or actions are required, the parties presently intend to seek those approvals or actions. However, the parties cannot assure you that any of these additional approvals or actions will be obtained.

Although the approval of the Texas Department of Banking is not required for the merger of First Bank with and into First Financial Bank, a copy of the application filed with the Federal Reserve was filed with the Texas Department of Banking on April 23, 2015, which the Texas Department of Banking acknowledged complied with the applicable statutes of Texas law on May 19, 2015.

Dissenters’ Rights of FBC Shareholders

General. If you hold one or more shares of FBC common stock, you are entitled to dissenters’ rights under Texas law and have the right to dissent from the merger and have the appraised fair value of your shares of FBC common stock paid to you in cash. The appraised fair value may be more or less than the value of the shares of First Financial common stock and, if applicable, cash, being paid in the merger in exchange for the common stock of FBC. If you are contemplating exercising your right to dissent, we urge you to read carefully the provisions of Chapter 10, Subchapter H of the TBOC, which are attached to this proxy statement/prospectus as Appendix C, and consult with your legal counsel before electing or attempting to exercise these rights. The following discussion describes the steps you must take if you want to exercise your right to dissent. You should read this summary and the full text of the law carefully.

How to Exercise and Perfect Your Right to Dissent. To be eligible to exercise your right to dissent to the merger:

(i)	you must, prior to the FBC special meeting, provide FBC with a written objection to the merger that states that you intend to exercise your right to dissent if the reorganization agreement is approved and the merger is completed and that provides an address to which FBC may send a notice if the merger is completed;

(ii)	you must vote your shares of FBC common stock against approval of the reorganization agreement at the special meeting in person or by proxy; and

(iii)	you must, not later than the 20th day after First Financial (which will be the successor to FBC) sends you notice that the merger was completed, provide First Financial with (1) a written demand for payment of the fair value of the shares of FBC common stock that you own which states the number and class of shares of FBC capital stock you own, your estimate of the fair value of such stock and an address to which a notice relating to the dissent and appraisal procedures may be sent and (2) your certificates representing FBC common stock.

If you intend to dissent from the merger, you should send the notice to:

FBC Bancshares, Inc.

1800 West White Oak Terrace

Conroe, Texas 77304

Attention: President and Secretary

If you fail to (i) send the written objection to the merger in the proper form prior to the FBC special meeting, (ii) vote your shares of FBC common stock at the special meeting against the approval of the reorganization agreement or (iii) submit your demand for payment in the proper form on a timely basis, you will lose your right to dissent from the merger. If you fail to submit to First Financial on a timely basis the certificates representing the shares of FBC common stock that you hold after you have submitted the demand for payment as described above, First Financial will have the option to terminate your right of dissent as to your shares of FBC common stock. In any instance of a termination or loss of your right of dissent, you will instead receive the consideration authorized by the board of directors of FBC and calculated in accordance with the reorganization agreement following consummation of the merger. If you comply with items (i) and (ii) above and the merger is completed, First Financial will send you a written notice advising you that the merger has been completed. First Financial must deliver this notice to you within ten days after the merger is completed.

Your Demand for Payment. If the merger is completed, you have provided your written objection to the merger to FBC in a timely manner and in proper form and you have voted against the reorganization agreement at the special meeting as described above and you desire to receive the fair value of your shares of FBC common stock in cash, you must, within 20 days of the date on which First Financial sends to you the notice of the effectiveness of the merger, give First Financial a written demand for payment of the fair value of your shares of FBC common stock. The fair value of your shares of FBC common stock will be the value of the shares on the day immediately preceding the merger, excluding any appreciation or depreciation in anticipation of the merger. After the merger is completed, your written demand and any notice sent to First Financial must be addressed to:

First Financial Bankshares, Inc.

400 Pine Street

Abilene, Texas 79601

Attention: President and Secretary

Your written demand must include a demand for payment for your shares for which rights of dissent and appraisal are sought and must state the number of shares and class of FBC common stock you own and your estimate of the fair value of your shares of FBC common stock and an address to which a notice relating to the dissent and appraisal procedures may be sent. This written demand must be delivered to First Financial within 20 days of the date on which First Financial sends to you the notice of the effectiveness of the merger. If your written demand for payment in proper form is not received by First Financial within that 20 day period, you will be bound by the merger and you will not be entitled to receive a cash payment representing the fair value of your shares of FBC common stock. Instead, you will receive shares of First Financial common stock and, if applicable, cash as the merger consideration set forth in the reorganization agreement.

Delivery of Stock Certificates. If you have satisfied the requirements for the exercise of your right to dissent described above, including the delivery of the written demand for payment to First Financial as described above, you must, not later than the 20th day after you make your written demand for payment to First Financial, submit to First Financial your certificate or certificates representing the shares of FBC common stock that you own, as the case may be. You may submit those certificates with your demand for payment if you prefer. In accordance with the provisions of the TBOC, First Financial will note on each such certificate that you have demanded payment of the fair value of the shares of FBC common stock that were represented by such certificate under the provisions of the TBOC relating to the rights of dissenting owners. If you fail to submit all of the certificates representing the shares of FBC common stock for which you have exercised the right of dissent in a timely fashion, First Financial will have the right to terminate your rights of dissent and appraisal with respect to all of your shares of FBC common stock unless a court, for good cause shown, directs First Financial not to terminate those rights.

First Financial’s Actions Upon Receipt of Your Demand for Payment. Within 20 days after First Financial receives your demand for payment and your estimate of the fair value of your shares of FBC common stock, First Financial must send you written notice stating whether or not it accepts your estimate of the fair value of your shares.

If First Financial accepts your estimate, First Financial will notify you that it will pay the amount of your estimated fair value within 90 days of the merger being completed. First Financial will make this payment to you only if you have surrendered the share certificates representing your shares of FBC common stock, duly endorsed for transfer, to First Financial.

If First Financial does not accept your estimate, First Financial will notify you of this fact and will make an offer of an alternative estimate of the fair value of your shares that it is willing to pay you within 120 days of the merger being completed, which you may accept within 90 days or decline.

Payment of the Fair Value of Your Shares of FBC Common Stock Upon Agreement of an Estimate. If you and First Financial have reached an agreement on the fair value of your shares of FBC common stock within 90 days after the merger is completed, First Financial must pay you the agreed amount within 120 days after the merger is completed, provided that you have surrendered the share certificates representing your shares of FBC common stock, duly endorsed for transfer, to First Financial.

Commencement of Legal Proceedings if a Demand for Payment Remains Unsettled. If you and First Financial have not reached an agreement as to the fair market value of your shares of FBC common stock within 90 days after the merger is completed, you or First Financial may, within 60 days after the expiration of such 90 day period, commence proceedings in Taylor County, Texas, asking the court to determine the fair value of your shares of FBC common stock. The court will determine if you have complied with provisions of the TBOC regarding their right of dissent and if you have become entitled to a valuation of and payment for your shares of FBC common stock. The court will appoint one or more qualified persons to act as appraisers to determine the fair value of your shares in the manner prescribed by the TBOC. The appraisers will determine the fair value of your shares and will report this value to the court. The court will consider the report, and both you and First Financial may address the court about the report. The court will determine the fair value of your shares and direct First Financial to pay that amount, plus interest, which will begin to accrue 91 days after the merger is completed. The court may require you to share in the court costs relating to the matter to the extent the court deems it fair and equitable that you do so.

Rights as a Shareholder. If you have made a written demand on First Financial for payment of the fair value of your shares of FBC common stock, you will not thereafter be entitled to vote or exercise any other rights as a shareholder except the right to receive payment for your shares as described herein and the right to maintain an appropriate action to obtain relief on the ground that the merger would be or was fraudulent. In the absence of fraud in the transaction, your right under the dissent provisions described herein is the exclusive remedy for the recovery of the value of your shares of FBC common stock or money damages with respect to the merger.

Withdrawal of Demand. If you have made a written demand on First Financial for payment of the fair value of your FBC common stock, you may withdraw such demand at any time before payment for your shares has been made or before a petition has been filed with a court for determination of the fair value of your shares. If you withdraw your demand or are otherwise unsuccessful in asserting your dissenters’ rights, you will be bound by the merger and your status as a shareholder will be restored without prejudice to any corporate proceedings, dividends or distributions which may have occurred during the interim.

Income Tax Consequences. See “Proposal 1: Approval of the Reorganization Agreement—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 45 for a discussion on how the federal income tax consequences of your action will change if you elect to dissent from the merger.

PROPOSAL 2: ADJOURNMENT OF THE SPECIAL MEETING

The special meeting may be adjourned or postponed to a later date or dates in order to permit further solicitation of proxies. In order to allow proxies that have been received at the time of the meeting to be voted for an adjournment, if necessary, the voting representatives and board of directors of FBC are submitting the question of adjournment/postponement to the FBC shareholders as a separate matter for their consideration. The voting representatives and the board of directors of FBC recommend that its shareholders vote FOR the adjournment/postponement proposal. If it is necessary to adjourn or postpone the special meeting, no notice of such adjourned or postponed meeting is required to be given to FBC’s shareholders. To adjourn or postpone the special meeting, the affirmative vote of a majority of the shares of FBC common stock present, in person or by proxy, at the meeting is required.

The board of directors of FBC recommends that you vote FOR approval of this proposal.

COMPARISON OF RIGHTS OF SHAREHOLDERS

OF FBC AND FIRST FINANCIAL

The rights of shareholders of FBC under the certificate of formation and bylaws of FBC will differ in some respects from the rights that shareholders of FBC will have as shareholders of First Financial under the certificate of formation and bylaws of First Financial. Copies of First Financial’s certificate of formation and bylaws have been previously filed by First Financial with the SEC. Copies of FBC’s certificate of formation and bylaws are available upon written request from FBC

Certain differences between the provisions contained in the certificate of formation and bylaws of FBC, and the certificate of formation and bylaws of First Financial, as such differences may affect the rights of shareholders, are summarized below. The summary set forth below is not intended to be complete and is qualified by reference to Texas law and, the certificate of formation and bylaws of FBC and the certificate of formation and bylaws of First Financial. If the merger is consummated, holders of FBC common stock (other than dissenting shareholders) will become holders of First Financial common stock, and their rights as holders of First Financial common stock will be governed by the TBOC and First Financial’s certificate of formation and bylaws.

Summary of Material Differences Between Current Rights of

Shareholders of FBC and Rights Those Persons

Will Have as Shareholders of First Financial

	FBC	First Financial
Capitalization:	The certificate of formation of FBC authorizes the issuance of 10,000,000 shares of common stock, par value $5.00 per share.	The certificate of formation of First Financial authorizes the issuance of up to 120,000,000 shares of common stock, par value $0.01 per share.

Corporate Governance:	The rights of FBC shareholders are governed by Texas law and the certificate of formation and bylaws of FBC.	The rights of First Financial shareholders are governed by Texas law and the certificate of formation and bylaws of First Financial.

Convertibility of Stock:	FBC common stock is not convertible into any other securities of FBC.	First Financial common stock is not convertible into any other securities of First Financial.

Preemptive Rights:	The certificate of formation of FBC denies preemptive rights.	The certificate of formation of First Financial denies preemptive rights.

Election of Directors:

FBC’s bylaws provide that directors are elected by a majority of the shares entitled to vote and thus represented at a meeting at which a quorum is present.

FBC shareholders are not permitted to cumulate their votes in the election of directors. Each share of FBC common stock has one vote for each nominee for director.

Directors of First Financial are elected by a majority of the votes cast by the holders entitled to vote at the meeting.

First Financial shareholders are not permitted to cumulate their votes in the election of directors. Each share of First Financial stock has one vote for each nominee for director.

	FBC	First Financial
Directors of FBC are elected at each annual meeting and hold office until their successor is elected and qualified.

If the number of director nominees exceeds the number of directors to be elected, the directors shall be elected by a plurality of the voting power of the shares entitled to vote who are present, in person or by proxy, at any such meeting and entitled to vote on the election of directors.

A majority of the votes cast means that the number of shares voted “for” a proposal, including the election of directors, must exceed the number of shares voted “against,” or “withheld” for, that proposal, and an abstention shall not constitute a vote cast. If, for any cause, the entire Board of Directors shall not have been elected at an annual meeting, any vacancies may be filled by an election as soon thereafter as convenient at a special meeting of the shareholders called for that purpose in the manner provided in the bylaws.

Removal of Directors and Board Vacancies:

FBC’s bylaws provide that at any meeting of FBC’s shareholders, any director may be removed, with or without cause, by a vote of the holders of a majority of the shares then entitled to vote at any election of directors.

Any vacancies existing in the board of directors of FBC may be filled by election at an annual or special meeting of the shareholders or by the affirmative vote of a majority of the remaining directors though less than a quorum of the board of directors, except that any vacancy resulting from the removal of a director by the shareholders may only be filled by the shareholders entitled to vote at an annual meeting or a special meeting called for such purpose. A

First Financial’s bylaws provide that at any meeting of First Financial’s shareholders, any director or the entire board of directors may be removed, with or without cause, by a vote of the holders of a majority of the shares then entitled to vote at any election of directors.

Any vacancies existing in the board of directors of First Financial may be filled by election at an annual or special meeting of the shareholders or by the affirmative vote of a majority of the remaining directors though less than a quorum of the board of directors. A director elected to fill a vacancy will be elected for the unexpired term of his predecessor in office.

	FBC	First Financial

director elected to fill a vacancy will be elected for the unexpired term of his predecessor in office.

A directorship to be filled by reason of an increase in the number of directors either may be filled by the board of directors for a term of office continuing only until the next election of one or more directors by the shareholders or may be filled by election at an annual meeting or at a special meeting of the shareholders entitled to vote called for that purpose; provided that the board of directors may not fill more than two such directorships during the period between any two successive annual meetings of shareholders

A directorship to be filled by reason of an increase in the number of directors either may be filled by the board of directors for a term of office continuing only until the next election of one or more directors by the shareholders or may be filled by election at an annual meeting or at a special meeting of the shareholders entitled to vote called for that purpose; provided that the board of directors may not fill more than two such directorships during the period between any two successive annual meetings of shareholders.

Vote Required for Certain Shareholder Actions:

FBC’s bylaws provide that the vote of the holders of a majority of the shares entitled to vote and thus represented at a meeting at which a quorum is present is required for any act at a shareholders’ meeting, unless the vote of a greater number is required by law or the certificate of formation.

FBC’s bylaws also provide that each outstanding share of FBC common stock is entitled to one vote on each matter submitted to a vote of shareholders, except to the extent that the voting rights of the shares of any class are limited or denied by the certificate of formation or the TBOC.

First Financial’s bylaws provide that if a quorum exists, action on any matter, including the election of directors, by a voting group shall be approved by the affirmative vote of a majority of the votes cast, unless the certificate of formation, bylaws or applicable law require a greater number of affirmative votes. The bylaws also provide that a majority of the votes cast means that the number of shares voted “for” a proposal, including the election of directors, must exceed the number of shares voted “against,” or “withheld” for, that proposal, and an abstention shall not constitute a vote cast.

Amendment of Certificate of Formation:	FBC’s certificate of formation may be amended in accordance with the TBOC. Under the TBOC, amendments to a corporation’s certificate of formation generally must be approved by the affirmative vote of the holders of two-thirds of the outstanding shares entitled to vote on the amendment.	First Financial’s certificate of formation may be amended in accordance with the TBOC. Under the TBOC, amendments to a corporation’s certificate of formation generally must be approved by the affirmative vote of the holders of two-thirds of the outstanding shares entitled to vote on the amendment.

	FBC	First Financial
Amendment of Bylaws:	FBC’s bylaws provide that the bylaws may be altered, amended or repealed and new bylaws may be adopted by the affirmative vote of a majority of the board of directors, subject to repeal or change by the affirmative vote of a majority of the shareholders.	First Financial’s bylaws provide that the bylaws may be altered, amended or repealed and new bylaws may be adopted by the affirmative vote of a majority of the board of directors, subject to repeal or change by the affirmative vote of a majority of the shareholders.

Shareholder Actions Without a Meeting:	FBC’s certificate of formation provides that any action required by the TBOC to be taken at a meeting of shareholders, or any action which may be taken at any meeting of shareholders, may be taken without a meeting, without prior notice and without a vote, if a consent setting forth the action so taken is signed by the holders of shares representing not less than the minimum number of votes necessary to take such action at a meeting at which the holders of all shares entitled to vote on the action were present and voted.	First Financial’s certificate of formation does not provide for less than unanimous consent when shareholder action is taken without a meeting, and therefore, no action may be taken by written consent unless all shareholders agree.

Special Meetings of Shareholders:	FBC’s bylaws provide that special meetings of FBC’s shareholders may be called by the chairman of the board, the board of directors or the holders not less than 10% of the issued and outstanding shares entitled to vote at such meeting.	First Financial’s bylaws provide that special meetings of the shareholders may be called only by the chairman of the board joined by at least three members of the board of directors, or a majority of the board of directors, and shall be called by the chairman of the board or secretary at the request in writing of shareholders owning not less than 20% of the issued and outstanding shares of First Financial entitled to vote at such meeting.

Nomination of Directors:	Neither FBC’s certificate of formation nor its bylaws contain express provisions regarding the nomination of directors. However, FBC’s bylaws provide that all proposals of shareholders intended to be presented at the annual meeting of shareholders must be received by FBC at its principal offices no later than 90	Nominations for election to the First Financial board of directors may be made by the board of directors or by any shareholder entitled to vote in the election of directors, provided the shareholder gives timely written notice of such intention. To be timely, notice given in the context of an annual meeting of shareholders must be

	FBC	First Financial
	days prior to the date of the annual shareholders’ meeting of each year, in order to be considered for inclusion in the proxy statement and form of proxy for such annual meeting.	received by First Financial not less than 120 days nor more than 150 days in advance of the first anniversary of the preceding year’s annual meeting.

Shareholder Proposal of Business:	FBC’s bylaws provide that all proposals of shareholders intended to be presented at the annual meeting of shareholders must be received by FBC at its principal offices no later than 90 days prior to the date of the annual shareholders’ meeting of each year, in order to be considered for inclusion in the proxy statement and form of proxy for such annual meeting.	Proposals for business to be brought before an annual shareholder meeting may be made by the board of directors or by any shareholder entitled to vote in such meeting. If a proposal is made by a shareholder, the shareholder must give timely written notice. To be timely, notice must be received by First Financial not less than 90 nor more than 120 days in advance of the first anniversary of the preceding year’s annual meeting.

Indemnification; Limitation of Director Liability:

FBC’s certificate of formation provides for mandatory indemnification to the fullest extent allowed by Texas law for all former or present directors or officers and all persons who are or were serving at the request of FBC as a director, officer, partner, manager or similar functionary of another entity.

FBC’s certificate of formation provides that a director shall not be liable to FBC’s or its shareholders for monetary damages for an act or omission in his or her capacity as a director, except for liability for:

•    breach of the duty of loyalty to FBC or its shareholders;

•    an act or omission not in good faith or that involves intentional misconduct or a knowing violation of the law;

First Financial’s certificate of formation and bylaws provide for mandatory indemnification to the fullest extent allowed by Texas law for all former or present directors or officers and all persons who were serving at the request of First Financial as a director, officer, or agent of another entity.

First Financial’s certificate of formation provides that a director shall not be liable to First Financial’s or its shareholders for monetary damages for an act or omission in his or her capacity as a director, except for liability for:

•    breach of the duty of loyalty to First Financial or its shareholders;

•    an act or omission not in good faith or that involves intentional misconduct or a knowing violation of the law;

FBC	First Financial

•    a transaction from which the director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director’s office; or

•    an act or omission for which the liability of the director is expressly provided by statute.

FBC’s certificate of formation and bylaws provide that the corporation shall have the power to purchase and maintain insurance on behalf of the directors against any liability incurred by directors in such a capacity or arising out of such person’s status.

•    a transaction from which the director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director’s office;

•    an act or omission for which the liability of the director is expressly provided by statute; or

•    an act related to an unlawful stock repurchase or payment of a dividend.

First Financial’s certificate of formation and bylaws provide that the corporation shall have the power to purchase and maintain insurance on behalf of the directors against any liability incurred by directors in such a capacity or arising out of such person’s status.

TEXAS ANTI-TAKEOVER STATUTES

First Financial is subject to the affiliated business combinations provisions of Chapter 21, Subchapter M of the TBOC (Sections 21.601 through 21.610), which provide that a Texas corporation may not engage in certain business combinations, including mergers, consolidations and asset sales, with a person, or an affiliate or associate of such person, who is an “Affiliated Shareholder” (generally defined as the holder of 20% or more of the corporation’s voting shares) for a period of three years from the date such person became an Affiliated Shareholder unless: (1) the business combination or purchase or acquisition of shares made by the Affiliated Shareholder was approved by the board of directors of the corporation before the Affiliated Shareholder became an Affiliated Shareholder or (2) the business combination was approved by the affirmative vote of the holders of at least two-thirds of the outstanding voting shares of the corporation not beneficially owned by the Affiliated Shareholder, at a meeting of shareholders called for that purpose (and not by written consent), not less than six months after the Affiliated Shareholder became an Affiliated Shareholder.

The affiliated business combinations provisions of the TBOC are not applicable to:

•	the business combination of a corporation:

(a)	where the corporation’s original certificate of formation or bylaws contain a provision expressly electing not to be governed by the affiliated business combinations provisions of the TBOC;

(b)	that adopted an amendment to its certificate of formation or bylaws before December 31, 1997, expressly electing not to be governed by the affiliated business combinations provisions of the TBOC; or

(c)	that adopts an amendment to its certificate of formation or bylaws after December 31, 1997, by the affirmative vote of the holders, other than Affiliated Shareholders, of at least two-thirds of the outstanding voting shares of the corporation, expressly electing not to be governed by the affiliated business combinations provisions of the TBOC;

•	a business combination of a corporation with an Affiliated Shareholder that became an Affiliated Shareholder inadvertently, if the Affiliated Shareholder:

(a)	as soon as practicable divests itself of enough shares to no longer be an Affiliated Shareholder; and

(b)	would not at any time within the three-year period preceding the announcement of the business combination have been an Affiliated Shareholder but for the inadvertent acquisition;

•	a business combination with an Affiliated Shareholder that was the beneficial owner of 20% or more of the outstanding voting shares of the corporation on December 31, 1996, and continuously until the announcement date of the business combination;

•	a business combination with an Affiliated Shareholder who became an Affiliated Shareholder through a transfer of shares of the corporation by will or intestate succession and continuously was such an Affiliated Shareholder until the announcement date of the business combination; or

•	a business combination of a corporation with a wholly owned subsidiary if the subsidiary is not an affiliate or associate of the Affiliated Shareholder other than by reason of the Affiliated Shareholder’s beneficial ownership of the voting shares of the corporation.

Neither First Financial’s certificate of formation nor its bylaws contain any provision expressly providing that First Financial will not be subject to the affiliated business combinations provisions of the TBOC. The affiliated business combinations provisions of the TBOC may have the effect of inhibiting a non-negotiated merger or other business combination involving First Financial, even if such event(s) would be beneficial to the shareholders of First Financial.

BUSINESS OF FBC BANCSHARES, INC.

General

FBC was incorporated as a Texas corporation in April 2013 to serve as a bank holding company for First Bank. FBC does not, as an entity, engage in separate business activities of a material nature apart from the activities it performs for First Bank. Its primary activities are to provide assistance in the management and coordination of First Bank’s financial resources. FBC has no significant assets other than all of the outstanding common stock of First Bank. FBC derives its revenues primarily from the operations of First Bank in the form of dividends received from First Bank.

First Bank was chartered as national banking association in May 1985 as First Bank of Conroe, National Association and changed its name to First Bank, National Association in May 2012. Since its inception, First Bank has generally grown organically without any significant acquisitions.

As a bank holding company, FBC is subject to supervision and regulation by the Federal Reserve in accordance with the requirements set forth in the BHC Act and by the rules and regulations issued by the Federal Reserve.

As of March 31, 2015, FBC had, on a consolidated basis, total assets of $382.8 million, total deposits of $342.1 million, total loans (net of unearned discount and allowance for loan losses) of $260.6 million and total shareholders’ equity of $16.4 million. FBC does not file reports with the SEC. FBC does, however, voluntarily provide annual reports, including audited financial statements, to its shareholders in connection with its annual meeting.

Products and Services

First Bank is a traditional commercial bank offering a wide variety of services to satisfy the needs of the consumer and commercial customers in its primary market areas. First Bank offers most types of loans for any legitimate purpose, including loans to small- and medium-sized businesses for the purpose of purchasing equipment, inventory, facilities or for working capital. Consumer loans offered include loans for the purpose of purchasing automobiles, recreational vehicles, personal residences and household goods, and for home improvements needs. Further, First Bank offers mortgage loans with either fixed or variable interest rates to borrowers to purchase, improve and refinance one-to-four family properties. First Bank also provides business and personal depository products and services, including checking and savings accounts, certificates of deposit, money market accounts, debit cards, online banking, direct deposit services, business accounts and cash management services. Travelers checks, money orders and wire transfer services are also available. First Bank’s business is not seasonal in any material respect.

First Bank funds its lending activities primarily from the core deposit base. First Bank obtains deposits from the local market with no material portion (in excess of 10% of total deposits) dependent upon any one person or entity.

Market Area

First Bank currently has eight banking locations, with six locations in Montgomery County, Texas, of which three are located in Conroe and the other three in Magnolia, Montgomery and Willis. First Bank’s two other offices are located in The Woodlands, Harris County, and Huntsville, Walker County, Texas. First Bank’s business is not dependent on one or a few major customers.

Competition

The table below lists First Bank’s deposit market share for certain significant market areas (including Metropolitan Statistical Areas, or MSAs) in which First Bank provides services.

Market Area	Market Rank(1)	No. of Institutions in Market	Branch Count	Deposits In Market (in millions)	Market Share (%)
Houston-The Woodlands-Sugar Land, Texas MSA	44	103	7	$318.9	0.13

(1)	Deposit information used to determine market rank was provided by the FDIC’s Summary of Deposits, reported as of June 30, 2014.

Each activity in which FBC is engaged involves competition with other banks, as well as with nonbanking financial institutions and nonfinancial enterprises. In addition to competing with other commercial banks within and outside its primary service area, FBC competes with other financial institutions engaged in the business of making loans or accepting deposits, such as savings and loan associations, credit unions, industrial loan associations, insurance companies, small loan companies, financial companies, mortgage companies, real estate investment trusts, certain governmental agencies, credit card organizations and other enterprises. FBC also competes with suppliers of equipment in furnishing equipment financing. Banks and other financial institutions with which FBC competes may have capital resources and legal loan limits substantially higher than those maintained by FBC.

Employees

As of March 31, 2015, FBC had 99 full-time equivalent employees, none of whom is covered by a collective bargaining agreement.

Legal Proceedings

There are no threatened or pending legal proceedings against FBC which, if determined adversely, would, in the opinion of management, have a material adverse effect on the business of FBC’s financial condition, results of operations or cash flows.

BENEFICIAL OWNERSHIP OF FBC COMMON STOCK BY

MANAGEMENT AND PRINCIPAL SHAREHOLDERS OF FBC

The following table sets forth certain information regarding the beneficial ownership of FBC common stock as of the record date by: (1) each person who is known by FBC to beneficially own 5% or more of FBC’s common stock; (2) each director of FBC; (3) the principal executive officer, the principal financial officer and the three other most highly compensated executive officers of FBC, or FBC’s named executive officers; and (4) all directors and executive officers of FBC as a group. Unless otherwise indicated, based on information furnished by such shareholders, management of FBC believes that each person has sole voting and dispositive power over the shares indicated as owned by such person. The address for each of the listed beneficial owners is c/o FBC Bancshares, Inc., 1800 West White Oak Terrace, Conroe, Texas 77304.

Name of Beneficial Owner	Number of Shares Beneficially Owned		Percentage Beneficially Owned(1)
Principal Shareholders who are Not Directors or Executive Officers
Rebecca Shands Getter	64,285	(2)	7.3%
Clifford Grum	158,880	(3)	18.0%
Charlotte Ann Temple	132,632		15.0%
Estate of Arthur Temple, III	132,632	(4)	15.0%
Directors and Named Executive Officers
Sam W. Baker	15,100		1.7%
Joe C. Denman, III	158,612	(5)	17.9%
Kenneth Mayfield	2,700		*
H. J. Shands, III	31,544	(6)	3.6%
Robert M. Shands	21,727		2.5%
M. Richard Warner	1,000		*
Lee Warren	1,368		*
Directors and Named Executive Officers as a group (7 persons)	232,051		26.2%

*	Indicates ownership which does not exceed 1.0%.
(1)	The percentage beneficially owned was calculated based on 884,600 shares of FBC’s common stock issued and outstanding as of the record date (rounded to the nearest tenth of a percent). The percentage assumes the exercise by the shareholder or group named in each row of all options for the purchase of FBC common stock held by such shareholder or group and exercisable within 60 days.
(2)	Includes 61,971 shares held individually and 2,314 shares held by Ms. Getter’s spouse.
(3)	Includes 128,880 shares held individually and 30,000 shares owned by a private foundation for which Mr. Grum retains beneficial ownership.
(4)	Ellen C. Temple and First Bank & Trust East Texas, Diboll, Texas, serve as independent co-executors of the Estate of Arthur Temple, III.
(5)	Includes 1,000 shares held individually, 78,806 shares held by the Estate of Joe C. Denman, Jr., for which Mr. Denman serves as executor, and 78,806 shares held by the Estate of Virginia C. Denman, for which Mr. Denman serves as executor.
(6)	Includes 29,230 shares held individually and 2,314 shares held Mr. Shands’ spouse.

COMPARATIVE MARKET PRICES AND DIVIDEND DATA

First Financial

First Financial common stock is listed on the NASDAQ Global Select Market under the symbol “FFIN.” Quotations of the sales volume and the closing sales prices of the common stock of First Financial are listed daily in the NASDAQ’s listings.

The following table sets forth, for the periods indicated, the high and low intra-day sales prices for the First Financial common stock as reported by the NASDAQ Global Select Market and the cash dividends declared per share (adjusted for stock dividends and splits):

	High	Low	Cash Dividends Per Share
2013 First Quarter	$24.50	$19.93	$0.125
Second Quarter	28.45	22.96	0.13
Third Quarter	31.99	27.84	0.13
Fourth Quarter	33.76	28.25	0.13

2014 First Quarter	$33.47	$28.60	$0.13
Second Quarter	32.30	28.47	0.14
Third Quarter	32.54	27.72	0.14
Fourth Quarter	32.34	26.58	0.14

2015 First Quarter	$30.17	$24.46	$0.14
Second Quarter(1)	34.13	27.16	0.16

(1)	Through June 17, 2015. First Financial announced a cash dividend of $0.16 per share on April 28, 2015 that is payable to shareholders of record as of June 16, 2015 on July 1, 2015.

FBC shareholders are advised to obtain the current stock quotation for First Financial common stock. The market price of First Financial common stock will fluctuate from the date of this proxy statement/prospectus to the date of completion of the merger. Because the number of shares of First Financial common stock to be issued in the merger and the aggregate merger consideration that FBC shareholders will receive will fluctuate based on the market price of the First Financial common stock, FBC shareholders will not know the exact amount of the value of the consideration that FBC shareholders will receive in connection with the merger when FBC shareholders vote on the reorganization agreement and merger.

After the merger, First Financial currently expects to pay (when, as and if declared by First Financial’s board of directors out of funds legally available for that purpose) regular quarterly cash dividends. While First Financial currently pays dividends on its common stock, there is no assurance that it will continue to pay dividends in the future. Future dividends on First Financial common stock will depend upon its earnings and financial condition, liquidity and capital requirements, the general economic and regulatory climate, its ability to service any equity or debt obligations senior to the common stock and other factors deemed relevant by the board of directors of First Financial.

As a holding company, First Financial is ultimately dependent upon its subsidiaries to provide funding for its operating expenses, debt service and dividends. Various banking laws applicable to First Financial Bank limit the payment of dividends and other distributions by First Financial Bank to First Financial, and may therefore limit First Financial’s ability to pay dividends on its common stock. Regulatory authorities could impose administratively stricter limitations on the ability of First Financial Bank to pay dividends to First Financial if such limits were deemed appropriate to preserve certain capital adequacy requirements.

FBC

There is no established public trading market for the common stock of FBC, and no market for FBC’s common stock is expected to develop if the merger does not occur. No registered broker/dealer makes a market in FBC’s common stock, and FBC’s common stock is not listed or quoted on any stock exchange or automated quotation system. FBC acts as the transfer agent and registrar for its own shares. As of the record date, there were approximately 49 holders of FBC’s common stock.

FBC is not aware of any trades in its common stock since its formation in 2013. The most recent trade of First Bank’s common stock, prior to the formation of FBC, occurred on December 20, 2012, when 600 shares were traded at a price of $52.00 per share. There were other limited transfers of First Bank’s common stock prior to that time, including transfers between related parties (as gifts or to trusts or estates). Because of limited trading, the price described above may not be representative of the actual or fair value of FBC’s common stock. FBC is not obligated to register its common stock or, upon any registration, to create a market for its stock.

FBC’s shareholders are entitled to receive dividends out of legally available funds as and when declared by FBC’s board of directors, in its sole discretion. As a Texas corporation, FBC is subject to certain restrictions on dividends under the TBOC. Generally, a Texas corporation may pay dividends to its shareholders out of its surplus (the excess of its assets over its liabilities and stated capital) unless the corporation is insolvent or the payment of the dividend would render the corporation insolvent.

FBC has not paid dividends on its common stock since its inception in 2013. However, in connection with the revocation of First Bank’s subchapter S election and the formation of FBC as a bank holding company for First Bank in 2013, FBC distributed to its shareholders a portion of the accumulated adjustment account in the amount of approximately $13.1 million in aggregate principal amount of subordinated promissory notes due June 30, 2028, which will be paid in full by First Financial shortly after closing the merger. FBC has used dividends received from First Bank to service the outstanding subordinated promissory notes.

FBC does not engage in separate business activities of a material nature. As a result, FBC’s ability to pay dividends depends upon the dividends received from First Bank. As a national banking association, First Bank’s ability to pay dividends is restricted by certain laws and regulations. Under 12 U.S.C. § 56, a national bank cannot pay dividends on its stock from its capital stock and surplus accounts. All dividends on its stock must be paid out of net profits after making deductions for expenses, including losses and provisions for loan losses. As of March 31, 2015, First Bank had retained earnings of $11.4 million. The payment of dividends out of net profits is further restricted by 12 U.S.C. § 60(a), which limits a national bank when declaring dividends on its shares of stock until its capital surplus equals the amount of capital stock or if the surplus fund does not equal the amount of capital stock, by requiring a portion of the bank’s net income to be transferred to the surplus account each time dividends are declared. For this purpose, “net profits” means the remainder of all earnings from current operations plus actual recoveries on loans and investments and other assets after deducting from the total thereof all current operating expenses, actual losses and all federal and state taxes. In addition, 12 U.S.C. § 60(b) places a recent earnings limitation on the payment of dividends by a national bank by requiring prior approval by the OCC of a dividend if the total of all dividends declared by a national bank in any year exceeds the total of its net income of that year combined with retained net income of the two preceding years, less any required transfer to surplus. The OCC further restricts the ability of national banks to pay any dividends by preventing national banks from including provisions for loan losses in “net profits” and thus reducing the funds available for payment of dividends.

DESCRIPTION OF FIRST FINANCIAL CAPITAL STOCK

General

First Financial has authorized 120,000,000 shares of First Financial common stock, par value $0.01 per share, 64,156,302 shares of which are outstanding as of June 17, 2015. The following summary is qualified in its entirety by reference to the certificate of formation and bylaws of First Financial.

First Financial common stock

The holders of First Financial common stock are entitled to one vote for each share of First Financial common stock owned. Holders of First Financial common stock may not cumulate their votes for the election of directors. Holders of First Financial common stock do not have preemptive rights to acquire any additional, unissued or treasury shares of First Financial. First Financial common stock is not convertible into any other security of First Financial and does not carry a right to subscribe to or acquire shares of First Financial.

Holders of First Financial common stock will be entitled to receive dividends out of funds legally available therefor, if and when properly declared by the First Financial board. On liquidation of First Financial, the holders of First Financial common stock are entitled to share pro rata in any distribution of the assets of First Financial after all other indebtedness of First Financial has been retired.

EXPERTS

The consolidated financial statements of First Financial Bankshares, Inc. at December 31, 2014 and 2013, and for each of the three years in the period ended December 31, 2014, incorporated by reference in the Proxy Statement of First Financial Bankshares, Inc. which is referred to and made a part of this Prospectus and Registration Statement, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

LEGAL MATTERS

The validity of the shares of First Financial common stock to be issued by First Financial in connection with the merger will be passed upon by Norton Rose Fulbright US LLP, Dallas, Texas. Certain legal matters with respect to the merger will be passed upon for FBC by Fenimore, Kay, Harrison & Ford, LLP, Austin, Texas.

OTHER MATTERS

As of the date of this proxy statement/prospectus, the board of directors of FBC knows of no matters that will be presented for consideration at the special meeting of shareholders other than as described in this proxy statement/prospectus. However, if any other matters are properly brought before the special meeting or any adjournment or postponement thereof, it is intended that the proxies will act in accordance with their best judgment unless otherwise indicated in the appropriate box on the proxy.

WHERE YOU CAN FIND MORE INFORMATION

First Financial files reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934. You may read and copy this information at the SEC’s Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549.

You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains reports, proxy and information statements and other information about issuers, like First Financial, who file electronically with the SEC. The address of that site is http://www.sec.gov.

The SEC allows First Financial to “incorporate by reference” information in this proxy statement/prospectus. This means that First Financial can disclose important business and financial information to you by referring you to another document filed separately with the SEC. The information that First Financial incorporates by reference is considered to be part of this proxy statement/prospectus, and later information that First Financial files with the SEC will automatically update and supersede the information First Financial included in this proxy statement/prospectus. This document incorporates by reference the documents that are listed below that First Financial has previously filed with the SEC, except to the extent that any information contained in such filings is deemed “furnished” in connection with SEC rules.

First Financial SEC Filings (File Number: 000-07674)

•	Proxy Statement for Annual Meeting filed on March 2, 2015;

•	Annual Report on Form 10-K for the year ended December 31, 2014 filed on February 20, 2015;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2015, filed with the SEC on May 4, 2015;

•	Current Reports on Form 8-K filed on January 28, April 3, 2015, April 30, 2015 and May 4, 2015; and

•	The description of First Financial’s common stock, par value $0.01 per share, contained in First Financial’s Registration Statements on Form 8-A dated January 7, 1994 and November 21, 1995, including any amendment or report filed with the SEC for the purpose of updating such description.

First Financial also incorporates by reference any future filings it makes with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement/prospectus and before the meeting. Any statement contained in this proxy statement/prospectus or in a document incorporated or deemed to be incorporated by reference in this proxy statement/prospectus is deemed to be modified or superseded to the extent that a statement contained herein or in any subsequently filed document that also is, or is deemed to be, incorporated by reference herein modified or superseded such statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this proxy statement/prospectus.

Documents incorporated by reference are available from First Financial without charge (except for exhibits to the documents unless the exhibits are specifically incorporated in the document by reference). You may obtain documents incorporated by reference in this document by requesting them in writing or by telephone from First Financial at the following address:

First Financial Bankshares, Inc.

400 Pine Street

Abilene, Texas 79601

Attention: J. Bruce Hildebrand,

Executive Vice President and

Chief Financial Officer

Telephone: (325) 625-7155

To obtain timely delivery, you must make a written or oral request for a copy of such information by July 16, 2015.

First Financial has filed a registration statement on Form S-4 under the Securities Act with the SEC with respect to the First Financial common stock to be issued to shareholders of FBC in the merger. This proxy statement/prospectus constitutes the prospectus of First Financial filed as part of the registration statement. This proxy statement/prospectus does not contain all of the information set forth in the registration statement because certain parts of the registration statement are omitted in accordance with the rules and regulations of the SEC. The registration statement and its exhibits are available for inspection and copying as set forth above.

You should rely only on the information contained in this proxy statement/prospectus. Neither First Financial nor FBC has authorized anyone to provide you with different information. Therefore, if anyone gives you different or additional information, you should not rely on it. The information contained in this proxy statement/prospectus is correct as of its date. It may not continue to be correct after this date. FBC has supplied all of the information about FBC and First Bank contained in this proxy statement/prospectus and First Financial has supplied all of the information contained in this proxy statement/prospectus about First Financial and its subsidiaries. Each of us is relying on the correctness of the information supplied by the other.

This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this proxy statement/prospectus, or the solicitation of a proxy, in any jurisdiction to or from any person to whom or from it is unlawful to make such offer, solicitation of an offer or proxy solicitation in such jurisdiction.

Appendix A

AGREEMENT AND PLAN OF REORGANIZATION

BY AND BETWEEN

FIRST FINANCIAL BANKSHARES, INC.

AND

FBC BANCSHARES, INC.

Dated as of April 1, 2015

A-i

(continued)

A-ii

(continued)

A-iii

(continued)

A-iv

AGREEMENT AND PLAN OF REORGANIZATION

This AGREEMENT AND PLAN OF REORGANIZATION (this “Agreement”) is effective as of April 1, 2015, by and between First Financial Bankshares, Inc., a Texas corporation and registered bank holding company under the Bank Holding Company Act of 1956, as amended (the “BHCA”), with its principal offices in Abilene, Texas (“FFIN”), and FBC Bancshares, Inc., a Texas corporation and registered bank holding company under the BHCA (“FBC”).

RECITALS

WHEREAS, FBC owns all of the common stock of First Bank, National Association, a national banking association with its principal offices in Conroe, Texas (the “Bank”);

WHEREAS, FFIN owns all of the common stock of First Financial Bank, National Association, a national association with its principal offices in Abilene, Texas (“FFB”);

WHEREAS, the Board of Directors of FFIN (the “FFIN Board”) and the Board of Directors of FBC (the “FBC Board”) have determined that it is advisable and in the best interests of their respective companies and their shareholders to consummate a business combination transaction provided for in this Agreement in which FFIN will, on the terms and subject to the conditions set forth in this Agreement, acquire FBC through the merger of a wholly owned subsidiary of FFIN (“Merger Sub”) with and into FBC, with FBC surviving the merger (the “Merger”) as a wholly-owned subsidiary of FFIN;

WHEREAS, immediately following, and in connection with, the Merger, FBC will be merged with and into FFIN, with FFIN surviving the merger and the Bank will be merged with and into FFB, with FFB surviving the merger on the terms and conditions set forth in the Agreement and Plan of Merger attached as Exhibit “A” (the “Bank Merger Agreement”);

WHEREAS, it is intended that the Merger be treated as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”); and

WHEREAS, FFIN and FBC desire to set forth certain representations, warranties and covenants made by each to the other as an inducement to the execution and delivery of this Agreement and certain additional agreements related to the transactions contemplated hereby:

AGREEMENT

NOW, THEREFORE, for and in consideration of the foregoing and of the mutual representations, warranties, covenants and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and subject to the conditions set forth below, the parties, intending to be legally bound, undertake, promise, covenant and agree with each other as follows:

ARTICLE I

THE MERGER

Section 1.01 Merger of Merger Sub with and into FBC. Subject to the terms and conditions of this Agreement and an Agreement and Plan of Merger, by and between Merger Sub and FBC (the “Merger Agreement”), a form of which is attached as Exhibit “B”, at the Effective Time (as defined in Section 2.01), FFIN will cause Merger Sub to merge with and into FBC in accordance with the provisions of Chapter 10 of the

Texas Business Organizations Code (the “TBOC”). FBC will be the surviving corporation in the Merger (the “Surviving Corporation”) and will continue its corporate existence under the TBOC. Upon completion of the Merger, FFIN will cause (i) the merger of FBC with and into FFIN, with FFIN as the surviving corporation and (ii) the merger of the Bank with and into FFB (the “Bank Merger”), with FFB as the surviving bank on the terms and subject to the conditions set forth in the Bank Merger Agreement.

Section 1.02 Effects of the Merger. The Merger will have the effects set forth in Section 10.008 of the TBOC. The name of the Surviving Corporation will be “FBC Bancshares, Inc.”

Section 1.03 Certificate of Formation and Bylaws. The Certificate of Formation and Bylaws of FBC, as in effect immediately before the Effective Time, will be the Certificate of Formation and Bylaws of the Surviving Corporation until thereafter changed or amended as provided by applicable law.

Section 1.04 Directors and Officers. The directors and officers, respectively, of Merger Sub at the Effective Time will become the directors and officers of the Surviving Corporation and will hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the Certificate of Formation and Bylaws of the Surviving Corporation or as otherwise provided by law.

Section 1.05 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any further action on the part of FFIN, FBC, Merger Sub or any holder of record of the following securities:

(a) Each share of common stock, par value $0.01 per share, of FFIN (the “FFIN Stock”), outstanding prior to the Effective Time shall remain one validly issued, fully paid and nonassessable share of FFIN Stock after the Effective Time and each outstanding and unexercised option to purchase a share of FFIN Stock shall remain one validly issued and outstanding option to purchase a share of FFIN Stock after the Effective Time.

(b) Except for the Cancelled Shares (as defined in Section 1.05(h) and Dissenting Shares (as defined in Section 1.12), each share of common stock, par value $5.00 per share, of FBC (the “FBC Stock”) that is issued and outstanding immediately prior to the Effective Time (collectively, the “Outstanding FBC Stock”) shall cease to be outstanding and shall be converted automatically into and become the right to receive a number, as adjusted in accordance with the terms of this Agreement, of validly issued, fully paid and nonassessable shares of FFIN Stock equal to:

(i) if the FFIN Market Price is greater than or equal to $32.97 per share, the quotient of (A) the Maximum Price, divided by (B) the FFIN Market Price;

(ii) if the FFIN Market Price is less than $32.97 per share but greater than $30.97 per share, the quotient of (A) the Appreciated FBC Per Share Value, divided by (B) the FFIN Market Price;

(iii) if the FFIN Market Price is less than or equal to $30.97 per share but greater than or equal to $24.97 per share, the quotient of (A) the Median Price, divided by (B) the FFIN Market Price;

(iv) if the FFIN Market Price is less than $24.97 per share but greater than $22.97 per share, the quotient of (A) the Depreciated FBC Per Share Value, divided by (B) the FFIN Market Price; or

(v) if the FFIN Market Price is less than or equal to $22.97 per share, the quotient of (A) the Minimum Price, divided by (B) the FFIN Market Price.

(c) If the Aggregate Stock Consideration to be issued pursuant to Section 1.05(b) exceeds the FFIN Share Cap, then FFIN, in its sole and absolute discretion, shall:

(i) increase the Aggregate Stock Consideration by issuing shares of FFIN Stock in excess of the FFIN Share Cap;

(ii) increase the Aggregate Stock Consideration by issuing shares of FFIN Stock in excess of the FFIN Share Cap and pay an additional cash amount (a “Cash Payment”); or

(iii) reduce the Aggregate Stock Consideration to a number of shares of FFIN Stock equal to the FFIN Share Cap and pay a Cash Payment;

in each case set forth in Sections 1.05(c)(i)-(iii), the total value of the Merger Consideration, based on the FFIN Market Price, paid to the holders of the Outstanding FBC Stock consisting of (x) the Aggregate Stock Consideration, as adjusted pursuant to this Section 1.05(c), and/or (y) a Cash Payment, shall equal the value of the Merger Consideration consisting solely of the Aggregate Stock Consideration that would have been issued pursuant to Section 1.05(b) but for the application of the FFIN Share Cap pursuant to this Section 1.05(c).

(d) For purposes of this Agreement, the following terms shall have the corresponding meanings set forth below:

(i) “Appreciated FBC Company Value” shall mean the sum of (A) the FFIN Appreciation Amount, plus (B) $59,000,000.

(ii) “Appreciated FBC Per Share Value” shall mean the quotient of (A) the Appreciated FBC Company Value, divided by (B) the Outstanding FBC Stock.

(iii) “Depreciated FBC Company Value” shall mean the difference of (A) the $59,000,000, minus (B) the FFIN Depreciation Amount.

(iv) “Depreciated FBC Per Share Value” shall mean the quotient of (A) the Depreciated FBC Company Value, divided by (B) the Outstanding FBC Stock.

(v) “Determination Date” shall mean the fifth (5th) Business Day immediately preceding the Closing Date (such fifth (5th) Business Day to be determined by counting the Business Day immediately preceding the Closing Date as the first Business Day);

(vi) “FFIN Appreciation Value” shall mean the quotient of (A) the difference of (x) the FFIN Market Price, minus (y) the FFIN High Collar, divided by (B) two.

(vii) “FFIN Appreciation Amount” shall mean the product of (A) $2,000,000, multiplied by (B) FFIN Appreciation Value.

(viii) “FFIN Depreciation Amount” shall mean the product of (A) $2,000,000, multiplied by (B) FFIN Depreciation Value.

(ix) “FFIN Depreciation Value” shall mean the quotient of (A) the difference of (x) the FFIN Low Collar, minus (y) the FFIN Market Price, divided by (B) two.

(x) “FFIN High Collar” shall mean the sum of (A) the FFIN Starting Price, plus (B) three dollars.

(xi) “FFIN Low Collar” shall mean the difference of (A) the FFIN Starting Price, minus (B) three dollars.

(xii) “FFIN Market Price” means the average daily closing price of a share of FFIN Stock on the Nasdaq Global Select Market as reported by Bloomberg for each of the twenty (20) consecutive trading days ending on the Determination Date;

(xiii) “FFIN Share Cap” means 2,231,941 shares of FFIN Stock;

(xiv) “FFIN Starting Price” means $27.97, which is the average daily closing price of a share of FFIN Stock on the Nasdaq Global Select Market as reported by Bloomberg for each of the ten (10) consecutive trading days ending on the trading day immediately preceding the date of this Agreement.

(xv) “Maximum Price” means the quotient of (A) $61,000,000 divided by (B) the Outstanding FBC Stock;

(xvi) “Median Price” means the quotient of (A) $59,000,000 divided by (B) the Outstanding FBC Stock;

(xvii) “Minimum Price” means the quotient of (A) $57,000,000 divided by (B) the Outstanding FBC Stock.

(e) Notwithstanding the foregoing, in no event shall FFIN make an election pursuant to Section 1.05(c) or Section 9.01(i) to set the Cash Consideration at an amount that would jeopardize the ability of the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code.

(f) No certificates representing a fractional share shall be issued by FFIN. In lieu of any fractional share, each holder of FBC Stock entitled to a fractional share, upon surrender of such shares of FBC Stock, shall be entitled to receive from FFIN an amount in cash (without interest), payable in accordance with Section 1.06, rounded to the nearest cent, determined by multiplying the fractional share by the FFIN Market Price.

(g) All shares of FBC Stock to be converted into Merger Consideration pursuant to this Section 1.05 shall cease to exist, and each holder of a certificate, which immediately prior to the Effective Time represented any such shares of FBC Stock shall thereafter cease to have any rights with respect to such shares of FBC Stock, except the right to receive the proportionate share of the Merger Consideration.

(h) Any shares of FBC Stock that are owned immediately prior to the Effective Time by FBC, FFIN or their respective Subsidiaries (other than (i) shares of FBC Stock held, directly or indirectly, in trust accounts, managed accounts and the like or otherwise held in a fiduciary capacity that are beneficially owned by third parties and (ii) shares of FBC Stock held in respect of a debt previously contracted) shall be canceled and extinguished without any conversion thereof or consideration therefor (the “Cancelled Shares”).

(i) Each share of common stock of Merger Sub outstanding prior to the Effective Time shall remain outstanding as a share of common stock of the Surviving Corporation.

(j) Notwithstanding anything to the contrary herein, if, between the date hereof and the Effective Time, the outstanding shares of FFIN Stock increase, decrease, change into or are exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization (a “Share Adjustment”), then the number of shares of FFIN Stock to be exchanged for each share of FBC Stock and the FFIN Share Cap shall be appropriately and proportionately adjusted so that each holder of FBC Stock shall be entitled to receive the Merger Consideration in such proportion as it would have received if the record date for such Share Adjustment had been immediately after the Effective Time.

Section 1.06 Exchange Procedures

(a) Prior to the Effective Time, FFIN shall appoint Continental Stock Transfer & Trust Company, pursuant to an agreement (the “Exchange Agent Agreement”) reasonably acceptable to FBC (the “Exchange Agent”) to act as the exchange agent hereunder.

(b) Promptly after the Effective Time, FFIN shall deposit with or make available to the Exchange Agent for exchange in accordance with this Section 1.06 the Aggregate Stock Consideration and if applicable, the Cash Consideration (together with, to the extent then determinable, any cash payable in lieu of fractional shares) (collectively, the “Exchange Fund”).

(c) Within five (5) Business Days after the Effective Time and subject to the receipt by the Exchange Agent of a list of FBC’s shareholders in a format that is acceptable to the Exchange Agent, the Exchange Agent shall mail to each holder of record immediately prior to the Effective Time of certificates (other than with respect to Cancelled Shares and Dissenting Shares) representing shares of FBC Stock (each a “Certificate”), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to each Certificate shall pass, only upon delivery of such Certificate (or an affidavit of loss in lieu of such Certificate and, if reasonably required by FFIN or the Exchange Agent, the posting by such holder of FBC Stock of a bond in such amount as FFIN may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate)) to the Exchange Agent and shall be substantially in such form and have such other provisions as shall be prescribed by the Exchange Agent Agreement (the “Letter of Transmittal”) and (ii) instructions for use in surrendering each Certificate in exchange for the Merger Consideration, any cash in lieu of a fractional share of FFIN Stock to be issued or paid in consideration therefor and any dividends or distributions to which such holder is entitled pursuant to this Section 1.06.

(d) Within five (5) Business Days after surrender to the Exchange Agent of its Certificate or Certificates, accompanied by a properly completed Letter of Transmittal, or within five (5) Business Days after the Effective Time for any uncertificated shares of FBC Stock held of record in book-entry form (subject to receipt of any customary tax documentation that may be reasonably requested by the Exchange Agent), the Exchange Agent shall deliver to such holder of FBC Stock the Merger Consideration and any cash in lieu of a fractional share of FFIN Stock to be issued or paid in consideration therefor in respect of the shares of FBC Stock represented by such holder’s Certificate or Certificates. Until so surrendered, each Certificate shall represent after the Effective Time, for all purposes, only the right to receive, without interest, the Merger Consideration and any cash in lieu of a fractional share of FFIN Stock to be issued or paid in consideration therefor upon surrender of such Certificate in accordance with, and any dividends or distributions to which such holder is entitled pursuant to this Section 1.06.

(e) No dividends or other distributions with respect to FFIN Stock shall be paid to the holder of any unsurrendered Certificate with respect to the shares of FFIN Stock represented thereby, in each case unless and until the surrender of such Certificate in accordance with this Section 1.06. Subject to the effect of applicable abandoned property, escheat or similar laws, following surrender of any such Certificate in accordance with this Section 1.06, the record holder thereof shall be entitled to receive, without interest, (i) the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to the whole shares of FFIN Stock represented by such Certificate and not paid and/or (ii) at the appropriate payment date, the amount of dividends or other distributions payable with respect to shares of FFIN Stock represented by such Certificate with a record date after the Effective Time (but before such surrender date) and with a payment date subsequent to the issuance of the FFIN Stock issuable with respect to such Certificate.

(f) In the event of a transfer of ownership of a Certificate representing FBC Stock prior to the Effective Time that is not registered in the stock transfer records of FBC, the Merger Consideration and any cash in lieu of a fractional share of FFIN Stock to be issued or paid in consideration therefor shall be issued or paid in exchange therefor to a person other than the person in whose name the Certificate so surrendered is registered if the Certificate formerly representing such FBC Stock shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment or issuance shall pay any transfer or other similar Taxes (as defined in Section 3.12(m)) required by reason of the payment or issuance to a person other than the registered holder of the Certificate or establish to the satisfaction of FFIN and the Exchange Agent that the Tax has been paid or is not applicable.

(g) FFIN and the Exchange Agent, as the case may be, shall be entitled to deduct and withhold, if necessary, from any consideration otherwise payable pursuant to this Agreement to any Person such amounts as FFIN or the Exchange Agent, as the case may be, is required to deduct and withhold under the Code, or any provision of state, local or foreign tax law, with respect to the making of such payment. To the extent that amounts are so withheld by FFIN or the Exchange Agent, as the case may be, and remitted to the appropriate Governmental Entity (as defined in Section 11.11), such withheld amounts shall be treated for all purposes of this Agreement as having been paid to such Person in respect of which such deduction and withholding was made by FFIN or the Exchange Agent, as the case may be.

(h) Any portion of the Exchange Fund that remains unclaimed by the shareholders of FBC at the expiration of six (6) months after the Effective Time shall be paid to FFIN. In such event, any former shareholders of FBC who have not theretofore complied with this Section 1.06 shall thereafter look only to FFIN with respect to the Merger Consideration, any cash in lieu of any fractional shares and any unpaid dividends and distributions on the FFIN Stock deliverable in respect of each share represented by a Certificate such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon.

(i) Any other provision of this Agreement notwithstanding, none of FFIN, the Surviving Corporation or the Exchange Agent shall be liable to a holder of FBC Stock for any amounts paid or property delivered in good faith to a public official pursuant to any applicable abandoned property, escheat or similar law.

Section 1.07 Adjustment to the Merger Consideration Calculation. If the Adjusted Equity (defined below) of FBC, as calculated in accordance with this Section 1.07 as of the close of business on the Business Day immediately preceding the Closing Date, or such other date as mutually agreeable to the parties hereto (the “Calculation Date”), is less than $14,705,000 (the “Minimum Equity”), then the Merger Consideration shall be reduced ratably between the Cash Consideration (if any) and the Aggregate Stock Consideration by an amount equal to the difference between the Minimum Equity and the Adjusted Equity.

(a) “Adjusted Equity” means the total consolidated shareholders’ equity of FBC, calculated on a consolidated basis and in accordance with GAAP and adjusted to reflect the payment of or accrual for all FBC Merger Costs. For purposes of this Agreement, “FBC Merger Costs” means, on an after-tax basis, (i) the legal, professional, investment banking, consulting and accounting fees and expenses of FBC associated with the Merger, including any cost to obtain any opinion as to the financial fairness of the Merger, (ii) all fees related to obtaining the Tail Coverage (as defined in Section 5.17), (iii) the payments owed by FBC or the Bank to those employees and in such amounts listed on Confidential Schedule 1.07(a), including, without limitation any stay-pay or retention bonus amounts or change in control payments (all of which shall be reflected on Confidential Schedule 1.07(a) including the name of the recipient, the amount of such payment and with respect to any stay-pay or retention bonus arrangements, the date through which the recipient must remain employed by the Surviving Corporation to receive the stay-pay or retention bonus amount), (iv) a mutually agreeable estimate of the cost of obtaining a determination letter from the Internal Revenue Service (the “IRS”) in connection with the termination of a Retirement Plan (as defined in Section 5.14), (v) any federal income tax obligations, franchise tax obligations or real property tax obligations incurred prior to the Effective Time and (vi) the accrual or payment of all of the costs, fees, expenses and penalties necessary to be paid by FBC or the Bank in connection with any contract termination required pursuant to this Agreement, including, without limitation, all costs, fees, expenses and penalties associated with the termination of the data processing or technology contracts contemplated by Section 5.15 hereof. In addition, any dividends (whether paid or declared) by FBC shall have been recorded by FBC as a reduction of Adjusted Equity.

Section 1.08 Dividend to Shareholders. To the extent, if any, that the Adjusted Equity exceeds the Minimum Equity on the Calculation Date, the Bank shall dividend such excess amount to FBC and FBC may in turn dividend such amount to the holders of FBC Stock after the Calculation Date and prior to the Effective Time.

Section 1.09 Shareholders’ Meeting. FBC, acting through the FBC Board, shall, in accordance with applicable law:

(a) duly call, give notice of, convene and hold a meeting of its shareholders (the “Shareholders’ Meeting”) as soon as practicable after the Registration Statement (as defined in Section 5.13) and the Proxy Statement/Prospectus (as defined in Section 1.09(d)) (forming a part of the Registration Statement) become effective with the SEC for the purpose of approving and adopting this Agreement, the Merger, and the transactions contemplated hereby;

(b) require no greater than the minimum vote of the common shares of FBC Stock, required by applicable law in order to approve this Agreement, Merger Agreement, the Merger and the transactions contemplated hereby;

(c) include in the Proxy Statement/Prospectus the recommendation of the FBC Board that the shareholders of FBC vote in favor of the approval and adoption of this Agreement, the Merger and the transactions contemplated hereby; and

(d) cause the Proxy Statement/Prospectus to be mailed to the shareholders of FBC as soon as practicable after the Registration Statement and the Proxy Statement/Prospectus (forming a part of the

Registration Statement) become effective with the SEC, and use its commercially reasonable efforts to obtain the approval and adoption of this Agreement, the Merger and the transactions contemplated hereby by shareholders holding at least the minimum number of shares of FBC Stock entitled to vote at the Shareholders’ Meeting necessary to approve the foregoing under applicable law. The letter to shareholders, notice of meeting, proxy statement of FBC and form of proxy to be distributed to shareholders in connection with the Merger and the Merger Agreement shall be in form and substance reasonably satisfactory to FFIN and are collectively referred to herein as the “Proxy Statement/Prospectus”.

Section 1.10 Tax Treatment. It is intended that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute, and is hereby adopted as, a “plan of reorganization” for purposes of Sections 354 and 361 of the Code. From and after the date of this Agreement and until the Closing Date, each party hereto shall use its reasonable best efforts to cause the Merger to qualify, and will not knowingly take any action, cause any action to be taken, fail to take any action or cause any action not to be taken, which action or failure to act could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 1.11 Modification of Structure. Notwithstanding any provision of this Agreement to the contrary, FFIN may elect, subject to the filing of all necessary applications and the receipt of all required regulatory approvals, to modify the structure of the transactions contemplated hereby so long as (i) there are no material adverse federal or state income tax consequences to the holders of FBC Stock as a result of such modification, (ii) the after tax consideration to be paid to the holders of FBC Stock is not changed in kind or reduced in amount, and (iii) such modification will not be likely to materially delay or jeopardize receipt of any required regulatory approvals or the Closing.

Section 1.12 Dissenting Shareholders. Notwithstanding anything in this Agreement to the contrary, each share of FBC Stock that is outstanding immediately prior to the Effective Time and that is held by shareholders (“Dissenting Shares”) who have not voted such shares in favor of the this Agreement, the Merger Agreement, the Merger and the transactions contemplated hereby and who will have otherwise complied with the terms and provisions of Chapter 10, Subchapter H of the TBOC will be entitled to those rights and remedies set forth in Chapter 10, Subchapter H of the TBOC; but if a shareholder fails to perfect, withdraws or otherwise loses any such right or remedy granted by the TBOC, each such Dissenting Share shall be deemed to have been converted into and to have become exchangeable for, the right to receive the Merger Consideration without any interest thereon in accordance with the provisions of this Article I.

ARTICLE II

THE CLOSING AND THE CLOSING DATE

Section 2.01 Time and Place of the Closing and Closing Date.

(a) On a date mutually acceptable to FFIN and FBC within thirty (30) days after the receipt of all necessary regulatory, corporate and other approvals and the expiration of any mandatory waiting periods (the “Closing Date”), as may be extended by mutual agreement of the parties for a reasonable period to facilitate a Calculation Date on month-end in the event the parties so agree, a meeting (the “Closing”) will take place at which the parties to this Agreement will exchange certificates, letters and other documents in order to determine whether all of the conditions set forth in Article VII and Article VIII have been satisfied or waived or whether any condition exists that would permit a party to this Agreement to terminate this Agreement. If none of the foregoing conditions then exists or if no party elects to exercise any right it may have to terminate this Agreement, then the parties will execute such documents and instruments as may be necessary or appropriate in order to effect the transactions contemplated by this Agreement.

(b) The Merger and other transactions contemplated by this Agreement shall become effective on the date and at the time the Certificate of Merger (the “Certificate of Merger”), reflecting the Merger, shall become effective with the Secretary of State of the State of Texas in accordance with the TBOC (the “Effective Time”). The parties will use their commercially reasonable efforts to cause the Effective Time to occur on the same date as the Closing Date, but in no event will the Effective Time occur more than 1 day after the Closing Date.

(c) The Closing will take place at the offices of Norton Rose Fulbright, 2200 Ross Avenue, Dallas, Texas 75201-2784 at 10:00 a.m. on the Closing Date, or at such other time and place to which the parties may agree.

Section 2.02 Actions to be Taken at the Closing by FBC. At the Closing, FBC will execute and acknowledge, or cause to be executed and acknowledged, and deliver to FFIN such documents and certificates contemplated to be delivered pursuant to this Agreement or reasonably necessary to evidence the transactions contemplated by this Agreement, including the following (all of such actions constituting conditions precedent to the obligations of FFIN to close hereunder):

(a) True, correct and complete copies of FBC’s Certificate of Formation and all amendments thereto, duly certified as of a recent date by the Texas Secretary of State (“TXSOS”);

(b) True, correct and complete copies of the Bank’s Articles of Association and all amendments thereto, duly certified as of a recent date by the Office of the Comptroller of the Currency (the “OCC”);

(c) A certificate of account status, dated as of a recent date, issued by the Texas Comptroller of Public Accounts (the “TCPA”), duly certifying as to the good standing of FBC under the laws of the State of Texas;

(d) A certificate of corporate existence, dated as of a recent date, issued by the OCC, duly certifying as to authorization of the Bank to transact the business of banking;

(e) A certificate, dated as of a recent date, issued by the Federal Deposit Insurance Corporation (the “FDIC”), duly certifying that the deposits of the Bank are insured by the FDIC pursuant to the Federal Deposit Insurance Act, as amended (the “FDIA”);

(f) A letter, dated as of a recent date, from the Federal Reserve Bank of Dallas, to the effect that FBC is a registered bank holding companies under the BHCA;

(g) A certificate, dated as of the Closing Date, executed by the Corporate Secretary or other appropriate executive officer of FBC, pursuant to which such officer will certify: (i) the due adoption by the FBC Board of corporate resolutions attached to such certificate authorizing the execution and delivery of this Agreement and the other agreements and documents contemplated hereby, including the Merger Agreement, and the taking of all actions contemplated hereby and thereby; (ii) the due adoption and approval by the shareholders of FBC of this Agreement and the Merger Agreement; and (iii) the incumbency and true signatures of those officers of FBC duly authorized to act on its behalf in connection with the transactions contemplated by this Agreement and to execute and deliver this Agreement and the Merger Agreement and other agreements and documents contemplated hereby and thereby; (iv) that the copy of the Bylaws of FBC attached to such certificate is true and correct and such Bylaws have not been amended except as reflected in such copy; and (v) a true and correct copy of the list of the holders of FBC Stock as of the Closing Date;

(h) A certificate, dated as of the Closing Date, signed by the chief executive officer of FBC, pursuant to which FBC will certify that (i) all of the representations and warranties made in this Agreement are true and correct in all material respects (except to the extent such representations and warranties are qualified by their terms by reference to “material,” “materiality,” “in all material respects,” “Material Adverse Change,” or the like, in which case such representations and warranties as so qualified are true and correct in all respects) on and as of the Closing Date as if made on such date, except with respect to those representations and warranties specifically made as of a specific date or time, which were true and correct in all material respects as of such date or time; (ii) FBC has performed and complied in all material respects with all of its obligations and agreements required to be performed on or prior to the Closing Date under this Agreement; and (iii) except as expressly permitted by this Agreement there has been no Material Adverse Change with respect to FBC or the Bank, individually or in the aggregate since December 31, 2014;

(i) All consents required from third parties to complete the transactions contemplated by this Agreement, including those listed on Confidential Schedule 3.08;

(j) All releases as required under Section 8.06; and

(k) All other documents required to be delivered to FFIN under this Agreement, and all other documents, certificates and instruments as are reasonably requested by FFIN or its counsel.

Section 2.03 Actions to be Taken at the Closing by FFIN. At the Closing, FFIN will execute and acknowledge, or cause to be executed and acknowledged, and deliver to FBC such documents and certificates contemplated to be delivered pursuant to this Agreement or reasonably necessary to evidence the transactions contemplated by this Agreement, including the following (all of such actions constituting conditions precedent to the obligations of FBC to close hereunder):

(a) True, correct and complete copies of FFIN’s Amended and Restated Certificate of Formation and all amendments thereto, duly certified as of a recent date by the TXSOS;

(b) A certificate of account status, dated as of a recent date, issued by the TCPA, duly certifying as to the good standing of FFIN under the laws of the State of Texas.

(c) A letter, dated as of a recent date, from the Federal Reserve Bank of Dallas, to the effect that FFIN is a registered bank holding companies under the BHCA.

(d) A certificate, dated as of the Closing Date, executed by the Corporate Secretary or other appropriate executive officer of FFIN, pursuant to which such officer will certify: (i) the due adoption by the FFIN Board of corporate resolutions attached to such certificate authorizing the execution and delivery of this Agreement and the other agreements and documents contemplated hereby, including the Merger Agreement, and the taking of all actions contemplated hereby and thereby; (ii) the incumbency and true signatures of those officers of FFIN duly authorized to act on its behalf in connection with the transactions contemplated by this Agreement and to execute and deliver this Agreement and the Merger Agreement and other agreements and documents contemplated hereby and thereby; (iii) that the copy of the Bylaws of FFIN attached to such certificate is true and correct and such Bylaws have not been amended except as reflected in such copy;

(e) A certificate, dated as of the Closing Date, signed by the Secretary or an Assistant Secretary of Merger Sub, pursuant to which Merger Sub will certify (i) the due adoption by the Board of Directors of Merger Sub of corporate resolutions attached to such certificate authorizing the Merger and the execution and delivery of this Agreement and the other agreements and documents contemplated hereby and the taking of all actions contemplated hereby and thereby; (ii) the due adoption by the sole shareholder of Merger Sub of resolutions authorizing the Merger, this Agreement and the transactions contemplated by the Merger (iii) the incumbency and true signatures of those officers of Merger Sub duly authorized to act on its behalf in connection with the Merger and to execute and deliver this Agreement and other agreements and documents contemplated hereby and the taking of all actions contemplated hereby and thereby on behalf of Merger Sub, and (iv) that the copy of the Bylaws of Merger Sub attached to such certificate is true and correct and such Bylaws have not been amended except as reflected in such copy;

(f) A certificate, dated as of the Closing Date, signed by the chief executive officer of FFIN, pursuant to which FFIN will certify that (i) all of the representations and warranties made in this Agreement are true and correct in all material respects (except to the extent such representations and warranties are qualified by their terms by reference to “material,” “materiality,” “in all material respects,” “Material Adverse Change,” or the like, in which case such representations and warranties as so qualified are true and correct in all respects) on and as of the Closing Date as if made on such date, except with respect to those representations and warranties specifically made as of a specific date or time, which were true and correct in all material respects as of such date or time; (ii) FFIN has performed and complied in all material respects with all of its obligations and agreements required to be performed on or prior to the Closing Date under this Agreement; and (iii) except as expressly permitted by this Agreement there has been no Material Adverse Change with respect to FFIN since December 31, 2014;

(g) All consents required from third parties to complete the transactions contemplated by this Agreement, including those listed on Confidential Schedule 4.08; and

(h) All other documents required to be delivered to FBC by FFIN under this Agreement, and all other documents, certificates and instruments as are reasonably requested by FBC or its counsel.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF FBC

FBC hereby makes the following representations and warranties to FFIN as of the date of this Agreement.

Section 3.01 Organization and Qualification.

(a) FBC is a corporation, duly organized, validly existing and in good standing under all laws, rules and regulations of the State of Texas and is a bank holding company registered under the BHCA. FBC has the corporate power and authority (including all licenses, franchises, permits and other governmental authorizations as are legally required) to carry on its business as now being conducted, to own, lease and operate its properties and assets as now owned, leased or operated and to enter into and carry out its obligations under this Agreement. True and complete copies of the Certificate of Formation and Bylaws of FBC, as amended to date, certified by the Secretary of FBC, have been made available to FFIN. FBC does not own or control any Affiliate (as defined in Section 11.11) or Subsidiary (as defined in Section 11.11), other than the Bank. The nature of the business of FBC and its activities do not require it to be qualified to do business in any jurisdiction other than the State of Texas. FBC has no equity interest, direct or indirect, in any other bank or corporation or in any partnership, joint venture or other business enterprise or entity, other than the Bank or as acquired through settlement of indebtedness, foreclosure, the exercise of creditors’ remedies or in a fiduciary capacity, and the business carried on by FBC has not been conducted through any other direct or indirect Subsidiary or Affiliate of FBC other than the Bank.

(b) The Bank is a national banking association, duly organized and validly existing under the laws of the United States and in good standing under all laws, rules, and regulations of the State of Texas. The Bank has the corporate power and authority (including all licenses, franchises, permits and other governmental authorizations as are legally required) to carry on its business as now being conducted, to own, lease and operate its properties and assets as now owned, leased or operated and to enter into and to carry on the business and activities now conducted by it. True and complete copies of the Articles of Association and Bylaws of the Bank, as amended to date, certified by the Secretary or Cashier of the Bank have been made available to FFIN. The Bank is an insured bank as defined in the FDIA and is a member of the Federal Reserve System (the “Federal Reserve”). Except as set forth in Confidential Schedule 3.01(b), the Bank does not own or control any Affiliate or Subsidiary. The nature of the business of the Bank does not require it to be qualified to do business in any jurisdiction other than the State of Texas. The Bank has no equity interest, direct or indirect, in any other bank or corporation or in any partnership, joint venture or other business enterprise or entity, except as acquired through settlement of indebtedness, foreclosure, the exercise of creditors’ remedies or in a fiduciary capacity, and the business carried on by the Bank has not been conducted through any other direct or indirect Subsidiary or Affiliate of the Bank.

Section 3.02 Authority; Execution and Delivery. FBC has the corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated herein. FBC has taken all action necessary to authorize the execution, delivery and (provided the required regulatory and shareholder approvals are obtained) performance of this Agreement and the other agreements and documents contemplated hereby to which it is a party. This Agreement has been, and the other agreements and documents contemplated hereby, have been or at Closing will be, duly executed by FBC, and each constitutes the legal, valid and binding obligation of FBC, enforceable in accordance with its respective terms and conditions, except as enforceability may be limited by the Bankruptcy Exception (as defined in Section 11.11).

Section 3.03 Capitalization.

(a) The entire authorized capital stock of FBC consists solely of 10,000,000 shares of FBC Stock, of which 878,717 shares are issued and outstanding and no shares are held as treasury stock. Except as set forth on Confidential Schedule 3.03, there are no (i) outstanding equity securities of any kind or character or (ii) outstanding subscriptions, options, convertible securities, rights, warrants, calls or other agreements or commitments of any kind issued or granted by, or binding upon, FBC to purchase or otherwise acquire any security of or equity interest in FBC, obligating FBC to issue any shares of, restricting the transfer of or otherwise relating to shares of its capital stock of any class. All of the issued and outstanding shares of FBC Stock have been duly authorized, validly issued and are fully paid and nonassessable, and have not been issued in violation of the preemptive rights of any person. Such shares of FBC Stock have been issued in compliance with the securities laws of the United States and the states in which such shares of FBC Stock were issued. There are no restrictions applicable to the payment of dividends on the shares of FBC Stock except pursuant to applicable laws and regulations, and all dividends declared before the date of this Agreement have been paid.

(b) The entire authorized capital stock of the Bank consists solely of 250,000 shares of common stock, par value $5.00 per share, of the Bank (“Bank Stock”) of which one (1) share is issued and outstanding and no shares are held as treasury stock. There are no (i) outstanding equity securities of any kind or character or (ii) outstanding subscriptions, options, convertible securities, rights, warrants, calls or other agreements or commitments of any kind issued or granted by, or binding upon, the Bank to purchase or otherwise acquire any security of or equity interest in the Bank, obligating the Bank to issue any shares of, restricting the transfer of or otherwise relating to shares of its capital stock of any class. All of the issued and outstanding shares of Bank Stock have been duly authorized, validly issued and are fully paid and nonassessable, and have not been issued in violation of the preemptive rights of any person. Such shares of Bank Stock have been issued in compliance with the securities laws of the United States and the State of Texas. There are no restrictions applicable to the payment of dividends on the shares of Bank Stock except pursuant to applicable laws and regulations, and all dividends declared before the date of this Agreement have been paid.

Section 3.04 Compliance with Laws, Permits and Instruments.

(a) Except as set forth on Confidential Schedule 3.04, FBC and the Bank have in all material respects performed and abided by all obligations required to be performed by it to the date hereof, and have complied with, and is in compliance with, and is not in default (and with the giving of notice or the passage of time will not be in default) under, or in violation of, (i) any provision of the Certificate of Formation of FBC, the Articles of Association of the Bank, the Bylaws or other governing documents of FBC or the Bank, as applicable (collectively, the “FBC Constituent Documents”), (ii) any material provision of any mortgage, indenture, lease, contract, agreement or other instrument applicable to FBC, the Bank or their respective assets, operations, properties or businesses, or (iii) any permit, concession, grant, franchise, license, authorization, judgment, writ, injunction, order, decree, award, statute, federal, state or local law, ordinance, rule or regulation of any court, arbitrator or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality applicable to FBC, the Bank or their respective assets, operations, properties or businesses.

(b) Except as set forth on Confidential Schedule 3.04, the execution, delivery and (provided the required regulatory and shareholder approvals are obtained) performance of this Agreement and the other agreements contemplated hereby, and the completion of the transactions contemplated hereby and thereby will not conflict with, or result, by itself or with the giving of notice or the passage of time, in any violation of or default or loss of a benefit under, (i) the FBC Constituent Documents, (ii) any material mortgage, indenture, lease, contract, agreement or other instrument applicable to FBC, the Bank or their respective assets, operations, properties or businesses or (iii) any material permit, concession, grant, franchise, license, authorization, judgment, writ, injunction, order, decree, statute, law, ordinance, rule or regulation applicable to FBC, the Bank or their respective assets, operations, properties or businesses.

Section 3.05 Financial Statements.

(a) FBC has furnished to FFIN true and complete copies of the audited consolidated balance sheet of FBC as of December 31, 2013, the audited consolidated statement of income and changes in shareholders’ equity of FBC for the year ended December 31, 2013, and statement of cash flows of FBC for the year ended December 31, 2013, a draft of the audited consolidated balance sheet of FBC as of December 31, 2014, a draft of the audited consolidated statement of income and changes in shareholders’ equity of FBC for the year ended December 31, 2014, and a draft of the statement of cash flows of FBC for the year ended December 31, 2014 (any audited financial information referred to herein as being delivered in draft form is deemed unaudited in such form), the audited balance sheets of the Bank as of December 31, 2011, 2012 and 2013, the audited statements of income and changes in shareholders’ equity of the Bank for the years ended December 31, 2011, 2012 and 2013, and statements of cash flows of the Bank for the years ended December 31, 2011, 2012 and 2013 (such balance sheets and the related statements of income, changes in shareholders’ equity and cash flows are collectively referred to herein as the “FBC Financial Statements”). The FBC Financial Statements (including the related notes) complied as to form, as of their respective dates, in all material respects with applicable accounting requirements, have been prepared according to generally accepted accounting principles of the United States (“GAAP”) applied on a consistent basis during the periods and at the dates involved (except as may be indicated in the notes thereto), fairly present, in all material respects, the consolidated financial condition of FBC and the Bank at the dates thereof and the consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to notes and normal year-end adjustments that were not material in amount or effect), and the accounting records underlying the FBC Financial Statements accurately and fairly reflect in all material respects the transactions of FBC. The FBC Financial Statements do not contain any items of extraordinary or nonrecurring income or any other income not earned in the ordinary course of business except as expressly specified therein.

(b) FBC has furnished FFIN with true and complete copies of the Reports of Condition and Income as of December 31, 2012, 2013 and 2014 (the “Bank Call Reports”), for the Bank. The Bank Call Reports fairly present, in all material respects, the financial position of the Bank and the results of its operations at the date and for the period indicated in that Bank Call Report in conformity with the instructions to the Bank Call Report. The Bank Call Reports do not contain any items of special or nonrecurring income or any other income not earned in the ordinary course of business except as expressly specified therein. The Bank has calculated its allowance for loan losses in accordance with regulatory accounting principles (“RAP”) as applied to banking institutions and in accordance with all applicable rules and regulations. The allowance for loan losses account for the Bank is, and as of the Closing Date will be, adequate in all material respects to provide for all losses, net of recoveries relating to loans previously charged off, on all outstanding loans of the Bank; provided, however, that no representation or warranty is made as to the sufficiency of collateral securing or the collectability of such loans.

Section 3.06 Undisclosed Liabilities. Neither FBC nor the Bank has any material liability or obligation, accrued, absolute, contingent or otherwise and whether due or to become due, that are not reflected in or disclosed in the appropriate FBC Financial Statements or Bank Call Reports, except those liabilities and expenses incurred in the ordinary course of business and consistent with prudent business practices since the date of the applicable Bank Call Reports, respectively.

Section 3.07 Litigation.

(a) Except as set forth on Confidential Schedule 3.07, neither FBC nor the Bank is a party to any, and there are no pending or, to the Knowledge of FBC, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against FBC or the Bank, nor to the Knowledge of FBC, is there any basis for any proceeding, claim or any action against FBC or the Bank. Except as set forth in Confidential Schedule 3.07, the amounts in controversy in each matter described on Confidential Schedule 3.07, and the costs and expenses of defense thereof (including attorneys’ fees) are fully covered by insurance, subject to the deductible set forth on Confidential Schedule 3.07 with respect to each matter and subject to the policy limits set forth on Confidential Schedule 3.07. There is no injunction, order, judgment or decree imposed upon FBC or the Bank or the assets or Property of FBC or the Bank that has resulted in, or is reasonably likely to result in, a Material Adverse Change as to FBC or the Bank.

(b) No legal action, suit or proceeding or judicial, administrative or governmental investigation is pending or, to the Knowledge of FBC, threatened against FBC or the Bank that questions or might question the validity of this Agreement or the agreements contemplated hereby or any actions taken or to be taken by FBC or the Bank pursuant hereto or thereto or seeks to enjoin or otherwise restrain the transactions contemplated hereby or thereby.

Section 3.08 Consents and Approvals. The FBC Board (at a meeting duly called and held) has resolved to recommend approval and adoption of this Agreement by its shareholders. Except as set forth on Confidential Schedule 3.08, no approval, consent, order or authorization of, or registration, declaration or filing with, any Governmental Entity or other third party is required on the part of FBC or the Bank in connection with the execution, delivery or performance of this Agreement or the agreements contemplated hereby, or the completion by FBC and the Bank of the transactions contemplated hereby or thereby.

Section 3.09 Title to Assets. Confidential Schedule 3.09 sets forth a list of all existing deeds, leases and title insurance policies for all real property owned or leased by FBC or the Bank, including all other real estate, and all mortgages, deeds of trust, security agreements and other documents describing encumbrances to which such real property is subject, true and complete copies of which have been made available to FFIN. Each of FBC and the Bank has good and marketable title to all of its assets and Properties, including all personal and intangible properties as reflected in the FBC Financial Statements or the Bank Call Reports or acquired subsequent thereto, subject to no liens, mortgages, security interests, encumbrances or charges of any kind except (a) as described in Confidential Schedule 3.09, (b) as noted in the FBC Financial Statements or the Bank Call Reports, (c) statutory liens not yet delinquent, (d) consensual landlord liens, (e) encumbrances that do not materially impair the use thereof for the purpose for which they are held, (f) pledges of assets in the ordinary course of business to secure public funds deposits, and (g) those assets and properties disposed of for fair value in the ordinary course of business since the applicable dates of the FBC Financial Statements or the Bank Call Reports. At the time of Closing, each Property shall have full, free and uninterrupted access to and from all streets and rights of way adjacent to any Property, and FBC has no Knowledge of any fact or condition which would result in the termination or impairment of such access.

Section 3.10 Absence of Certain Changes or Events. Except as set forth on Confidential Schedule 3.10, since December 31, 2014, each of FBC and the Bank has conducted their business only in the ordinary course and has not:

(a) incurred any obligation or liability, absolute, accrued, contingent or otherwise, whether due or to become due, except deposits taken and federal funds purchased and current liabilities for trade or business obligations, other than in the ordinary course of business and consistent with past practices and safe and sound banking practices;

(b) discharged or satisfied any lien, charge or encumbrance or paid any obligation or liability, whether absolute or contingent, due or to become due, other than in the ordinary course of business and consistent with past practices and safe and sound banking practices;

(c) increased the shares of FBC Stock or Bank Stock outstanding (other than as the result of the exercise of any stock option award (a “FBC Option”) that is outstanding as of the date of this Agreement under the FBC Bancshares, Inc. Amended and Restated 2013 Incentive Stock Option Plan (the “FBC Stock

Plan”)) or its surplus (as calculated in accordance with the Call Report Instructions), or declared or made any payment of dividends or other distribution to its shareholders, or purchased, retired or redeemed, or obligated itself to purchase, retire or redeem, any of its shares of capital stock or other securities;

(d) issued, reserved for issuance, granted, sold or authorized the issuance of any shares of its capital stock or other securities or subscriptions, options, warrants, calls, rights or commitments of any kind relating to the issuance thereto;

(e) acquired any capital stock or other equity securities or acquired any ownership interest in any bank, corporation, partnership or other entity (except (i) through settlement of indebtedness, foreclosure, or the exercise of creditors’ remedies or (ii) in a fiduciary capacity, the ownership of which does not expose it to any liability from the business, operations or liabilities of such person);

(f) mortgaged, pledged or subjected to lien, charge, security interest or any other encumbrance or restriction any of its property, business or assets, tangible or intangible except (i) as described in Confidential Schedule 3.10, (ii) statutory liens not yet delinquent, (iii) consensual landlord liens, (iv) minor defects and irregularities in title and encumbrances that do not materially impair the use thereof for the purpose for which they are held, (v) pledges of assets to secure public funds deposits, and (vi) those assets and properties disposed of for fair value since the applicable dates of the FBC Financial Statements or the Bank Call Reports;

(g) sold, transferred, leased to others or otherwise disposed of any of its assets (except for assets disposed of for fair value) or canceled or compromised any debt or claim, or waived or released any right or claim, other than in the ordinary course of business and consistent with past business practices and prudent banking practices;

(h) terminated, canceled or surrendered, or received any notice of or threat of termination or cancellation of any contract, lease or other agreement or suffered any damage, destruction or loss which, individually or in the aggregate, may reasonably constitute a Material Adverse Change;

(i) disposed of, permitted to lapse, transferred or granted any rights under, or entered into any settlement regarding the breach or infringement of, any license or Proprietary Right (as defined in Section 3.15) or modified any existing rights with respect thereto;

(j) made any change in the rate of compensation, commission, bonus, vesting or other direct or indirect remuneration payable, or paid or agreed or orally promised to pay any bonus, extra compensation, pension or severance or vacation pay, to or for the benefit of any of its shareholders, directors, officers, employees or agents, or entered into any employment or consulting contract or other agreement with any director, officer or employee or adopted, amended in any material respect or terminated any pension, employee welfare, retirement, stock purchase, stock option, stock appreciation rights, termination, severance, income protection, golden parachute, savings or profit-sharing plan (including trust agreements and insurance contracts embodying such plans), any deferred compensation, or collective bargaining agreement, any group insurance contract or any other incentive, welfare or employee benefit plan or agreement maintained by it for the benefit of its directors, employees or former employees, except to the extent required by applicable law;

(k) except for improvements or betterments relating to Properties (as defined in Section 11.11), made any capital expenditures or capital additions or betterments in excess of an aggregate of $50,000;

(l) instituted, had instituted against it, settled or agreed to settle any litigation, action or proceeding prior to any court or governmental body relating to its property;

(m) suffered any change, event or condition that, in any case or in the aggregate, has caused or may result in a Material Adverse Change;

(n) except for the transactions contemplated by this Agreement or as otherwise permitted hereunder, entered into any transaction, or entered into, modified or amended any contract or commitment, other than in the ordinary course of business and consistent with past business practices and prudent banking practices;

(o) entered into or given any promise, assurance or guarantee of the payment, discharge or fulfillment of any undertaking or promise made by any person, firm or corporation, other than in the ordinary course of business and consistent with past business practices and prudent banking practices;

(p) sold, or Knowingly disposed of, or otherwise divested itself of the ownership, possession, custody or control, of any corporate books or records of any nature that, in accordance with sound business practice, normally are retained for a period of time after their use, creation or receipt, except at the end of the normal retention period;

(q) made any, or acquiesced with any, change in any accounting methods, principles or material practices except as required by GAAP or RAP;

(r) sold (provided, however, that payment at maturity is not deemed a sale) or purchased any investment securities in an aggregate amount of $100,000 or more;

(s) made, renewed, extended the maturity of, or altered any of the material terms of any loan to any single borrower and his related interests in excess of the principal amount of $100,000; or

(t) entered into any agreement or made any commitment whether in writing or otherwise to take any of the types of action described in subsections (a) through (s) above.

Section 3.11 Leases, Contracts and Agreements. Confidential Schedule 3.11 sets forth a complete listing, as of December 31, 2014, of all leases, subleases, licenses, contracts and agreements to which either FBC or the Bank are a party (the “Contracts”), and which (a) relate to real property used by FBC or the Bank in their respective operations (such Contracts being referred to herein as the “Leases”), (b) relate in any way to the assets or operations of FBC or the Bank and involve payments to or by FBC or the Bank of $50,000 or more during the term thereof, or (c) contain any right of first refusal or option to purchase in favor of a third party. True and correct copies of all such Contracts, and all amendments thereto, have been made available to FFIN. For the purposes of this Agreement, the term “Contracts” does not include (i) loans made by, (ii) unfunded loan commitments of $250,000 or less made by, (iii) letters of credit issued by, (iv) loan participations of, (v) Federal funds sold or purchased by, (vi) repurchase agreements made by, (vii) spot foreign exchange transactions of, (viii) bankers acceptances of, or (ix) deposit liabilities of, the Bank. Except as set forth in Confidential Schedule 3.11, no participations or loans have been sold that have buy back, recourse or guaranty provisions that create contingent or direct liability to FBC or the Bank. All of the Contracts are legal, valid and binding obligations of the parties to the Contracts enforceable according to their terms, subject to the Bankruptcy Exception. Except as described in Confidential Schedule 3.11 all rent and other payments by FBC or the Bank under the Contracts are current, there are no existing defaults by FBC or the Bank under the Contracts and no termination, condition or other event has occurred that (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute a material default thereunder. FBC and the Bank have a good and marketable leasehold interest in each of the properties subject to the Leases, free and clear of all mortgages, pledges, liens, encumbrances and security interests, but subject to all matters of record.

Section 3.12 Taxes.

(a) FBC and the Bank have duly and timely filed all Tax Returns that they were required to file under applicable laws and regulations with the appropriate federal, state, local or foreign governmental agencies. All such Tax Returns were correct and complete in all material respects and have been prepared in substantial compliance with all applicable laws and regulations. All material Taxes due and owing by FBC or the Bank (whether or not shown on any Tax Return) have been paid. Neither FBC nor the Bank currently is the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where FBC or the Bank does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of FBC or the Bank.

(b) FBC and the Bank have withheld and paid all material Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third party.

(c) There is no material dispute or claim concerning any Tax liability of FBC or the Bank either (i) claimed or raised by any authority in writing, or (ii) as to which any director or officer (or employee responsible for Tax matters) of FBC or the Bank has Knowledge based upon personal contact with any agent of such authority.

(d) Confidential Schedule 3.12 lists all federal, state, local, and foreign Tax Returns filed with respect to FBC and the Bank for taxable periods ended on or after December 31, 2011, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. True and complete copies of the federal income Tax Returns of FBC and the Bank, as filed with the IRS for the years ended December 31, 2011, 2012, and 2013 have been made available to FBC. Neither FBC nor the Bank has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(e) Neither FBC nor the Bank has been a United States real property holding corporation within the meaning of Code § 897(c)(2) during the applicable period specified in Code § 897(c)(l)(A)(ii). Neither FBC nor the Bank is a party to or bound by any tax allocation or sharing agreement, other than those to which only FBC and the Bank are parties as set forth on Confidential Schedule 3.12.

(f) Neither FBC nor the Bank (i) has been a member of any group filing a consolidated federal income tax return (other than a group the common parent of which was FBC) or (ii) has any liability for the Taxes of any person other than FBC or the Bank under Treasury Regulation § 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract or otherwise.

(g) The unpaid Taxes of FBC or the Bank (i) did not exceed the provisions for current or deferred Taxes on the FBC Financial Statements (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) and (ii) will not exceed the provisions for current or deferred Taxes on the FBC Financial Statements as of the Closing Date (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income).

(h) Neither FBC nor the Bank is required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or before the Closing Date; (ii) “closing agreement” as described in Code § 7121 (or any corresponding or similar provision of state, local, or foreign Tax law) executed on or before the Closing Date; (iii) intercompany transactions or any excess loss account described in Treasury Regulations under Code § 1502 (or any corresponding or similar provision of state, local, or foreign Tax law); (iv) installment sale or open transaction disposition made on or before the Closing Date; or (v) prepaid amount received on or before the Closing Date. Neither FBC nor the Bank is a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of any amount that will not be fully deductible as a result of Code §§ 162(m), 280G or 4999 (or any corresponding provision under applicable state or local Tax laws).

(i) Neither FBC nor the Bank has been a party to any “reportable transaction” as such term is defined in Treasury Regulation § 1.6011-4(b).

(j) Neither FBC nor the Bank has distributed stock of another person or has had its stock distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by Code § 355 or § 361.

(k) Confidential Schedule 3.12 lists and contains an accurate and complete description as to the United States federal and each state net operating and capital loss carryforwards for FBC and each of its Subsidiaries, and no such net operating or capital loss carryforwards are subject to limitation under Code §§ 382, 383 or 384 or the Treasury Regulations, as of the Closing Date.

(l) Within the past three (3) years, the IRS has not challenged the interest deduction on any of FBC’s or the Bank’s debt on the basis that such debt constitutes equity for federal income tax purposes.

(m) For purposes of this Agreement, “Tax” or “Taxes” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium,

windfall profits, environmental (including taxes under Code §59A), customs, duties, capital stock, franchise, margin, gross margin, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not, and including any obligations to indemnify or otherwise assume or succeed to the Tax liabilities of any other Person. For purposes of this Agreement, “Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other business entity, or a governmental entity (or any department, agency, or political subdivision thereof). For purposes of this Agreement, “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

(n) Neither FBC nor the Bank has any Knowledge of any conditions that exist that might prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

Section 3.13 Insurance. Confidential Schedule 3.13 sets forth an accurate and complete list of all policies of insurance, including fidelity and bond insurance, relating to FBC and the Bank. All such policies (a) are valid, outstanding and enforceable according to their terms, subject to the Bankruptcy Exception, and (b) are presently in full force and effect, no notice has been received of the cancellation, or threatened or proposed cancellation, of any such policy and there are no unpaid premiums due thereon. Neither FBC nor the Bank are in default with respect to any such policy and has not failed to give any notice or present any claim thereunder in a due and timely fashion. Except as set forth on Confidential Schedule 3.13, neither FBC nor the Bank have been refused any insurance with respect to its assets or operations, nor has its insurance been limited by any insurance carrier to which any of FBC or the Bank have applied for any such insurance within the last two (2) years. Each property of FBC and the Bank is insured for an amount deemed adequate by FBC or Bank’s management, as applicable, against risks customarily insured against. There have been no claims under any fidelity bonds of FBC or the Bank within the last three (3) years, and FBC has no Knowledge of any facts that would form the basis of a claim under such bonds.

Section 3.14 No Material Adverse Change. Except as disclosed in the representations and warranties made in this Article III, there has not been any Material Adverse Change with regard to or affecting FBC or the Bank since December 31, 2014, nor has any event or condition occurred that has resulted, or is reasonably likely to result, in a Material Adverse Change on FBC or the Bank or that could materially affect FBC’s, or the Bank’s ability to perform the transactions contemplated by this Agreement or the other agreements contemplated hereby.

Section 3.15 Proprietary Rights. Except as set forth on Confidential Schedule 3.15, neither FBC nor the Bank owns or requires the use of any patent, patent application, patent right, invention, process, trademark (whether registered or unregistered), trademark application, trademark right, trade name, service name, service mark, copyright or any trade secret (“Proprietary Rights”) for its business or operations. Neither FBC nor the Bank is infringing upon or otherwise acting adversely to, and have not in the past three (3) years infringed upon or otherwise acted adversely to, any Proprietary Right owned by any other person or persons. There is no claim or action by any such person pending, or to FBC’s Knowledge, threatened, with respect thereto.

Section 3.16 Transactions with Certain Persons and Entities. Except as set forth on Confidential Schedule 3.16 and excluding deposit liabilities, there are no outstanding amounts payable to or receivable from, or advances by FBC or the Bank to, and neither FBC nor the Bank is otherwise a creditor to, any director or executive officer of FBC or the Bank nor is FBC or the Bank a debtor to any such person other than as part of the normal and customary terms of such person’s employment or service as a director of FBC or the Bank. Except as set forth on Confidential Schedule 3.16, neither FBC nor the Bank uses any asset owned by any shareholder or any present or former director or officer of FBC or the Bank, or any Affiliate thereof, in the operations (other than personal belongings of such officers and directors located in the Bank’s premises, the removal of which would not result in a Material Adverse Change), nor do any of such persons own or have the right to use real property that is adjacent to property on which the Bank’s facilities are located. Except as set forth on Confidential Schedule 3.16 or Confidential Schedule 3.28(a), neither FBC nor the Bank is a party to any transaction or agreement with any director or executive officer of FBC or the Bank.

Section 3.17 Evidences of Indebtedness. All evidences of indebtedness and Leases that are reflected as assets of FBC or the Bank are the legal, valid and binding obligations of the respective obligors thereof, enforceable in accordance with their respective terms, subject to the Bankruptcy Exception, and are not subject to any known or threatened defenses, offsets or counterclaims that may be asserted against FBC or the Bank or the present holder thereof. The credit files of FBC and the Bank contain all material information (excluding general, local or national industry, economic or similar conditions) known to FBC or the Bank that is reasonably required to evaluate in accordance with generally prevailing practices in the banking industry the collectability of the loan portfolio of FBC or the Bank (including loans that will be outstanding if any of them advances funds they are obligated to advance). FBC and the Bank have disclosed all of the substandard, doubtful, loss, nonperforming or problem loans of FBC and the Bank on the internal watch list of FBC or the Bank, a copy of which as of February 28, 2015, has been provided to FFIN. Neither FBC nor the Bank is aware of, nor has FBC or the Bank received notice of, any past or present conditions, events, activities, practices or incidents that may result in a violation of any Environmental Law (as defined in Section 11.11) with respect to any real property securing any indebtedness reflected as an asset of FBC or the Bank. With respect to any loan or other evidence of indebtedness all or a portion of which has been sold to or guaranteed by any Governmental Entity, including the Small Business Administration, each of such loans was made in compliance and conformity with all relevant laws, rules, regulations and procedures such that such Governmental Entity’s guaranty of such loan is effective during the term of such loan in all material respects.

Section 3.18 Condition of Assets. All tangible assets used by FBC or the Bank are in good operating condition, ordinary wear and tear excepted, and conform with all applicable ordinances, regulations, zoning and other laws, whether federal, state or local. None of FBC’s or the Bank’s premises or equipment is in need of maintenance or repairs other than ordinary routine maintenance and repairs that are not material in nature or cost.

Section 3.19 Environmental Compliance.

(a) The Bank, its operations and the respective Properties are in material compliance with all Environmental Laws. Except as listed on Confidential Schedule 3.19, neither FBC nor the Bank are aware of, nor has FBC or the Bank received notice of, any past, present, or future conditions, events, activities, practices or incidents that may interfere with or prevent the material compliance of the Bank with all Environmental Laws.

(b) FBC and the Bank have obtained all material permits, licenses and authorizations that are required by it under all Environmental Laws, all such permits are in full force and effect, there exists no basis for revocation or suspension of the permits, and the permits will not be affected by the transactions contemplated herein.

(c) Except as listed on Confidential Schedule 3.19, no Hazardous Materials (as defined in Section 11.11) exist on, about or within any of the Properties, nor to the Knowledge of FBC have any Hazardous Materials previously existed on, under, about or within or have been used, generated, stored, or transported from any of the Properties, except in normal quantities used in the normal course of business as office or cleaning supplies without release to the environment. The use that FBC or the Bank makes and intends to make of the Properties will not result in the use, generation, storage, transportation or accumulation of any Hazardous Material on, in or from any of the Properties, except in normal quantities used in the normal course of business as office or cleaning supplies without release to the environment.

(d) There is no action, suit, proceeding, investigation, or inquiry by any Governmental Entity pending or to FBC’s Knowledge threatened against FBC or the Bank or, to FBC’s Knowledge, pending or threatened against any other person in connection with any Property, arising in any way under any Environmental Law. Neither FBC nor Bank has any liability for remedial action under any Environmental Law. Neither FBC nor Bank has received any request for information by any Governmental Entity with respect to the condition, use or operation of any of the Properties nor has FBC or the Bank received any notice of any kind from any Governmental Entity or other person with respect to any violation of or claimed or potential liability of any kind under any Environmental Law.

(e) Except as listed on Confidential Schedule 3.19, no Hazardous Materials have been disposed of on, or released to, or from, any of the Properties, and, to the Knowledge of FBC, no Hazardous Materials are present in or on the soil, sediments, surface water or ground water on, under, or migrating from any of the Properties in concentrations that would give rise to an obligation to conduct a remedial action pursuant to Environmental Laws.

(f) Except as listed on Confidential Schedule 3.19, to the Knowledge of FBC, none of the following exists at any property or facility owned or operated by FBC or the Bank: (i) under or above-ground storage tanks, (ii) asbestos containing material in any form or condition, (iii) materials or equipment containing polychlorinated biphenyls or urea formaldehyde, or (iv) landfills, surface impoundments, or disposal areas.

(g) None of the properties currently owned or operated by FBC or the Bank is encumbered by a lien arising or imposed under any Environmental Law.

(h) The transactions contemplated by this Agreement will not result in any liabilities for site investigation or cleanup, or require the consent of any Person, pursuant to any of the so-called “transaction-triggered” or “responsible property transfer” Environmental Laws.

(i) Neither FBC nor the Bank has, either expressly or by operation of Law, assumed or undertaken any obligation, including any obligation for remedial action, of any other person under any Environmental Law.

(j) FBC and the Bank have provided FFIN with copies of reports in its possession discussing the environmental condition of any Property and any violations of Environmental Law relating to any Property.

Section 3.20 Regulatory Compliance. All reports, records, registrations, statements, notices and other documents or information required to be filed by FBC and the Bank with any federal or state regulatory authority, including, but not limited to, the OCC, the Federal Reserve, and the FDIC, have been duly and timely filed and all information and data contained in such reports, records or other documents are substantially true, accurate, correct and complete. Except as set forth on Confidential Schedule 3.20, (a) neither FBC nor the Bank are now nor has it been within the last five (5) years subject to any commitment letter, memorandum of understanding, cease and desist order, written agreement or other formal or informal administrative action with any such regulatory bodies, and FBC and the Bank are in full compliance with the requirements of any such commitment letter, memorandum of understanding, cease and desist order, written agreement or other formal or informal administrative action, and (b) there are no actions or proceedings pending or threatened against FBC or the Bank by or prior to any such regulatory bodies or any other nation, state or subdivision thereof, or any other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government. Except for normal examinations conducted by bank regulatory agencies in the ordinary course of business, no regulatory agency has initiated any proceeding or, to FBC’s Knowledge, investigation into the business or operations of FBC or the Bank. There is no unresolved violation, criticism or exception by any regulatory agency with respect to any report or statement relating to any examinations of FBC or the Bank. FBC is “well-capitalized” (as that term is defined in 12 C.F.R. § 225.2(r)) and “well managed” (as that term is defined is 12 C.F.R. § 225.2(s)). The Bank is an “eligible bank” (as that term is defined in 12 C.F.R. § 5.3(g)).

Section 3.21 Absence of Certain Business Practices. Neither FBC nor the Bank, or any officer, employee or agent of the Bank, or any other person acting on their behalf, has, directly or indirectly, within the past ten (10) years, given or agreed to give any gift or similar benefit to any customer, supplier, governmental employee or other person who is or may be in a position to help or hinder the business of FBC or the Bank (or assist FBC or the Bank in connection with any actual or proposed transaction) that (a) might subject FBC or the Bank to any damage or penalty in any civil, criminal or governmental litigation or proceeding, (b) if not given in the past, might have resulted in a Material Adverse Change, or (c) if not continued in the future might result in a Material Adverse Change or might subject FBC or the Bank to suit or penalty in any private or governmental litigation or proceeding.

Section 3.22 Books and Records. The minute books, stock certificate books and stock transfer ledgers of FBC and the Bank (a) have been kept accurately in the ordinary course of business, (b) are complete and correct in all material respects, (c) the transactions entered therein represent bona fide transactions, and (d) do not fail to reflect transactions involving the business of FBC or the Bank that properly should have been set forth therein and that have not been accurately so set forth.

Section 3.23 Forms of Instruments, Etc. FBC has made, and will make, available to FFIN copies of all standard forms of notes, mortgages, deeds of trust and other routine documents of a like nature used on a regular and recurring basis by FBC or the Bank in the ordinary course of its business.

Section 3.24 Fiduciary Responsibilities. FBC and the Bank have performed in all material respects all of its duties as a trustee, custodian, guardian or as an escrow agent in a manner that complies in all material respects with all applicable laws, regulations, orders, agreements, instruments and common law standards.

Section 3.25 Guaranties. Except for items in the process of collection in the ordinary course of the Bank’s business, none of the obligations or liabilities of FBC or the Bank are guaranteed by any other person, firm or corporation, nor, except in the ordinary course of business, according to prudent business practices and in compliance with applicable law, has FBC or the Bank guaranteed the obligations or liabilities of any other person, firm or corporation.

Section 3.26 Voting Trust, Voting Agreements or Shareholders’ Agreements. To the Knowledge of FBC, there is no existing voting trust, voting agreement, shareholders’ agreement or similar arrangement relating to a right of first refusal with respect to the purchase, sale or voting of any shares of FBC Stock or Bank Stock.

Section 3.27 Employee Relationships. FBC and the Bank have complied in all material respects with all applicable laws relating to its relationships with their employees, and FBC and the Bank believe that the relationships between FBC’s and the Bank’s employees are good. To the Knowledge of FBC, no executive officer or manager of any of the operations operated by FBC or the Bank or of any group of employees of FBC or the Bank has or have any present plans to terminate their employment with FBC or the Bank. Except as set forth on Confidential Schedule 3.27, neither FBC nor Bank is a party to any oral or written contracts or agreements granting benefits or rights to employees or any collective bargaining agreement or to any conciliation agreement with the Department of Labor, the Equal Employment Opportunity Commission or any federal, state or local agency that requires equal employment opportunities or affirmative action in employment. There are no unfair labor practice complaints pending against FBC or the Bank prior to the National Labor Relations Board and no similar claims pending prior to any similar state or local or foreign agency. There is no activity or proceeding of any labor organization (or representative thereof) or employee group to organize any employees of FBC or the Bank, nor of any strikes, slowdowns, work stoppages, lockouts or threats thereof, by or with respect to any such employees. FBC and the Bank are in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and neither FBC nor the Bank is engaged in any unfair labor practice.

Section 3.28 Employee Benefit Plans.

(a) Set forth on Confidential Schedules 3.27 and 3.28(a) is a complete and correct list of all “employee benefit plans” (as defined in the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), all multiple employer and “multiemployer plans” (as defined in the Code or ERISA), all specified fringe benefit plans as defined in Code § 6039D, and all other bonus, incentive, compensation, deferred compensation, profit sharing, stock option, phantom stock, stock appreciation right, stock bonus, stock purchase, employee stock ownership, savings, severance, supplemental unemployment, layoff, salary continuation, retirement, pension, health, life insurance, disability, group insurance, vacation, holiday, sick leave, fringe benefit or welfare plan or any other similar plan, agreement, policy or understanding (qualified or nonqualified, currently effective or terminated), and any trust, escrow or other agreement related thereto, which (i) are sponsored, maintained, or contributed to, by FBC or the Bank, or with respect to which FBC or the Bank has had any liability during the last 5 years, and (ii) provide benefits, or describe policies or procedures applicable to, or for the welfare of, any current of former officer, director, independent contractor, employee, or service provider of FBC or the Bank, or the dependents or spouses of any such person, regardless of whether funded (the “Employee Plans”). Except as set forth on Confidential Schedule 3.28(a), true, accurate and complete copies of the documents comprising each Employee Plan, including each award agreement, trust, funding arrangements (including all annuity contracts, insurance contracts, and other funding instruments), the most current determination letter issued by the Internal Revenue Service, Form 5500 Annual Reports (including all schedules and attachments) for the three most recent plan years, documents, records, policies, procedures or other materials related thereto, have been delivered to FFIN and are included and specifically identified in Confidential Schedule 3.28(a). No unwritten amendment exists with respect to any written Employee Plan.

(b) Except as set forth on Confidential Schedule 3.28(b) no Employee Plan is a defined benefit plan within the meaning of ERISA §3(35) or is otherwise subject to ERISA Title IV, and neither FBC nor the Bank has ever sponsored or otherwise maintained such a plan.

(c) Except as set forth on Confidential Schedule 3.28(c), there have been no prohibited transactions (as defined in Code §4975(c)(1)), breaches of fiduciary duty or any other breaches or violations of any law applicable to the Employee Plans that would directly or indirectly subject the Bank or any Employee Plan to any material taxes, penalties, or other liabilities (any liability arising from any indemnification agreement or policy), except to the extent that the Bank or any Employee Plan sponsored by FBC or the Bank is involved in such transaction or breach. Each Employee Plan that is intended to be qualified under Code §401(a) has a current favorable determination or opinion letter that covers all existing amendments up to and including all changes required by the most recent IRS Cumulative List of Changes applicable to the Employee Plan and has no obligation to adopt any amendments for which the remedial amendment period under Code §401(b) has expired and neither FBC nor the Bank is aware of any circumstances likely to result in revocation of any such favorable determination or opinion letter. To the Knowledge of FBC, each such Employee Plan is so qualified and has been operated in compliance with applicable law and its terms, any related trust is exempt from federal income tax under Code §501(a) and no event has occurred that will or reasonably could result in the loss of such tax exemption or to liability for any tax under Code §511. There are no pending claims, lawsuits or actions relating to any Employee Plan (other than ordinary course claims for benefits) and, to FBC’s Knowledge, none are threatened, except to the extent that FBC, the Bank or any Employee Plan sponsored by FBC or the Bank is involved in such transaction. Neither FBC nor the Bank provides benefits to any employee or dependent of such employee of the Bank after the employee terminates employment other than as disclosed in this Agreement or any schedule hereto or as required by law. No written or oral representations have been made by or on behalf of the Bank or FBC to any employee or former employee of the Bank promising or guaranteeing any employer payment or funding for the continuation of medical, dental, life or disability coverage or any other welfare benefit (as defined in ERISA §3(1)) for any period of time beyond the end of the current plan year (except to the extent of coverage required under Code §4980B). Compliance with FAS 106 would not create any material change to the FBC Financial Statements. The completion of the transactions contemplated by this Agreement will not cause a termination or partial termination, or otherwise accelerate the time of payment, exercise, or vesting, or increase the amount of compensation due to any employee, officer, former employee or former officer of FBC or the Bank except (i) as required by the terms of any Employee Plan provided to FFIN or by applicable law in connection with a qualified plan, (ii) as contemplated by this Agreement, or (iii) except as identified on Confidential Schedule 3.28(c). There are no surrender charges, penalties, or other costs or fees that would be imposed by any person against FBC, the Bank, an Employee Plan, or any other person, including an Employee Plan participant or beneficiary, as a result of the hypothetical liquidation as of the Closing Date of any insurance, annuity, or investment contracts or any other similar investment held by any Employee Plan.

(d) All contributions to any Employee Plan (including, without limitation, all employer contributions, employee salary reduction contributions and all premiums or other payments (other than claims)) that are due and payable by FBC or the Bank on or before the Closing Date have been timely paid to or made with respect to each Employee Plan and, to the extent not presently payable, appropriate reserves have been established for the payment and properly accrued in accordance with customary accounting practices.

(e) No participant, beneficiary or non-participating employee has been denied any benefit due or to become due under any Employee Plan. Neither FBC nor the Bank has misled any person as to his or her rights under any Employee Plan. All obligations required to be performed by FBC or the Bank under any Employee Plan have been performed in all material respects and neither FBC nor the Bank is in default under or in violation of any material provision of any Employee Plan. No event has occurred that would constitute grounds for an enforcement action by any party against FBC, the Bank or any fiduciary of any Employee Plan under part 5 of Title I of ERISA under any Employee Plan.

(f) With respect to each “employee benefit plan” (as defined in ERISA) maintained or contributed to or required to be contributed to, currently or within the last six years, by any corporation or trade or business, the employees of which, together with the employees of the Bank, are required to be treated as employed by a single employer under any of the rules contained in ERISA or Code §414 (the “Controlled Group Plans”):

(i) All Controlled Group Plans that are “group health plans” (as defined in Code §5000(b)(1) and ERISA §733(a)) have been operated up to the Closing in a manner so as to not subject FBC or the Bank to any material liability under Code §4980B or §4980D;

(ii) Except as set forth on Confidential Schedule 3.28(f), there is no Controlled Group Plan that is a “multiple employer plan” or “multiemployer plan” (as either such term is defined in ERISA), nor has there been any such plan under which FBC or the Bank has had any liability in the last 5 years (or would have had liability if notice had been given); and

(iii) Except as set forth on Confidential Schedule 3.27) or Confidential Schedule 3.28(f), each Employee Plan that provides (or has provided within the past 5 years) for health, dental, vision, life, disability or similar coverage is covered by one or more third-party insurance policies and FBC and the Bank are not liable for self-insuring any such claims.

Each such Controlled Group Plan is included in the listing of Employee Plans on Confidential Schedule 3.28(a).

(g) Except as set forth on Confidential Schedule 3.28(g), all Employee Plan documents, annual reports or returns, audited or unaudited financial statements, actuarial valuations, summary annual reports, and summary plan descriptions issued with respect to the Employee Plans are correct, complete, and current in all material respects, have been timely filed or distributed to the extent required by law.

(h) Except as set forth on Confidential Schedule 3.28(h), no Employee Plan holds any stock or other securities of FBC or the Bank or provides the opportunity for the grant, purchase or contribution of any such security.

(i) Except as provided in Confidential Schedule 3.28(i), FBC or the Bank may, at any time amend or terminate any Employee Plan that it sponsors or maintains and may withdraw from any Employee Plan to which it contributes (but does not sponsor or maintain), without obtaining the consent of any third party, other than an insurance company in the case of any benefit underwritten by an insurance company, and without incurring liability except for unpaid premiums or contributions due for the pay period that includes the effective date of such amendment, withdrawal or termination.

(j) Each Employee Plan that is a “nonqualified deferred compensation plan” within the meaning of Code §409A(d)(1) (a “Nonqualified Deferred Compensation Plan”) subject to Code §409A has (i) been maintained and operated since January 1, 2005 (or, if later, from its inception) in good faith compliance with Code §409A of the Code and all applicable IRS regulations promulgated thereunder and, as to any such plan in existence prior to January 1, 2005, has not been “materially modified” (within the meaning of IRS Notice 2005-1) at any time after October 3, 2004, or has been amended in a manner that conforms with the requirements of Code §409A, and (ii) since January 1, 2011, been materially in documentary and operational compliance with Code §409A and all applicable IRS guidance promulgated thereunder. No additional tax under Code §409A(a)(1)(B) has been or is reasonably expected to be incurred by a participant in any such Employee Plan or other contract, plan, program, agreement, or arrangement. Neither FBC nor the Bank is a party to, or otherwise obligated under, any contract, agreement, plan or arrangement that provides for the gross-up of taxes imposed by Code §409A(a)(1)(B). No currently outstanding stock option or other right to acquire FBC Stock, Bank Stock or other equity security of FBC or the Bank under any Employee Plan, or the payment of cash based on the value thereof, (A) has, as to any employee of the Bank, an exercise price that was less than the fair market value of the underlying equity security as of the date such stock option or right was granted, as determined by FBC in good faith and in compliance with the relevant IRS guidance in effect on the date of grant (including, IRS Notice 2005-1 and § 1.409A-1 (b)(5)(iv) of the Treasury regulations), (B) has any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such option or right, or (C) has been granted after December 31, 2004, with respect to any class of stock of FBC or the Bank that is not “service recipient stock” (within the meaning of applicable regulations under Code §409A).

Section 3.29 Obligations to Employees. All accrued obligations and liabilities of FBC, the Bank and all Employee Plans, for payments to trusts (including grantor trusts) or other funds, to any government agency or authority, or to any present or former director, officer, employee or agent (or his or her heirs, legatees or legal representatives) with respect to any of the matters listed below have been timely paid to the extent required by applicable law or the terms of such plan, contract program, policy, or other governing instruments: (a) withholding taxes, unemployment compensation or social security benefits; (b) all pension, profit-sharing, savings, stock purchase, stock bonus, stock ownership, stock option, phantom stock and stock appreciation rights plans and agreements; (c) all employment, deferred compensation (whether funded or unfunded), salary continuation, consulting, retirement, early retirement, severance, reimbursement, bonus or collective bargaining plans and agreements; (d) all executive and other incentive compensation plans, programs, or agreements; (e) all group insurance and health contracts, policies and plans; and (f) all other incentive, welfare (including vacation and sick pay), retirement or employee benefit plans or agreements maintained or sponsored, participated in, or contributed to, by FBC or the Bank for its respective current or former directors, officers, employees and agents. To the extent that payment of any obligation or liability under any of the foregoing is not currently required, adequate actuarial accruals and reserves for such payments have been and are being made by FBC or the Bank according to GAAP and applicable law applied on a consistent basis. All obligations and liabilities of FBC and the Bank for all other forms of compensation that are or may be payable to their current or former directors, officers, employees or agents, or pursuant to any Employee Plan, have been and are being paid to the extent required by applicable law or by the plan or contract, and adequate actuarial accruals and reserves for payment therefor have been and are being made by FBC or the Bank according to GAAP and generally accepted actuarial principles. All accruals and reserves referred to in this Section are correctly and accurately reflected and accounted for in all material respects in the FBC Financial Statements and the books, statements and records of FBC and the Bank.

Section 3.30 Interest Rate Risk Management Instruments. FBC and the Bank have no interest rate swaps, caps, floors and option agreements and other interest rate risk management arrangements, whether entered into for the account of FBC or the Bank or for the account of a customer of FBC or the Bank.

Section 3.31 Internal Controls. FBC and the Bank maintain accurate books and records reflecting its assets and liabilities and maintains adequate internal accounting controls that are designed to provide assurance that (a) transactions are executed with management’s authorization; (b) transactions are recorded as necessary to permit preparation of the consolidated financial statements of FBC and to maintain accountability for FBC and the Bank’s assets; (c) access to FBC’s and the Bank’s assets is permitted only in accordance with management’s authorization; (d) the reporting of FBC’s and the Bank’s assets is compared with existing assets at regular intervals; and (e) extensions of credit and other receivables are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis. Except as set forth on Confidential Schedule 3.31, none of FBC’s or the Bank’s systems, controls, data or information are recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of FBC, the Bank or their accountants.

Section 3.32 Community Reinvestment Act. Except as set forth on Confidential Schedule 3.32, the Bank is in compliance with the Community Reinvestment Act (the “CRA”) and all regulations issued thereunder, and the Bank has supplied FFIN with copies of the Bank’s current CRA Statement, all support papers therefor, all letters and written comments received by the Bank since January 1, 2009, pertaining thereto and any responses by the Bank to those letters and comments. The Bank has a rating of not less than “satisfactory” as of its most recent CRA compliance examination and FBC has no Knowledge of any reason why the Bank would not receive a rating of “satisfactory” or better in its next CRA compliance examination or why the OCC or any other governmental entity may seek to restrain, delay or prohibit the transactions contemplated hereby as a result of any act or omission of the Bank under the CRA.

Section 3.33 Fair Housing Act, Home Mortgage Disclosure Act, Real Estate Settlement Procedures Act and Equal Credit Opportunity Act. Except as set forth on Confidential Schedule 3.33, the Bank is in compliance with the Fair Housing Act, the Home Mortgage Disclosure Act, the Real Estate Settlement Procedures Act and the Equal Credit Opportunity Act and all regulations issued thereunder. The Bank has not received any notice of any violation of those acts or any of the regulations issued thereunder, and the Bank has not received any notice of, nor does FBC have any Knowledge of, any threatened administrative inquiry, proceeding or investigation with respect to the Bank’s non-compliance with such acts.

Section 3.34 Usury Laws and Other Consumer Compliance Laws. Except as set forth on Confidential Schedule 3.34, all loans of the Bank have been made in accordance with all applicable statutes and regulatory requirements at the time of such loan or any renewal thereof, including without limitation, the Texas usury statutes as they are currently interpreted, Regulation Z issued by the Federal Reserve, the Federal Consumer Credit Protection Act and all statutes and regulations governing the operation of banks chartered under the laws of the State of Texas. Each loan on the books of the Bank was made in the ordinary course of business.

Section 3.35 Bank Secrecy Act, Foreign Corrupt Practices Act and U.S.A. Patriot Act. The Bank is in compliance with the Bank Secrecy Act, the United States Foreign Corrupt Practices Act and the International Money Laundering Abatement and Anti-Terrorist Financing Act, otherwise known as the U.S.A. Patriot Act, and all regulations issued thereunder, and the Bank has properly certified all foreign deposit accounts and has made all necessary tax withholdings on all of its deposit accounts; furthermore, the Bank has timely and properly filed and maintained all requisite Currency Transaction Reports and other related forms, including any requisite Custom Reports required by any agency of the United States Treasury Department, including the IRS. The Bank has timely filed all Suspicious Activity Reports with the Financial Institutions - Financial Crimes Enforcement Network (U.S. Department of the Treasury) required to be filed by it under the laws and regulations referenced in this Section.

Section 3.36 Unfair, Deceptive or Abusive Acts or Practices. The Bank has not engaged in any unfair, deceptive or abusive acts or practices, as such terms are defined under §1031 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”). There are no allegations, claims or disputes to which the Bank is a party that allege, or to the Knowledge of FBC, no person has threatened to allege, that the Bank has engaged in any unfair or deceptive acts or practices.

Section 3.37 Proxy Statement/Prospectus. None of the information supplied or to be supplied by FBC or the Bank or any of its directors, officers, employees or agents for inclusion in the Proxy Statement/Prospectus shall, at the date the Proxy Statement/Prospectus is mailed to the shareholders of FBC and, as the Proxy Statement/Prospectus may be amended or supplemented, at the time of the Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact with respect to FBC and the Bank necessary in order to make the statements therein with respect to FBC and the Bank, in light of the circumstances under which they are made, not misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Shareholders’ Meeting. All documents that FBC is responsible for filing with any regulatory or governmental agency in connection with the Merger shall comply with respect to FBC and the Bank in all material respects with the provisions of applicable law.

Section 3.38 Agreements Between Bank and FBC; Claims. Except as set forth on Confidential Schedule 3.38, there are no written or oral agreements or understandings between FBC and the Bank. All past courses of dealings between FBC and the Bank have been conducted in the ordinary course of business, on arms-length terms consistent with applicable law and prudent business practices. FBC has no Knowledge of any Claims that FBC has against the Bank or of any facts or circumstances that would give rise to any such Claim.

Section 3.39 Representations Not Misleading. No representation or warranty by FBC contained in this Agreement, nor any written statement, exhibit or schedule furnished to FFIN by FBC under and pursuant to, or in anticipation of this Agreement, contains or will contain on the Closing Date any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances under which it was or will be made, not misleading and such representations and warranties would continue to be true and correct following disclosure to any Governmental Entity having jurisdiction over FBC or the Bank or their properties of the facts and circumstances upon which they were based.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF FFIN

FFIN hereby makes the following representations and warranties to FBC as of the date of this Agreement.

Section 4.01 Organization and Qualification.

(a) FFIN is a corporation, duly organized, validly existing and in good standing under all laws, rules and regulations of the State of Texas and is a bank holding company registered under the BHCA. FFIN has the corporate power and authority (including all licenses, franchises, permits and other governmental authorizations as are legally required) to carry on its business as now being conducted, to own, lease and operate its properties and assets as now owned, leased or operated and to enter into and carry out its obligations under this Agreement. True and complete copies of the Certificate of Formation and Bylaws of FFIN, as amended to date, certified by the Secretary of FFIN, have been made available to FBC.

(b) FFB is a national banking association, duly organized and validly existing under the laws of the United States and in good standing under all laws, rules, and regulations of the State of Texas. FFB has the corporate power and authority (including all licenses, franchises, permits and other governmental authorizations as are legally required) to carry on its business as now being conducted, to own, lease and operate its properties and assets as now owned, leased or operated and to enter into and to carry on the business and activities now conducted by it. True and complete copies of the Articles of Association and Bylaws of FFB, as amended to date, certified by the Secretary or Cashier of FFB have been made available to FBC. FFB is an insured bank as defined in the FDIA and is a member of the Federal Reserve.

Section 4.02 Execution and Delivery. FFIN has the corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated herein. FFIN has taken all action necessary to authorize the execution, delivery and (provided the required regulatory and shareholder approvals are obtained) performance of this Agreement and the other agreements and documents contemplated hereby to which it is a party. This Agreement has been, and the other agreements and documents contemplated hereby, have been or at Closing will be, duly executed by FFIN, and each constitutes the legal, valid and binding obligation of FFIN, enforceable in accordance with its respective terms and conditions, except as enforceability may be limited by the Bankruptcy Exception (as defined in Section 11.11).

Section 4.03 Capitalization.

(a) The entire authorized capital stock of FFIN consists solely of 80,000,000 shares of common stock, par value $0.01 per share, of which 64,128,797 shares are issued and outstanding, as of March 2, 2015.

(b) At the Effective Time, the shares of FFIN Stock issued pursuant to the Merger will be duly authorized, validly issued, fully paid and nonassessable, will not be issued in violation of any preemptive rights or any applicable federal or state securities laws, and will not be subject to any restrictions on transfer arising under the Securities Act of 1933, as amended (the “Securities Act”), except for shares issued to any shareholder of FBC who may be deemed to be an “affiliate” (under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of FFIN after completion of the Merger.

Section 4.04 SEC Filings; Financial Statements.

(a) FFIN has filed and made available to FBC all forms, reports, and documents required to be filed by FFIN with the SEC since December 31, 2010 (collectively, the “FFIN SEC Reports”). The FFIN SEC Reports (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such FFIN SEC Reports or necessary in order to make the statements in such FFIN SEC Reports, in light of the circumstances under which they were made, not misleading. Except for any Subsidiaries of FFIN that are registered as a broker, dealer or investment advisor or filings required due to fiduciary holdings of such Subsidiaries of FFIN, no Subsidiary of FFIN is required to file any forms, reports or other documents with the SEC.

(b) The financial statements of FFIN contained in the FFIN SEC Reports, including any FFIN SEC Reports filed after the date of this Agreement until the Effective Time, complied or will comply as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was or will be prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC), and fairly presented or will fairly present the consolidated financial position of FFIN and its Subsidiaries as at the respective dates and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount or effect.

Section 4.05 Compliance with Laws, Permits and Instruments.

(a) Except as set forth on Confidential Schedule 4.05, each of FFIN and FFB holds all material licenses, registrations, franchises, permits and authorizations necessary for the lawful conduct of its business and is not in violation of any applicable law, statute, order, rule, regulation, policy and/or guideline of any court, administrative agency, commission or other governmental or regulatory authority or instrumentality, which is reasonably likely to result in a Material Adverse Change as to FFIN or FFB, individually or in the aggregate, or to the Knowledge of FFIN or FFB is reasonably likely to materially and adversely affect, prevent or delay the obtaining of any regulatory approval for the consummation of the transactions contemplated by this Agreement.

(b) Except as set forth on Confidential Schedule 4.05, each of FFIN and FFB has in all material respects performed and abided by all obligations required to be performed by it to the date hereof, and has complied with, and is in compliance with, and is not in default (or with the giving of notice or the passage of time shall be in default) under, or in violation of, (i) any provision of the Amended and Restated Certificate of Formation or Amended and Restated Bylaws of FFIN, the Articles of Association or Bylaws of FFB, or other governing documents of FFIN or FFB, as applicable (collectively, the “FFIN Constituent Documents”), (ii) any material provision of any mortgage, indenture, lease, contract, agreement or other instrument applicable to FFIN or any Subsidiary of FFIN, or their respective assets, operations, properties or businesses now conducted or heretofore conducted or (iii) any permit, concession, grant, franchise, license, authorization, judgment, writ, injunction, order, decree or award of any court, arbitrator or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality applicable in any material respect to FFIN or any Subsidiary of FFIN or their respective assets, operations, properties or businesses now conducted or heretofore conducted.

(c) Except as set forth on Confidential Schedule 4.05, the execution, delivery and (provided the required regulatory and shareholder approvals are obtained) performance of this Agreement and the other agreements contemplated hereby, and the completion of the transactions contemplated hereby and thereby will not conflict with, or result, by itself or with the giving of notice or the passage of time, in any violation of or default or loss of a benefit under, (i) the FFIN Constituent Documents, (ii) any material mortgage, indenture, lease, contract, agreement or other instrument applicable to FFIN or any Subsidiary of FFIN, or their respective assets, operations, properties or businesses or (iii) any material permit, concession, grant, franchise, license, authorization, judgment, writ, injunction, order, decree, statute, law, ordinance, rule or regulation applicable to FFIN or any Subsidiary of FFIN or their respective assets, operations, properties or businesses.

Section 4.06 Undisclosed Liabilities. FFIN has no material liability or obligation, accrued, absolute, contingent or otherwise and whether due or to become due (including, without limitation, unfunded obligations under any employee benefit plan maintained by FFIN or liabilities for federal, state or local taxes or assessments) that are not reflected in or disclosed in the FFIN SEC Reports, except (a) those liabilities and expenses incurred in the ordinary course of business and consistent with past business practices since the date of the FFIN SEC Reports or (b) as set forth on Confidential Schedule 4.06.

Section 4.07 Litigation.

(a) Except as set forth on Confidential Schedule 4.07, neither FFIN nor FFB is a party to any, and there are no pending or, to the Knowledge of FFIN, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against FFIN or FFB which are reasonably likely, individually or in the aggregate, to result in a Material Adverse Change as to FFIN or FFB, nor, to the Knowledge of FFIN, is there any basis for any proceeding, claim or any action against FFIN or FFB that would be reasonably likely, individually or in the aggregate, to result in a Material Adverse Change as to FFIN or FFB. There is no injunction, order, judgment or decree imposed upon FFIN or FFB or the assets or property of FFIN or FFB that has resulted in, or is reasonably likely to result in, a Material Adverse Change as to FFIN or FFB.

(b) No legal action, suit or proceeding or judicial, administrative or governmental investigation is pending or, to the best Knowledge of FFIN, threatened against FFIN or FFB that questions or might question the validity of this Agreement or the agreements contemplated hereby or any actions taken or to be taken by FFIN pursuant hereto or thereto or seeks to enjoin or otherwise restrain the transactions contemplated hereby or thereby.

Section 4.08 Consents and Approvals. The FFIN Board (at a meeting duly called and held) has approved and adopted this Agreement. Except as set forth on Confidential Schedule 4.08, no approval, consent, order or authorization of, or registration, declaration or filing with, any Governmental Entity or other third party is required on the part of FFIN in connection with the execution, delivery or performance of this Agreement or the agreements contemplated hereby, or the completion by FFIN of the transactions contemplated hereby or thereby. As of the date of this Agreement, FFIN knows of no reason why all regulatory approvals from any Governmental Entity or Regulatory Agency required for the consummation of the transactions contemplated hereby should not be obtained on a timely basis and FFIN has no Knowledge of any fact or circumstance that would materially delay receipt of any such required regulatory approval.

Section 4.09 Regulatory Compliance.

(a) Except as set forth on Confidential Schedule 4.09, FFIN is not subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil penalty by, or is a recipient of a supervisory letter from, or has adopted any board resolutions at the request or suggestion of any Regulatory Agency or other Governmental Entity that restricts the conduct of its business or that relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business. Except as set forth on Confidential Schedule 4.09, there is no unresolved violation, criticism or exception by any Regulatory Agency or other Governmental Entity with respect to any report or statement relating to any examinations of FFIN or FFB. FFIN is “well-capitalized” (as that term is defined in 12 C.F.R. § 225.2(r)) and “well managed” (as that term is defined is 12 C.F.R. § 225.2(s)). FFB is an “eligible bank” (as that term is defined in 12 C.F.R. § 5.3(g)). Notwithstanding the foregoing, neither party shall be required to take any action under this Agreement that would cause such party to violate 12 C.F.R. §309.6.

(b) All material reports, records, registrations, statements, notices and other documents or information required to be filed by FFIN with any federal or state regulatory authority, including, but not limited to any Regulatory Agency, have been duly and timely filed and all information and data contained in such reports, records or other documents are substantially true, accurate, correct and complete.

Section 4.10 Proxy Statement/Prospectus. None of the information supplied or to be supplied by FFIN or any of its directors, officers, employees or agents for inclusion in the Proxy Statement/Prospectus shall, at the date the Proxy Statement/Prospectus is mailed to the shareholders of FBC and, as the Proxy Statement/Prospectus may be amended or supplemented, at the time of the Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact with respect to FFIN or any Subsidiary of FFIN necessary in order to make the statements therein with respect to FFIN or any Subsidiary of FFIN, in light of the circumstances under which they are made, not misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Shareholders’ Meeting. All documents that FFIN is responsible for filing with any regulatory or governmental agency in connection with the Merger shall comply with respect to FFIN in all material respects with the provisions of applicable law.

Section 4.11 Absence of Certain Changes. Since December 31, 2014, (a) FFIN has conducted its business in the ordinary course (excluding the incurrence of expenses related to this Agreement and the transactions contemplated hereby), and (b) no event has occurred or circumstance arisen that, individually or in the aggregate, has had or is reasonably likely to have, a Material Adverse Change on FFIN or FFB.

Section 4.12 FFIN Disclosure Controls and Procedures. Except as set forth on Confidential Schedule 4.12, none of FFIN’s records, systems, controls, data or information, are recorded, stored, maintained and operated wholly or partly dependent on or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of FFIN or its accountants. FFIN has devised, established and maintained a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP (except as otherwise required by RAP).

Section 4.13 Securities and Exchange Commission Reporting Obligations. Except as set forth on Confidential Schedule 4.13, FFIN has timely filed all material reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with the SEC pursuant to the Exchange Act for the past three (3) years. As of their respective dates, each of such reports and statements, (or if amended, as of the date so amended), were true and correct and complied in all material respects with the relevant statutes, rules and regulations enforced or promulgated by the SEC and such reports did not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 4.14 Representations Not Misleading. No representation or warranty by FFIN contained in this Agreement, nor any written statement, exhibit or schedule furnished to FBC by FFIN under and pursuant to, or in anticipation of this Agreement, contains or will contain on the Closing Date any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances under which it was or will be made, not misleading and such representations and warranties would continue to be true and correct following disclosure to any Governmental Entity having jurisdiction over FFIN or their properties of the facts and circumstances upon which they were based.

ARTICLE V

COVENANTS OF FBC

FBC hereby makes the covenants set forth in this Article V to FFIN.

Section 5.01 Commercially Reasonable Efforts. FBC will use commercially reasonable efforts to perform and fulfill all conditions and obligations on its part to be performed or fulfilled under this Agreement and to cause the completion of the transactions contemplated hereby in accordance with this Agreement.

Section 5.02 Merger Agreement and Related Transactions. FBC will duly authorize and as soon as practicable, enter into the Merger Agreement, the form of which is attached hereto as Exhibit “B”, and perform all of its obligations thereunder. FBC will cooperate with FFIN and its Subsidiaries to cause (a) Merger Sub to merge with and into FBC pursuant to the terms of the Merger Agreement, (b) at the election of FFIN, FBC to merge with and into FFIN, with FFIN surviving the merger, after the Effective Time, and (c) at the election of FFIN, consummate the Bank Merger (collectively, the “Related Transactions”). FBC agrees to cooperate, and will cause the Bank to cooperate, and join in with FFIN and its Subsidiaries in the preparation, execution and processing of all applications and all director, shareholder and regulatory approvals of FFIN, its Subsidiaries, FBC and the Bank necessary or appropriate to obtain regulatory, corporate and other approvals of the Related Transactions in a timely manner.

Section 5.03 Information Furnished by FBC. FBC and the Bank shall promptly following receipt of a written request from FFIN furnish or cause to be furnished to, all information concerning FBC, including but not limited to financial statements, required for inclusion in any statement or application made or filed by FFIN to any governmental body in connection with the transactions contemplated by this Agreement (including the Registration Statement (as defined in Section 5.13) and the Proxy Statement/Prospectus) or in connection with any unrelated transactions during the pendency of this Agreement. FBC and the Bank represent and warrant that all information so furnished shall be true and correct in all material respects and shall not omit any material fact required to be stated therein or necessary to make the statements made, in light of the circumstances under which they were made, not misleading. FBC and the Bank shall otherwise fully cooperate with FFIN in the filing of any applications or other documents necessary to consummate the transactions contemplated by this Agreement.

Section 5.04 Required Acts. Between the date of this Agreement and the Closing, FBC will, and will cause the Bank to, unless otherwise permitted in writing by FFIN:

(a) operate (including, without limitation, the making of, or agreeing to make, any loans or other extensions of credit) only in the ordinary course of business and consistent with past practices and safe and sound banking principles;

(b) except as required by prudent business practices, use all commercially reasonable efforts to preserve its business organization intact and to retain its present directors, officers, employees, key personnel and customers, depositors and goodwill and to maintain all assets owned, leased or used by it (whether under its control or the control of others), in good operating condition and repair, ordinary wear and tear excepted;

(c) perform all of its obligations under any material contracts, leases and documents relating to or affecting its assets, properties and business, except such obligations as FBC or the Bank may in good faith reasonably dispute;

(d) maintain in full force and effect all insurance policies now in effect or renewals thereof and give all notices and present all claims under all insurance policies in due and timely fashion;

(e) timely file, subject to extensions, all reports required to be filed with governmental authorities and observe and conform, in all material respects, to all applicable laws, except those being contested in good faith by appropriate proceedings;

(f) timely file, subject to extensions, all Tax Returns required to be filed by it and promptly pay all taxes, assessments, governmental charges, duties, penalties, interest and fines that become due and payable, except those being contested in good faith by appropriate proceedings;

(g) withhold from each payment made to each of its employees, independent contractors, creditors and other third parties the amount of all Taxes required to be withheld therefrom and pay the same to the proper Tax receiving officers;

(h) account for all transactions and prepare all financial statements in accordance with GAAP (unless otherwise instructed by RAP in which instance account for such transaction in accordance with RAP);

(i) promptly classify and charge off loans and make appropriate adjustments to loss reserves in accordance with the Call Report Instructions and the Uniform Retail Credit Classification and Account Management Policy;

(j) maintain the allowance for loan losses account for the Bank in an amount adequate in all material respects to provide for all losses, net of recoveries relating to loans previously charged off, on all outstanding loans of the Bank and in compliance with applicable regulatory requirements; provided further, that such allowance for loan losses, as determined in accordance with GAAP and RAP, shall not be less than $3,479,135;

(k) pay or accrue all costs, expenses and other charges to be incurred in connection with the Merger, including, but not limited to, all legal fees, accounting fees, consulting fees and brokerage fees, prior to the Calculation Date; and

(l) ensure that all accruals for Taxes are accounted for in the ordinary course of business, consistent with past practices and in accordance with GAAP (unless otherwise instructed by RAP in which case such accrual will be accounted for in accordance with RAP).

Section 5.05 Prohibited Acts. Between the date of this Agreement and the Closing, FBC will not, and will not allow the Bank to, without the prior written consent of FFIN, except as set forth on Confidential Schedule 5.05:

(a) take or fail to take any action that would cause the representations and warranties made in Article III to be inaccurate at the time of the Closing or preclude FBC from making such representations and warranties at the time of the Closing;

(b) merge into, consolidate with or sell its assets to any other person or entity, change FBC’s Certificate of Formation, the Bank’s Articles of Association or Bylaws of either FBC or the Bank, increase the number of shares of FBC Stock or Bank Stock outstanding (other than by exercise of a FBC Option) or increase the amount of the Bank’s surplus (as calculated in accordance with the Call Report Instructions);

(c) except as explicitly permitted hereunder or in accordance with applicable law or pursuant to a Contract existing as of the date of this Agreement, engage in any transaction with any affiliated person or allow such persons to acquire any assets from FBC or the Bank, except (i) in the form of wages, salaries, fees for services, reimbursement of expenses and benefits already granted or accrued under the Employee Plans currently in effect, or (ii) any deposit (in any amount) made by an officer, director or employee;

(d) declare, set aside or pay any dividends or make any other distribution to its shareholders (including any share dividend, dividends in kind or other distribution) whether in cash, shares or other property or purchase, retire or redeem, or obligate itself to purchase, retire or redeem, any of its capital shares or other securities, except (i) the Bank may make the distributions specifically contemplated in Section 1.08 hereof, and (ii) FBC may declare and pay distributions to its shareholders;

(e) discharge or satisfy any lien, charge or encumbrance or pay any obligation or liability, whether absolute or contingent, due or to become due, except in the ordinary course of business consistent with past practices and except for liabilities incurred in connection with the transactions contemplated hereby;

(f) issue, reserve for issuance, grant, sell or authorize the issuance of any shares of its capital stock or other securities or subscriptions, options, warrants, calls, rights or commitments of any kind relating to the issuance thereto;

(g) accelerate the vesting of pension or other benefits in favor of employees of the Bank except according to the Employee Plans or as otherwise contemplated by this Agreement or as required by applicable law;

(h) acquire any capital stock or other equity securities or acquire any equity or ownership interest in any bank, corporation, partnership or other entity (except (i) through settlement of indebtedness, foreclosure, or the exercise of creditors’ remedies or (ii) in a fiduciary capacity, the ownership of which does not expose it to any liability from the business, operations or liabilities of such person);

(i) mortgage, pledge or subject to lien, charge, security interest or any other encumbrance or restriction any of its property, business or assets, tangible or intangible except (i) statutory liens not yet delinquent, (ii) consensual landlord liens, (iii) minor defects and irregularities in title and encumbrances that do not materially impair the use thereof for the purpose for which they are held, and (iv) pledges of assets to secure public funds deposits;

(j) sell, transfer, lease to others or otherwise dispose of any of its assets (except any sales of securities or sales of loans in the ordinary course of business) consistent with past practices, or cancel or compromise any debt or claim, or waive or release any right or claim of a value in excess of $50,000;

(k) make any change in the rate or timing of payment of compensation, commission, bonus or other direct or indirect remuneration payable, or pay or agree or orally promise to pay, conditionally or otherwise, any bonus, extra compensation, pension or severance or vacation pay, to or for the benefit of any of its shareholders, directors, officers, employees or agents, other than periodic increases in compensation consistent with past practices, and bonuses, commissions, and incentives consistent with past and normal Bank practices to Bank employees and officers, except that FBC and the Bank shall be permitted to (i) pay all bonus amounts that are accrued for the benefit of officers of the Bank in accordance with past and normal Bank practices from January 1, 2015 through the last calendar day of the month immediately preceding the month in which the Closing occurs, and (ii) contribute to the Bank’s 401(k) profit sharing plan all amounts that are accrued for the benefit of participants in such plan in accordance with past and normal Bank practices from January 1, 2015 through the last calendar day of the month immediately preceding the month in which the Closing occurs;

(l) enter into any employment or consulting contract (other than as contemplated by the terms of the Employee Plans or this Agreement) or other agreement with any current or proposed director, officer or employee or adopt, amend in any material respect or terminate any pension, employee welfare, retirement, stock purchase, stock option, phantom stock, stock appreciation rights, termination, severance, income protection, golden parachute, savings or profit-sharing plan (including trust agreements and insurance contracts embodying such plans), any deferred compensation, or collective bargaining agreement, any group insurance contract or any other incentive, welfare or employee benefit plan or agreement for the benefit of its directors, employees or former employees, except as required by applicable law or by this Agreement;

(m) make any capital expenditures or capital additions or betterments in excess of an aggregate of $50,000;

(n) hire or employ any person as a replacement for an existing position with an annual salary equal to or greater than $50,000 or hire or employ any person for any newly created position;

(o) sell or dispose of, or otherwise divest itself of the ownership, possession, custody or control, of any corporate books or records of any nature that, in accordance with sound business practice, normally are retained for a period of time after their use, creation or receipt, except at the end of the normal retention period;

(p) make any, or acquiesce with any, change in any (i) credit underwriting standards or practices, including loan loss reserves, (ii) asset liability management techniques, (iii) accounting methods, principles or material practices, except as required by changes in GAAP as concurred in by FBC’s independent auditors, or as required by any applicable regulatory authority, or (iv) tax election, change in taxable year, amendment of a Tax Return, settlement of any Tax claim or assessment relating to FBC or the Bank, or surrender any claim to a refund;

(q) reduce the amount of the Bank’s allowance for loan losses except through charge offs;

(r) sell (but payment at maturity is not a sale) or purchase any investment securities, other than purchases of obligations of the U.S. Treasury (or any agency thereof) with a duration of four (4) years or less and an AA rating by at least one nationally recognized ratings agency;

(s) make, commit to make, renew, extend the maturity of, or alter any of the material terms of any loan in excess of $500,000, but FFIN will be deemed to have given its consent under this Section 5.05(s) unless FFIN objects to such transaction no later than 48 hours (weekends and bank holidays excluded) after actual receipt by FFIN of all information relating to the making, renewal or alteration of that loan; or

(t) enter into any acquisitions or leases of real property, including new leases and lease extensions.

Section 5.06 Access; Pre-Closing Investigation. Subject to the provisions of Article X, FBC will afford the officers, directors, employees, attorneys, accountants, investment bankers and authorized representatives of FFIN full access, to the extent legally permissible, to the properties, books, contracts and records of FBC and the Bank, permit FFIN to make such inspections (including with regard to such properties physical inspection of the surface and subsurface thereof and any structure thereon pursuant to Section 5.12) as they may require and furnish to FFIN, to the extent legally permissible, during such period all such information concerning FBC or Bank and their affairs as FFIN may reasonably request, in order that FFIN may have full opportunity to make such reasonable investigation as it desires to make of the affairs of FBC and the Bank, including access sufficient to verify the value of the assets and the liabilities of FBC and the Bank and the satisfaction of the conditions precedent to FFIN’s obligations described in Article VIII of this Agreement. FFIN will use its commercially reasonable efforts not to disrupt the normal business operations of FBC or the Bank. FBC agrees at any time, and from time to time, to furnish to FFIN as soon as practicable, any additional information that FFIN may reasonably request. Neither FBC nor the Bank shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of FBC’s or the Bank’s customers, jeopardize the attorney-client privilege of the institution in possession or control of such information (after giving due consideration to the existence of any common interest, joint defense or similar agreement between the parties) or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement.

Section 5.07 Additional Financial Statements and Tax Returns. FBC will promptly furnish FFIN with true and complete copies of (a) each Call Report of the Bank prepared after the date of this Agreement as soon as such reports are made available to the FDIC, (b) FBC will promptly furnish FFIN with true and complete copies of each Tax Return for either FBC or the Bank prepared after the date of this Agreement as soon as such returns are made available to the IRS, (c) the audited consolidated balance sheet of FBC as of December 31, 2014, the audited consolidated statement of income and changes in shareholders’ equity of FBC for the year ended December 31, 2014, and the statement of cash flows of FBC for the year ended December 31, 2014, as soon as each such audited financial statement is made available to FBC, and (d) unaudited month-end financial statements of FBC.

Section 5.08 Untrue Representations. FBC will promptly notify FFIN in writing if FBC or the Bank becomes aware of any fact or condition that makes untrue, or shows to have been untrue, in any material respect, any schedule or any other information furnished to FFIN or any representation or warranty made in or pursuant to this Agreement or that results in the failure of FBC or the Bank to comply with any covenant, condition or agreement contained in this Agreement.

Section 5.09 Litigation and Claims. FBC will promptly notify FFIN in writing of any litigation, or of any claim, controversy or contingent liability that might be expected to become the subject of litigation, against FBC, the Bank or affecting any of their properties if such litigation or potential litigation might, upon an unfavorable outcome, result in a Material Adverse Change with respect to FBC or the Bank, and FBC and the Bank will promptly notify FFIN of any legal action, suit or proceeding or judicial, administrative or governmental investigation, pending or, to the Knowledge of FBC, threatened against FBC or the Bank that questions or might question the validity of this Agreement or the agreements contemplated hereby or any actions taken or to be taken by FBC or the Bank pursuant hereto or thereto or seeks to enjoin or otherwise restrain the transactions contemplated hereby or thereby.

Section 5.10 Material Adverse Changes. FBC will promptly notify FFIN in writing if any change or development has occurred or, to the Knowledge of FBC, been threatened (or any development has occurred or been threatened involving a prospective change) that (a) is reasonably likely to have, individually or in the aggregate, a Material Adverse Change on either FBC or the Bank, (b) would adversely affect, prevent or delay the obtaining of any regulatory approval for the completion of the transactions contemplated by this Agreement, or (c) would cause the conditions in Section 8.01 or Section 8.02 not to occur.

Section 5.11 Consents and Approvals. FBC will use its commercially reasonable efforts to obtain at the earliest practicable time all consents and approvals from third parties, including those listed on Confidential Schedule 3.08.

Section 5.12 Environmental Investigation; Right to Terminate Agreement.

(a) FFIN and its consultants, agents and representatives will have the right, to the same extent that FBC has the right, if any, but not the obligation or responsibility, to inspect any Property, including conducting asbestos surveys and sampling, environmental assessments and investigations, and other environmental surveys and analyses including soil and ground sampling (“Environmental Inspections”) at any time on or prior to the date that is forty-five (45) days after the date of this Agreement. FFIN will notify FBC prior to any physical inspections of the Property, and FBC may place reasonable restrictions on the time of such inspections. If, as a result of any such Environmental Inspection, further investigation (“Secondary Investigation”) including, test borings, soil, water and other sampling is deemed desirable by FFIN, FFIN will (i) notify FBC of any Property for which it intends to conduct such a Secondary Investigation and the reasons for such Secondary Investigation, and (ii) commence such Secondary Investigation, on or prior to the date that is seventy-five (75) days after the date of this Agreement. FFIN will give reasonable notice to FBC of such Secondary Investigations, and FBC may place reasonable time and place restrictions on such Secondary Investigations.

(b) FFIN will have the right to terminate this Agreement if (i) the factual substance of any warranty or representation set forth in Section 3.19 is not true and accurate in any material respect; (ii) the results of such Environmental Inspection, Secondary Investigation or other environmental survey are disapproved by FFIN because the Environmental Inspection, Secondary Investigation or other environmental survey identifies material violations or potential material violations of Environmental Laws; (iii) FBC has refused to allow FFIN to conduct an Environmental Inspection or Secondary Investigation in a manner that FFIN reasonably considers necessary; (iv) the Environmental Inspection, Secondary Investigation or other environmental survey identifies any past or present event, condition or circumstance that would or potentially would require remedial or cleanup action by FBC; (v) the Environmental Inspection, Secondary Investigation or other environmental survey identifies the presence of any underground or above ground storage tank in, on or under any Property that is not shown to be in compliance with all Environmental Laws applicable to the tank either now or at a future time certain, or that has had a release of petroleum or some other Hazardous Material that has not been cleaned up to the satisfaction of the relevant Governmental Entity or any other party with a legal right to compel cleanup; or (vi) the Environmental Inspection, Secondary Investigation or other environmental survey identifies the presence of any asbestos-containing material in, on or under any Property, the removal of which would result in a Material Adverse Change. On or prior to the date that is ninety (90) days after the date of this Agreement, FFIN will advise FBC in writing as to whether FFIN intends to terminate this Agreement in accordance with Section 9.01 because FFIN disapproves of the results of the Environmental Inspection, Secondary Investigation or other environmental survey. FBC will have the opportunity to correct any objected to violations or conditions to FFIN’s reasonable satisfaction prior to the date that is one hundred five (105) days after the date of this Agreement. If FBC fails to demonstrate its satisfactory correction of the violations or conditions to FFIN, FFIN may terminate the Agreement on or prior to the date that is one hundred five (105) days after the date of this Agreement.

(c) FBC agrees to make available to FFIN and its consultants, agents and representatives all documents and other material relating to environmental conditions of any Property including the results of other Environmental Inspections and surveys. FBC also agrees that all engineers and consultants who prepared or furnished such reports may discuss such reports and information with FFIN and will be entitled to certify the same in favor of FFIN and its consultants, agents and representatives and make all other data available to FFIN and its consultants, agents and representatives.

Section 5.13 Registration Statement and Proxy Statement/Prospectus.

(a) FBC agrees to cooperate and assist FFIN in (i) preparing a Registration Statement on Form S-4 (the “Registration Statement”), relating to the shares of FFIN Stock to be issued as part of the Merger Consideration provided for herein, and the Proxy Statement/Prospectus, and (ii) filing the Registration Statement and the Proxy Statement/Prospectus (forming a part of the Registration Statement) with the SEC, including furnishing to FFIN all information concerning FBC and the Bank that FFIN may reasonably request in connection with preparation of such Registration Statement and Proxy Statement/Prospectus. None of the information supplied or to be supplied by FBC or any of its directors, officers, employees or agents for inclusion in the Registration Statement or the Proxy Statement/Prospectus shall, at the date the Proxy Statement/Prospectus is mailed to the shareholders of FBC and, as the Registration Statement and the Proxy Statement/Prospectus may be amended or supplemented, at the time of the Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact with respect to FBC necessary in order to make the statements therein with respect to FBC, in light of the circumstances under which they are made, not misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Shareholders’ Meeting. All documents that FBC is responsible for filing with any regulatory or governmental agency in connection with the Merger shall comply with respect to FBC in all material respects with the provisions of applicable law.

(b) The FBC Board has resolved to recommend to the FBC shareholders that they approve this Agreement, the Merger Agreement, the Merger and shall submit to its shareholders this Agreement and any other matters required to be approved by its shareholders in order to carry out the purposes of this Agreement. The FBC Board shall (i) include in the Proxy Statement/Prospectus the recommendation of the FBC Board that the shareholders of FBC vote in favor of this Agreement, the Merger Agreement, the Merger and the transactions contemplated hereby, (ii) use its commercially reasonable efforts to obtain such shareholder approval of this Agreement, the Merger Agreement, the Merger and the transactions contemplated hereby, (iii) perform such other acts as may reasonably be requested by FFIN to ensure that such shareholder approval of this Agreement, the Merger Agreement, the Merger and the transactions contemplated hereby are obtained, and (iv) cause the Proxy Statement/Prospectus to be mailed to the shareholders of FBC as soon as practicable after the Registration Statement becomes effective with the SEC.

Section 5.14 Benefit Plans.

(a) FBC will take, and will cause the Bank to take, all action necessary to terminate any Employee Plan that is a Code section 401(a) qualified retirement plan (each a “Retirement Plan”) and related trust sponsored by FBC or the Bank, effective no later than the date immediately before the Closing Date. FBC will provide FFIN evidence or such other confirmation from FBC which FFIN deems appropriate that (i) each such Retirement Plan has been terminated as set forth in this paragraph pursuant to duly authorized corporate action and (ii) at the request of FFIN, FBC has submitted to the IRS an application for determination of the tax-qualified status of any qualified plan relating to its termination. Provided FFIN’s request to file an application for determination is given at least 90 days prior to the Closing, such application will be: (x) filed on or before the Closing and (y) any costs incurred prior to the Closing related to such termination shall be paid (including all related legal, administrative and other costs and expenses unless specifically set forth otherwise in this subsection) solely by FBC and reflected in the calculation of Adjusted Equity pursuant to Section 1.07.

(b) At the direction of FFIN, FBC will take, and will cause the Bank to take, all action necessary to terminate any Employee Plan that is an employee welfare benefit plan, as defined in ERISA § 3(1) (“Welfare Plan”), effective not later than immediately before the Closing. FBC will provide FFIN evidence or such other confirmation from FBC which FFIN deems appropriate that each such Welfare Plan has been terminated as set forth in this paragraph pursuant to duly authorized corporate action. Notwithstanding the foregoing, without the consent of FFIN, FBC shall not take, and shall not permit the Bank to take, any action to terminate any Welfare Plan that is a group medical plan.

Section 5.15 Termination of Data Processing/Technology Contracts. Each of FBC and the Bank will use its commercially reasonable efforts, including, but not limited to, notifying appropriate parties and negotiating in good faith a reasonable settlement, to ensure that its current data processing/technology contracts listed on Confidential Schedule 5.15 will, if the Merger occurs, be terminated after the consummation of the Merger on a date to be mutually agreed upon by FFIN and FBC; provided, that, all costs, fees, expenses and penalties necessary to be paid by FBC or the Bank in connection with the termination of such data processing and technology contracts to which FBC or the Bank is a party shall be accrued or paid by FBC or the Bank on or prior to the Calculation Date in accordance with this Section 5.15 and shall be reflected in the calculation of Adjusted Equity pursuant to Section 1.07. Such notice and actions by FBC and the Bank will be in accordance with the terms of such data processing or technology contracts.

Section 5.16 Conforming Accounting Adjustments. FBC and the Bank shall, if requested by FFIN, consistent with GAAP, immediately prior to Closing, make such accounting entries as FFIN may reasonably request in order to conform the accounting records of FBC and the Bank to the accounting policies and practices of FFIN; provided, however, that no such adjustment shall (a) constitute or be deemed to be a breach, violation or failure to satisfy any representation, warranty, covenant, condition or other provision or constitute grounds for termination of this Agreement (except to the extent that a certain representation, warranty, covenant or other provision is breached and thus, requires the adjustment), (b) require any prior filing with any governmental agency or regulatory authority, (c) violate any law, rule or regulation applicable to FBC or the Bank, (d) adversely affect the calculation of Adjusted Equity, or (e) be an acknowledgment by FBC or the Bank (i) of any adverse circumstances for purposes of determining whether the conditions to FFIN’s obligations under this Agreement have been satisfied, (ii) that such adjustment is required for purposes of determining satisfaction of the condition to FFIN’s obligations under this Agreement set forth in Section 8.09 or (c) that such adjustment has any bearing on the Merger Consideration.

Section 5.17 Tail D&O Policy. On or prior to the Closing Date, FBC will obtain an extended reporting period (otherwise known as “Tail Coverage”) policy, with terms and coverage reasonable for such policies, covering directors and officers of FBC and the Bank for a period of not less than three (3) years from the Closing Date, and the total premium for such policy shall be reflected in the calculation of Adjusted Equity pursuant to Section 1.07.

Section 5.18 Regulatory and Other Approvals. FBC, at its own expense, will promptly file or cause to be filed applications for all regulatory approvals required to be obtained by FBC in connection with this Agreement and the other agreements contemplated hereby. FBC will promptly furnish FFIN with copies of all such regulatory filings and all correspondence for which confidential treatment has not been requested. FBC will use its commercially reasonable efforts to obtain all such regulatory approvals and any other approvals from third parties, including those listed on Confidential Schedule 3.08, at the earliest practicable time.

Section 5.19 Tax Matters.

(a) FBC shall include the income of the Bank (including any deferred items triggered into income by Treasury Regulation § 1.1502-13 and any excess loss amount taken into income under Treasury Regulation

§ 1.1502-19) on FBC’s federal Tax Returns and state income and franchise Tax Returns for all periods through the end of the Closing Date and pay any federal and state Taxes attributable to such income (including, without limitation, any federal income and state franchise or margin Taxes incurred by FBC or the Bank as a result of the deemed sale of the assets of the Bank pursuant to this Agreement). FBC shall furnish Tax information to FFIN for inclusion in FFIN’s federal consolidated income Tax Return for the period beginning after the Closing Date in accordance with the Bank’s past custom and practice. The items of income gain, loss, deduction and credit of the Bank shall be apportioned between the period up to and including the Closing Date and the period after the Closing Date based on closing the books of the Bank as of the end of the Closing Date.

(b) FBC shall allow FFIN and its counsel to participate (at FFIN’s expense) in any audit of FBC’s federal or state Tax Returns to the extent that such returns relate to FBC or the Bank and could reasonably be expected to increase or decrease Taxes of FFIN or any of its Affiliates for any taxable period (or portion thereof) after the Closing Date. FBC shall not settle any such audit in a manner that could reasonably be expected to adversely affect FFIN or any of its Affiliates after the Closing Date without the prior consent of FFIN, which consent shall not be unreasonably withheld, conditioned or delayed.

(c) FBC shall not file or take any position on any of its or the Bank’s Tax Returns (including any amended Tax Returns of FBC or the Bank) with respect to a taxable period of FBC or the Bank (or portion thereof) prior to or including the Closing Date that could reasonably be expected to increase the liability of FFIN and its Affiliates (including the Bank) for a taxable period (or portion thereof) beginning after the Closing Date without the prior written consent of FFIN, such consent not to be unreasonably withheld, conditioned or delayed.

(d) All transfer, documentary, sales, use, stamp, registration and other such Taxes and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the consummation of the transactions contemplated by this Agreement, if any, shall be paid by FBC when due, and FBC will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges, and, if required by applicable law, FFIN will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.

(e) FBC, the Bank, and FFIN shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section 5.19(e) and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

(f) FBC and FFIN further agree, upon request, to use their commercially reasonable efforts to obtain any certificate or other document from any Governmental Entity or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

Section 5.20 Disclosure Schedules. At least ten (10) days prior to the Closing, FBC agrees to provide FFIN with supplemental disclosure schedules to be delivered by FBC pursuant to this Agreement reflecting any material changes thereto between the date of this Agreement and the Closing Date. Delivery of such supplemental disclosure schedules shall not cure a breach or modify a representation or warranty of this Agreement.

Section 5.21 Transition.

(a) The senior officers of FBC and the Bank agree to meet with senior officers of FFIN as reasonably requested by FFIN to review the financial and operational affairs of the Bank, and to the extent permitted by applicable law, each of FBC and the Bank agrees to give due consideration to FFIN’s input on such matters, consistent with this Section 5.21, with the understanding that FFIN shall in no event be permitted to exercise control of FBC or the Bank prior to the Effective Time and, except as specifically provided under this

Agreement, FBC and the Bank shall have no obligation to act in accordance with FFIN’s input. Commencing after the date hereof and to the extent permitted by applicable law, FFIN, FBC and the Bank shall use their commercially reasonable efforts to plan the integration of FBC and the Bank with the businesses of FFIN and their respective affiliates to be effective as much as practicable as of the Closing Date; provided, however, that in no event shall FFIN or its affiliates be entitled to control FBC or the Bank prior to the Effective Time. Without limiting the generality of the foregoing, from the date hereof through the Effective Time and consistent with the performance of their day-to-day operations and the continuous operation of FBC and the Bank in the ordinary course of business, FBC’s and the Bank’s employees and officers shall use their commercially reasonable efforts to provide support, including support from FBC’s and the Bank’s outside contractors, and to assist FFIN in performing all tasks, including, without limitation, equipment installation, reasonably required to result in a successful integration at the Closing. FFIN shall provide such assistance of its personnel as FBC and the Bank shall request to permit FBC and the Bank to comply with their obligations under this Section 5.21.

(b) From and after the date hereof, each of FBC and the Bank shall use its commercially reasonable efforts, and shall use its commercially reasonable efforts to cause its agents to, permit FFIN to take all reasonable actions that FFIN deems necessary or appropriate, and to cooperate and to use its commercially reasonable efforts to cause its agents to cooperate in the taking of such actions, to enable FFIN, after the Closing, to satisfy the applicable obligations under §§302, 404 and 906 of the Sarbanes-Oxley Act of 2002 (the “SOA”) and the other requirements of the SOA with respect to FBC and the Bank, including establishing and maintaining adequate disclosure controls and procedures and internal controls over financial reporting as such terms are defined in the SOA.

Section 5.22 Redemption of Notes. Prior to Closing, FBC shall take all actions, other than payment of the outstanding principal amount, required to redeem all of the Subordinated Promissory Notes due June 30, 2028 (the “Notes”), which have an aggregate outstanding principal balance of $13,125,000 as of the date hereof, in accordance with the terms of such Notes, including, but not limited to, providing notice to the holders of the Notes and taking all actions as may be requested by FFIN in connection with the redemption of the Notes.

Section 5.23 Voting Agreement. Simultaneously with the execution of this Agreement, each of the directors of FBC shall execute and deliver to FFIN the Voting Agreement and Irrevocable Proxy in the form of Exhibit “C” attached hereto, and FBC acknowledges that pursuant to such agreement the directors of FBC have agreed that they will vote the shares of FBC Stock owned by them in favor of this Agreement and the transactions contemplated hereby and thereby, subject to required regulatory approvals.

Section 5.24 Director Support Agreements. Simultaneously with the execution of this Agreement, each of the directors of FBC set forth on Confidential Schedule 5.24 shall enter into a Director Support Agreement with FFIN (each a “Director Support Agreement”). The form of the Director Support Agreement is attached as Exhibit “D” hereto.

Section 5.25 Execution of Releases. FBC shall take such action as it is required to, and shall use commercially reasonable efforts to cause the other persons to take such action as they are required to, in order to execute the releases as described in Section 8.06.

Section 5.26 No Solicitation. So long as this Agreement is in effect, neither FBC, the Bank nor any of their respective directors or officers shall (i) initiate, solicit, encourage or otherwise facilitate any inquiries, provide any information to or negotiate with any other party any proposal or offer that constitutes, or may reasonably be expected to lead to an Acquisition Proposal (as defined in Section 11.11), or (ii) enter into or maintain or continue discussions or negotiate with any person in furtherance of such inquiries or to obtain an Acquisition Proposal, or (iii) agree to, approve, recommend, or endorse any Acquisition Proposal, or authorize or permit any of its or their directors or officers to take any such action and FBC or the Bank shall notify FFIN orally (within one (1) Business Day) and in writing (as promptly as practicable) of any such inquiries and proposals received by FBC or the Bank or any of its respective directors or officers, relating to any of such matters.

Section 5.27 FBC Option Vesting, Exercise and Cancellation. Notwithstanding anything to the contrary in the FBC Stock Plan or in any individual FBC Option award agreement, (i) no less than twenty (20) days prior to the Calculation Date, the FBC Board (or, if appropriate, any committee administering the FBC Stock Plan) shall take all necessary actions to cause the vesting of any unvested FBC Options granted pursuant to the FBC Stock Plan, (ii) FBC shall use its commercially reasonable efforts to cause all holders of FBC Options to exercise such FBC Options prior to the Calculation Date and (iii) FBC shall cancel any FBC Options that remain unexercised as of the Calculation Date.

ARTICLE VI

COVENANTS OF FFIN

FFIN hereby makes the covenants set forth in this Article VI to FBC.

Section 6.01 Commercially Reasonable Efforts. FFIN shall use its commercially reasonable efforts to perform and fulfill all conditions and obligations on its part to be performed or fulfilled under this Agreement and to cause the consummation of the transactions contemplated hereby in accordance with the terms and conditions of this Agreement.

Section 6.02 Incorporation and Organization of Merger Sub. FFIN will incorporate, or will cause the incorporation of, Merger Sub under the laws of the State of Texas. Before the Closing, FFIN will cause Merger Sub not to take any action or execute any agreement, document or certificate except as contemplated by this Agreement and the other agreements contemplated hereby, including the Merger Agreement.

Section 6.03 Merger Agreement. FFIN will, and will cause Merger Sub, to duly adopt and approve and execute and deliver the Merger Agreement and complete the transactions contemplated hereby and thereby. FFIN will cause Merger Sub as soon as practicable to enter into the Merger Agreement, the form of which is attached hereto as Exhibit “B”, and FFIN will cause Merger Sub to perform all of its obligations thereunder. FFIN will vote all the outstanding shares of common stock of Merger Sub in favor of the Merger Agreement.

Section 6.04 Regulatory Filings and Registration Statement.

(a) FFIN and Merger Sub, at their own expense, with the cooperation of FBC and the Bank, at their own expense, shall promptly file or cause to be filed applications for all regulatory approvals required to be obtained by FFIN or Merger Sub in connection with this Agreement and the transactions contemplated hereby and by the Merger Agreement, including but not limited to the necessary applications for the prior approval of the Merger by the Federal Reserve and the OCC. FFIN will promptly provide FBC with copies of all such regulatory filings and all correspondence with regulatory authorities in connection with the Merger for which confidential treatment has not been requested.

(b) FFIN shall reserve and make available for issuance in connection with the Merger, and in accordance with the terms of this Agreement, the shares of FFIN Stock for the Stock Consideration and shall, with the cooperation of FBC and the Bank, file with the SEC the Registration Statement, which Registration Statement will contain the Proxy Statement/Prospectus, and FFIN shall use its commercially reasonable efforts to cause the Registration Statement to become effective. At the time the Registration Statement becomes effective, the Registration Statement shall comply in all material respects with the provisions of the Securities Act and the published rules and regulations thereunder, and shall not contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not false or misleading, and at the time of the mailing thereof to the FBC shareholders at the time of the Shareholders’ Meeting and on the Effective Time, the Proxy Statement/Prospectus included as part of the Registration Statement, as amended or supplemented by any amendment or supplement, shall not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not false or misleading.

(c) FFIN shall timely file all documents required to obtain all necessary Blue Sky permits and approvals, if any, required to carry out the transactions contemplated by this Agreement, shall pay all expenses incident thereto and shall use its commercially reasonable efforts to obtain such permits and approvals on a timely basis.

(d) FFIN shall promptly and properly prepare and file any filings required under the Securities Act or Exchange Act, relating to the Merger and the transactions contemplated herein.

(e) FFIN shall keep FBC reasonably informed as to the status of such applications and filings and shall notify it promptly of any developments that reasonably could significantly delay the completion of the Merger.

Section 6.05 Untrue Representations. FFIN shall promptly notify FBC in writing if FFIN becomes aware of any fact or condition that makes untrue, or shows to have been untrue, in any material respect, any schedule or any other information furnished to FBC or any representation or warranty made in or pursuant to this Agreement or that results in the failure of FFIN to comply with any covenant, condition or agreement contained in this Agreement.

Section 6.06 Litigation and Claims. FFIN shall promptly notify FBC of any legal action, suit or proceeding or judicial, administrative or governmental investigation, pending or, to the Knowledge of FFIN, threatened against FFIN or any Subsidiary of FFIN that questions or might question the validity of this Agreement or the agreements contemplated hereby, or any actions taken or to be taken by FFIN or any Subsidiary of FFIN pursuant hereto or thereto or seeks to enjoin or otherwise restrain the transactions contemplated hereby or thereby.

Section 6.07 Material Adverse Changes. FFIN shall promptly notify FBC in writing if any change or development shall have occurred or, to the Knowledge of FFIN, been threatened (or any development shall have occurred or been threatened involving a prospective change) that (a) is reasonably likely to have, individually or in the aggregate, a Material Adverse Change on FFIN, (b) would adversely affect, prevent or delay the obtaining of any regulatory approval for the consummation of the transactions contemplated by this Agreement or (c) would cause the conditions in Section 7.01 or Section 7.02 not to occur.

Section 6.08 Consents and Approvals. FFIN shall use its commercially reasonable efforts to obtain at the earliest practicable time all consents and approvals from third parties necessary to consummate the transactions contemplated by this Agreement at the earliest practicable time.

Section 6.09 Employee Matters. FFIN shall, with respect to each employee of FBC and the Bank at the Effective Time who continues in employment with FFIN or its Subsidiaries (each a “Continued Employee”), provide the benefits described in this Section 6.09. Subject to the right of subsequent amendment, modification, replacement or termination in the sole discretion of FFIN, each Continued Employee shall be entitled, as an employee of FFIN or its Subsidiaries, to participate in the employee benefit plans of FFIN as set forth in Confidential Schedule 6.09 hereto in effect as of the date of this Agreement, if such Continued Employee shall be eligible and, if required, selected for participation therein under the terms thereof and makes any required contributions. All such participation shall be subject to such terms of such plans as may be in effect from time to time and this Section 6.09 is not intended to give any Continued Employee any rights or privileges superior to those of other similarly situated employees of FFIN or its Subsidiaries. The provisions of this Section 6.09 shall not be deemed or construed so as to provide duplication of similar benefits but, subject to that qualification, FFIN shall, for purposes of vesting and any age or period of service requirements for commencement of participation with respect to any employee benefit plans in which a Continued Employee may participate (excluding any defined benefit pension plan), credit each Continued Employee with his or her term of service with FBC or the Bank to the extent such service was recognized under the analogous FBC Employee Plan.

Section 6.10 Conduct of Business in the Ordinary Course. Except as specifically provided for in this Agreement, FFIN shall conduct its business in the ordinary course as heretofore conducted. For purposes of this Section 6.10, the ordinary course of business shall consist of the banking and related business as presently conducted by FFIN and its Subsidiaries, and engaging in acquisitions and assisting in the management of its Subsidiaries.

Section 6.11 Disclosure Schedules. At least ten (10) days prior to the Closing, FFIN agrees to provide FBC with supplemental disclosure schedules to be delivered by FFIN pursuant to this Agreement reflecting any material changes thereto between the date of this Agreement and the Closing Date. Delivery of such supplemental disclosure schedules shall not cure a breach or modify a representation or warranty of this Agreement.

Section 6.12 Access to Properties and Records. To the extent permitted by applicable law, and solely for the purposes of verifying the representations and warranties of FFIN and preparing for the Merger and the other matters contemplated by this Agreement, FFIN shall, and shall cause each of its Subsidiaries to, upon reasonable notice from FBC to FFIN (a) afford the employees and officers and authorized representatives (including legal counsel, accountants and consultants) of FBC, who enter into a non-disclosure agreement with FFIN in a form acceptable to FFIN, reasonable access to the properties, books and records of FFIN and its Subsidiaries during normal business hours in order that FBC may have the opportunity to make such reasonable investigation of the affairs of FFIN and its Subsidiaries, and (b) furnish FBC with such additional financial and operating data and other information as to the business and properties of FFIN as FBC shall, from time to time, reasonably request. FBC shall use commercially reasonable efforts to minimize any interference with FFIN’s business operations during any such access. Neither FFIN nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of FFIN’s customers, jeopardize the attorney-client privilege of the institution in possession or control of such information (after giving due consideration to the existence of any common interest, joint defense or similar agreement between the parties) or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement.

Section 6.13 Nasdaq Listing. FFIN shall file all documents required to be filed to have the shares of FFIN Stock to be issued pursuant to this Agreement included for listing on the Nasdaq Global Select Market and use its commercially reasonable efforts to effect said listing.

Section 6.14 Redemption of Notes. FFIN shall pay in full in readily available funds the outstanding principal amount of, and all accrued but unpaid interest on, all Notes within three (3) Business Days after the Closing Date; provided that FBC has complied with Section 5.22.

Section 6.15 Indemnification.

(a) For a three (3) year period after the Effective Time, and subject to the limitations contained in applicable Federal Reserve, OCC and FDIC regulations and to any limitations contained in the FBC Constituent Documents, FFIN will indemnify and hold harmless each present director and officer of FBC or the Bank, determined as of the Effective Time (the “Indemnified Parties”), against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or before the Effective Time, whether asserted or claimed before, at or after the Effective Time, arising in whole or in part out of or pertaining to the fact that he or she was acting in his or her capacity as a director or officer of the FBC or the Bank to the fullest extent that the Indemnified Party would be entitled under the FBC Constituent Documents, as applicable, in each case as in effect on the date hereof and to the extent permitted by applicable law.

(b) Any Indemnified Party wishing to claim indemnification under this Section 6.15, upon learning of any such claim, action, suit, proceeding or investigation, is to promptly notify FFIN, but the failure to so notify will not relieve FFIN of any liability it may have to the Indemnified Party to the extent such failure does not prejudice FFIN. In any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) FFIN will have the right to assume the defense thereof and FFIN will not be liable to an Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by an Indemnified Party in connection with the defense thereof, except that if FFIN elects not to assume such defense or counsel for the Indemnified Party is of the opinion that there are issues which raise conflicts of interest between FFIN and the Indemnified Party, the Indemnified Party may retain counsel reasonably satisfactory to FFIN, and FFIN will pay the reasonable fees and expenses of such counsel for the Indemnified Party (which may not exceed one firm in any jurisdiction), (ii) the Indemnified Party will cooperate in the defense of any such matter, (iii) FFIN will not be liable for any settlement effected without its prior written consent, and (iv) FFIN will have no obligation hereunder if indemnification of an Indemnified Party in the manner contemplated hereby is prohibited by applicable laws and regulations.

ARTICLE VII

CONDITIONS PRECEDENT TO THE OBLIGATIONS OF FBC

The obligations of FBC under this Agreement are subject to the satisfaction, prior to or at the Closing, of each of the following conditions, which may be waived in whole or in part by FBC:

Section 7.01 Representations and Warranties. All representations and warranties made by FFIN in this Agreement or in any document or schedule delivered to FBC in connection with this Agreement being true and correct in all material respects (except to the extent such representations and warranties are qualified by their terms by reference to “material,” “materiality,” “in all material respects,” “Material Adverse Change,” or the like, in which case such representations and warranties as so qualified are true and correct in all respects) when made and being true and correct in all material respects as of the Closing with the same force and effect as if such representations and warranties were made at and as of the Closing, except with respect to those representations and warranties specifically made as of an earlier date (in which case such representations and warranties must have been true as of such earlier date).

Section 7.02 Performance of Obligations. FFIN has performed in all material respects all obligations and agreements required to be performed by this Agreement or the Merger Agreement on or prior to the Closing Date.

Section 7.03 Shareholder Approvals. Each of (i) this Agreement, (ii) the Merger, and (iii) the Merger Agreement having been approved by the requisite vote of the holders of the outstanding shares of FBC Stock as and to the extent required by the TBOC.

Section 7.04 Government and Other Approvals. FFIN having received approvals, acquiescences or consents of the transactions contemplated by this Agreement from all necessary governmental agencies and authorities and other third parties, including all consents described on Confidential Schedules 3.08 and 4.08, and all applicable waiting periods having expired. Further, the approvals and the transactions contemplated hereby not having been contested or threatened to be contested by any federal or state Governmental Entity or by any other third party by formal proceedings.

Section 7.05 No Litigation. No action having been taken, and no statute, rule, regulation or order being promulgated, enacted, entered, enforced or deemed applicable to this Agreement or the transactions contemplated hereby by any federal, state or foreign government or Governmental Entity or by any court, including the entry of a preliminary or permanent injunction, that would (a) make the Agreement or any other agreement contemplated hereby, or the transactions contemplated hereby or thereby illegal, invalid or unenforceable, (b) impose material limits on the ability of any party to this Agreement to complete the Agreement or any other agreement contemplated hereby, or the transactions contemplated hereby or thereby, (c) otherwise result in a Material Adverse Change with respect to FFIN, or (d) if the Agreement or any other agreement contemplated hereby, or the transactions contemplated hereby or thereby are completed, subject FBC, the Bank or any officer, director, shareholder or employee of FBC or the Bank to criminal or civil liability. Further, no action or proceeding prior to any court or Governmental Entity, by any government or Governmental Entity or by any other person is threatened, instituted or pending that would reasonably be expected to result in any of the consequences referred to in clauses (a) through (e) above.

Section 7.06 Delivery of Closing Documents. FBC shall have received all documents required to be received from FFIN on or prior to the Closing Date as set forth in Section 2.03 hereof, all in form and substance reasonably satisfactory to FBC.

Section 7.07 No Material Adverse Change. There having been no Material Adverse Change with respect to FFIN since December 31, 2014.

Section 7.08 Registration Statement. The Registration Statement, including any amendments or supplements thereto, shall be effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall be in effect or proceedings for purpose pending before or threatened by the SEC. All state securities permits or approvals required by applicable state securities laws to consummate the transactions contemplated by this Agreement and the Merger Agreement shall have been received and remain in effect.

Section 7.09 Nasdaq Listing. The shares of FFIN Stock to be issued pursuant to this Agreement shall have been approved for listing on the Nasdaq Global Select Market.

ARTICLE VIII

CONDITIONS PRECEDENT TO THE OBLIGATIONS OF FFIN

All obligations of FFIN under this Agreement are subject to the satisfaction, prior to or at the Closing, of each of the following conditions, which may be waived in whole or in part by FFIN.

Section 8.01 Representations and Warranties. All representations and warranties made by FBC in this Agreement or in any document or schedule delivered to FFIN in connection with this Agreement being true and correct in all material respects (except to the extent such representations and warranties are qualified by their terms by reference to “material,” “materiality,” “in all material respects,” “Material Adverse Change,” or the like, in which case such representations and warranties as so qualified are true and correct in all respects) when made and being true and correct in all material respects as of the Closing with the same force and effect as if such representations and warranties were made at and as of the Closing, except with respect to those representations and warranties specifically made as of an earlier date (in which case such representations and warranties must have been true as of such earlier date).

Section 8.02 Performance of Obligations. FBC having, or having caused to be, performed or observed in all material respects all agreements, terms, covenants and conditions required by this Agreement to be performed or observed by FBC at or prior to the Closing.

Section 8.03 Shareholder Approvals. Each of (i) this Agreement, (ii) the Merger, and (iii) the Merger Agreement having been approved by the requisite vote of the holders of the outstanding shares of FBC Stock as and to the extent required by the TBOC.

Section 8.04 Government and Other Approvals. FFIN having received approvals, acquiescences or consents of the transactions contemplated by this Agreement from all necessary governmental agencies and authorities and other third parties, including all consents described on Confidential Schedules 3.08 and 4.08, and all applicable waiting periods having expired. Further, the approvals and the transactions contemplated hereby not having been contested or threatened to be contested by any federal or state Governmental Entity or by any other third party by formal proceedings.

Section 8.05 No Litigation. No action having been taken, and no statute, rule, regulation or order having been promulgated, enacted, entered, enforced or deemed applicable to this Agreement, or the transactions contemplated hereby by any federal, state or foreign government or Governmental Entity or by any court, including the entry of a preliminary or permanent injunction, that would (a) make this Agreement or any other agreement contemplated hereby, or the transactions contemplated hereby or thereby illegal, invalid or unenforceable, (b) require the divestiture of a material portion of the assets of FFIN or its Subsidiaries, (c) impose material limits on the ability of any party to this Agreement to complete the Agreement or any other agreement contemplated hereby, or the transactions contemplated hereby or thereby, (d) otherwise result in a Material Adverse Change with respect to FBC, or (e) if this Agreement or any other agreement contemplated hereby, or the transactions contemplated hereby or thereby are completed, subject FFIN or subject any officer, director, shareholder or employee of FFIN to criminal or civil liability. Further, no action or proceeding prior to any court or Governmental Entity, by any government or Governmental Entity or by any other person is threatened, instituted or pending that would reasonably be expected to result in any of the consequences referred to in clauses (a) through (e) above.

Section 8.06 Releases. FFIN having received from each of the directors of FBC and the Bank an instrument dated as of the Closing Date releasing FBC, the Bank and each of their Affiliates, successors and assigns, from any and all claims of such directors (except to certain matters described therein), the form of which is attached as Exhibit “E”. Further, FFIN having received from each of the officers of FBC and the Bank with titles of senior vice president and above, as listed on Confidential Schedule 8.06, an instrument dated as of the Closing Date releasing FBC and the Bank and each of their Affiliates, successors and assigns, from any and all claims of such officers (except as to certain matters described therein), the form of which is attached as Exhibit “F”.

Section 8.07 Voting and Director Support Agreements. Simultaneously with the execution of this Agreement, FFIN having received (a) from each of the holders of outstanding shares of FBC Stock listed on Confidential Schedule 8.07 the Voting Agreement and Irrevocable Proxy, the form of which is attached as Exhibit “C”, and (b) from each of the directors of FBC listed on Confidential Schedule 5.24 a Director Support Agreement, the form of which is attached as Exhibit “D”.

Section 8.08 Employment Agreements. FFIN having received from each of the individuals set forth on Confidential Schedule 8.08 a fully executed employment agreement dated as of the Closing Date in the applicable form attached hereto as Exhibit “G”.

Section 8.09 No Material Adverse Change. There will have been no Material Adverse Change to FBC since December 31, 2014.

Section 8.10 Termination of Employee Plans. FFIN having received evidence reasonably satisfactory to FFIN that, as of the Effective Time, all FBC Employee Plans (other than such plans FFIN elects not to terminate) have been terminated in accordance with the terms of such FBC Employee Plans, the Code, ERISA and all other applicable laws and regulations on a basis satisfactory to FFIN in its sole discretion and that, to the extent FFIN deems necessary or appropriate, affected participants have been notified of such terminations and/or integrations.

Section 8.11 Notes. FBC shall have taken all actions required to redeem the Notes or otherwise requested by FFIN in connection with the redemption of the Notes.

Section 8.12 Registration Statement. The Registration Statement, including any amendments or supplements thereto, shall be effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall be in effect or proceedings for purpose pending before or threatened by the SEC. All state securities permits or approvals required by applicable state securities laws to consummate the transactions contemplated by this Agreement and the Merger Agreement shall have been received and remain in effect.

Section 8.13 Dissenting Shareholders. Holders of not more than 5% of the outstanding shares of FBC Stock having demanded or be entitled to demand payment of the fair value of their shares as dissenting shareholders under applicable provisions of the TBOC.

Section 8.14 Delivery of Closing Documents. FFIN shall have received all documents required to be received from FBC on or prior to the Closing Date as set forth in Section 2.02 hereof, all in form and substance reasonably satisfactory to FFIN.

Section 8.15 FBC Options. Each holder of a FBC Option shall have exercised such FBC Option prior to the Calculation Date and FBC shall have cancelled any FBC Option that remains unexercised as of the Calculation Date.

ARTICLE IX

TERMINATION

Section 9.01 Right of Termination. This Agreement and the transactions contemplated hereby may be terminated at any time, notwithstanding the approval thereof by the shareholders of FBC, prior to or at the Closing as follows, and in no other manner:

(a) By the mutual consent of FFIN and FBC, duly authorized by the board of directors of each of FFIN and FBC.

(b) By either FBC or FFIN (as long as the terminating party is not in material breach of any representation, warranty, covenant or other agreement contained herein) if the conditions precedent to such parties’ obligations to close specified in Article VII and Article VIII, respectively, hereof have not been met or waived by December 31, 2015, or such later date as has been approved by FFIN and FBC.

(c) By either FFIN or FBC if any of the transactions contemplated by this Agreement are disapproved by any regulatory authority whose approval is required to complete such transactions or if any court of competent jurisdiction in the United States or other federal or state governmental body has issued an order, decree or ruling or taken any other action restraining, enjoining, invalidating or otherwise prohibiting the Agreement or the transactions contemplated hereby and such order, decree, ruling or other action is final and nonappealable.

(d) By either FFIN or FBC if it reasonably determines, in good faith and after consulting with counsel, there is substantial likelihood that any necessary regulatory approval will not be obtained or will be obtained only upon a condition or conditions that could reasonably be expected to be materially burdensome on, or materially impair the anticipated benefits of the Merger to, FFIN and its Subsidiaries and Affiliates, taken as a whole.

(e) By either FFIN or FBC if there has been any Material Adverse Change with respect to the other party.

(f) By FFIN if FBC fails to comply in any material respect with any of its respective covenants or agreements contained in this Agreement or in any other agreement contemplated hereby (other than those representations and warranties which are qualified by their terms by a reference to “material,” “materiality,” “in all material respects,” “Material Adverse Change” or the like) and such failure has not been cured within a thirty (30) day period after notice from FFIN, or if any of the representations or warranties of FBC contained herein or therein are inaccurate in any material respect.

(g) By FBC if FFIN fails to comply in any material respect with any of its respective covenants or agreements contained in this Agreement or in any other agreement contemplated hereby (other than those representations and warranties which are qualified by their terms by a reference to “material,” “materiality,” “in all material respects,” “Material Adverse Change” or the like) and such failure has not been cured within a thirty (30) day period after notice from FBC, or if any of the representations or warranties of FFIN contained herein or therein are inaccurate in any material respect.

(h) By FFIN or FBC, if this Agreement, the Merger Agreement and the Merger are not approved by the required vote of shareholders of FBC at the Shareholders’ Meeting; provided, that FBC may only terminate the Agreement pursuant to this Section 9.01(h) if the FBC Board recommended that the shareholders of FBC vote in favor of the approval and adoption of this Agreement, the Merger and the transactions contemplated hereby.

(i) By either FFIN or FBC if the quotient obtained by dividing the FFIN Market Price by the FFIN Starting Price is less than 0.70 and if the FFIN Market Price is less than the difference of (A) the FFIN Low Collar, minus (B) $3.00; provided, that if FBC elects to exercise its termination right pursuant to this Section 9.01(i), it shall give prompt written notice to FFIN in accordance with Section 11.08, which notice of election to terminate may be withdrawn by FBC at any time during the five (5) Business Day period commencing on the Determination Date (the “Walkaway Period”). During the Walkaway Period, FFIN shall have the right, in its sole and absolute discretion, to (x) increase the Aggregate Stock Consideration by issuing shares of FFIN Stock in excess of the FFIN Share Cap, (y) increase the Aggregate Stock Consideration by issuing shares of FFIN Stock in excess of the FFIN Share Cap and pay an additional cash amount (the “Additional Cash,” and together with any Cash Payment pursuant to Section 1.05(c), the “Cash Consideration”) or (z) reduce the Aggregate Stock Consideration to a number of shares of FFIN Stock equal to the FFIN Share Cap and pay the Additional Cash, so that, as a result of such adjustments contemplated in the case of each of clause (x), (y) and (z), the total value of the Merger Consideration (which shall include the Aggregate Stock Consideration and the Cash Consideration), based on the FFIN Market Price, shall be no less than $57,000,000 in the aggregate (a “Walkaway Counter Offer”). If FFIN elects to make a Walkaway Counter Offer, it shall give prompt written notice to FBC (the “Walkaway Counter Offer Notice”) during the Walkaway Period, whereupon receipt of the Walkaway Counter Offer Notice, FBC’s notice of election to terminate pursuant to this Section 9.01(i) shall be null and void and of no effect, FBC shall no longer have the right to terminate the Agreement pursuant to this Section 9.01(i) and this Agreement shall remain in effect in accordance with its terms (except for the adjustments to the Merger Consideration). The Walkaway Counter Offer Notice, if given, shall set forth the adjustment to the Aggregate Stock Consideration and/or the amount comprising the Additional Cash, as the case may be, and shall include a calculation of the adjusted Merger Consideration in accordance with this Section. If FFIN declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction before the Determination Date, the prices for the FFIN Market Price and FFIN Starting Price shall be appropriately adjusted for the purposes of applying this Section 9.01(i).

(j) By FFIN in accordance with Section 5.12.

(k) By FFIN if FBC or the Bank enter into any formal or informal administrative action with a Governmental Entity or any such action is threatened by a Governmental Entity.

(l) By FFIN, if (i) FBC has mailed the Proxy Statement/Prospectus to its shareholders and FBC does not hold the Shareholders’ Meeting within 60 days thereafter, (ii) this Agreement, the Merger Agreement and the Merger are not approved by the required vote of shareholders of FBC at the Shareholders’ Meeting, (iii) the FBC Board fails to recommend that the FBC shareholders vote in favor of approval of this Agreement, or (iv) the individuals that executed a Voting Agreement and Irrevocable Proxy or a Director Support Agreement pursuant to Section 5.23 and Section 5.24 hereto have violated the terms thereof.

Section 9.02 Notice of Termination. The power of termination provided for by Section 9.01 hereof may be exercised only by a notice given in writing, as provided in Section 11.08 of this Agreement.

Section 9.03 Effect of Termination. Without limiting any other relief to which either party hereto may be entitled for breach of this Agreement or fraud, if this Agreement is terminated pursuant to the provisions of Section 9.01 hereof, no party to this Agreement will have any further liability or obligation under this Agreement, except the provisions of Article X hereof will remain applicable.

ARTICLE X

CONFIDENTIAL INFORMATION

Section 10.01 Definition of “Recipient,” “Disclosing Party” and “Representative”. For purposes of this Article X, the term “Recipient” means the party receiving the Subject Information (as defined in Section 10.02) and the term “Disclosing Party” means the party furnishing the Subject Information. The terms “Recipient” or “Disclosing Party”, as used herein, include: (a) all persons and entities related to or affiliated in any way with the Recipient or the Disclosing Party, as the case may be, and (b) any person or entity controlling, controlled by or under common control with the Recipient or the Disclosing Party, as the case may be. The term “Representative” as used herein, includes all directors, officers, shareholders, employees, representatives, advisors, attorneys, accountants and agents of any of the foregoing. The term “person” as used in this Article X is to be broadly interpreted to include any corporation, company, group, partnership, governmental agency or individual.

Section 10.02 Definition of “Subject Information”. For purposes of this Article X, the term “Subject Information” means all information furnished to the Recipient or its Representatives (whether prepared by the Disclosing Party, its Representatives or otherwise and whether or not identified as being nonpublic, confidential or proprietary) by or on behalf of the Disclosing Party or its Representatives relating to or involving the business, operations or affairs of the Disclosing Party or otherwise in possession of the Disclosing Party, including the Purchase Price; provided, however, that the Purchase Price may be disclosed in the proxy materials distributed to the shareholders of FBC in connection with their approval of the Merger. The term “Subject Information” does not include information that (a) was already in the Recipient’s possession at the time it was first furnished to Recipient by or on behalf of Disclosing Party, provided that such information is not known by the Recipient to be subject to another confidentiality agreement with or other obligation of secrecy to the Disclosing Party, its Subsidiaries or another party, or (b) becomes generally available to the public other than as a result of a disclosure by the Recipient or its Representatives, or (c) becomes available to the Recipient on a non-confidential basis from a source other than the Disclosing Party, its Representative or otherwise, provided that such source is not known by the Recipient to be bound by a confidentiality agreement with or other obligation of secrecy to the Disclosing Party, its Representative or another party.

Section 10.03 Confidentiality. Each Recipient hereby agrees that the Subject Information will be used solely for the purpose of reviewing and evaluating the transactions contemplated by this Agreement and the other agreements contemplated hereby, including the Merger Agreement, and that the Subject Information will be kept confidential by the Recipient and the Recipient’s Representatives; provided, however, that (a) any of such Subject Information may be disclosed to the Recipient’s Representatives (including, but not limited to, the Recipient’s accountants and attorneys) who need to know such information for the purpose of evaluating any such possible transaction between the Disclosing Party and the Recipient (it being understood that such Representatives will be informed by the Recipient of the confidential nature of such information and that the Recipient will direct and cause such persons to treat such information confidentially); and (b) any disclosure of such Subject Information may be made to which the Disclosing Party consents in writing prior to any such disclosure by Recipient.

Section 10.04 Securities Law Concerns. Each Recipient hereby acknowledges that the Recipient is aware, and the Recipient will advise the Recipient’s Representatives who are informed as to the matters that are the subject of this Agreement, that the United States securities laws prohibit any person who has received material, non-public information from an issuer of securities from purchasing or selling securities of such issuer or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

Section 10.05 Return of Subject Information. In the event of termination of this Agreement for any reason, the Recipient at the request of the Disclosing Party will promptly destroy or return to the Disclosing Party all written material containing or reflecting any of the Subject Information other than information contained in any application, notice or other document filed with any governmental agency and not returned to the Recipient by such governmental agency; provided, that Recipient shall only be required to make commercially reasonable efforts to return or destroy any Subject Information stored electronically, and neither Recipient nor Recipient’s Representatives shall be required to destroy or return any Subject Information created pursuant to its or its Representatives’ electronic backup and archival procedures. In making any such filing, the Recipient will request confidential treatment of such Subject Information included in any application, notice or other document filed with any governmental agency.

Section 10.06 Specific Performance/Injunctive Relief. Each Recipient acknowledges that the Subject Information constitutes valuable, special and unique property of the Disclosing Party critical to its business and that any breach of Article X of this Agreement by it will give rise to irreparable injury to the Disclosing Party that is not compensable in damages. Accordingly, each Recipient agrees that the Disclosing Party will be entitled to obtain specific performance or injunctive relief against the breach or threatened breach of Article X of this Agreement by the Recipient or its Representatives. Each Recipient further agrees to waive, and use its commercially reasonable efforts to cause its Representatives to waive, any requirement for the securing or posting of any bond in connection with such remedies. Such remedies are not the exclusive remedies for a breach of Article X of this Agreement, but are in addition to all other remedies available at law or in equity to the Disclosing Party.

ARTICLE XI

MISCELLANEOUS

Section 11.01 Survival of Representations, Warranties, Covenants and Agreements. The representations, warranties, covenants and agreements of FBC, FFIN, and FFB contained in this Agreement shall terminate at the Closing, other than the covenants that by their terms are to be performed after the Effective Time, which shall survive the Closing.

Section 11.02 Expenses. Each of the parties to this Agreement is obligated to pay all of its expenses and costs (including all counsel fees and expenses) incurred in connection with this Agreement and the consummation of the transactions contemplated hereby.

Section 11.03 Brokerage Fees and Commissions.

(a) FFIN hereby represents to FBC that no agent, representative or broker has represented FFIN in connection with the transactions described in this Agreement. FBC will not have any responsibility or liability for any fees, expenses or commissions payable to any agent, representative or broker of FFIN and FFIN hereby agrees to indemnify and hold FBC harmless for any amounts owed to any agent, representative or broker of FFIN.

(b) FBC hereby represents to FFIN that, except as set forth in Confidential Schedule 11.03(b), no agent, representative or broker has represented FBC in connection with the transactions described in this Agreement. FFIN will not have any responsibility or liability for any fees, expenses or commissions payable to any agent, representative or broker of FBC or any shareholder of FBC, and FBC hereby agrees to indemnify and hold FFIN harmless for any amounts owed to any agent, representative or broker of FBC or any shareholder of FBC.

Section 11.04 Entire Agreement. This Agreement and the other agreements, documents, schedules and instruments signed and delivered by the parties to each other at the Closing are the full understanding of the parties, a complete allocation of risks between them and a complete and exclusive statement of the terms and conditions of their agreement relating to the subject matter hereof and supersede any and all prior agreements, whether written or oral, that may exist between the parties with respect thereto. Except as otherwise specifically provided in this Agreement, no conditions, usage of trade, course of dealing or performance, understanding or agreement purporting to modify, vary, explain or supplement the terms or conditions of this Agreement is binding unless hereafter made in writing and signed by the party to be bound, and no modification will be effected by the acknowledgment or acceptance of documents containing terms or conditions at variance with or in addition to those set forth in this Agreement.

Section 11.05 Binding Effect; Assignment. All of the terms, covenants, representations, warranties and conditions of this Agreement are binding upon, and inure to the benefit of and are enforceable by, the parties and their respective successors, representatives and permitted assigns. Nothing expressed or referred to herein is intended or is to be construed to give any person other than the parties hereto any legal or equitable right, remedy or claim under or in respect of this Agreement, it being the intent of the parties that this Agreement, and the terms hereof are for the sole benefit of the parties to this Agreement and not for the benefit of any other person. No party to this Agreement will assign this Agreement, by operation of law or otherwise, in whole or in part, without the prior written consent of the other parties, and any assignment made or attempted in violation of this Section is void and of no effect.

Section 11.06 Further Cooperation. The parties agree that they will, at any time and from time to time after the Closing, upon request by the other and without further consideration, do, perform, execute, acknowledge and deliver all such further acts, deeds, assignments, assumptions, transfers, conveyances, powers of attorney, certificates and assurances as may be reasonably required in order to complete the transactions contemplated by this Agreement or to carry out and perform any undertaking made by the parties hereunder.

Section 11.07 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws, then (a) this Agreement is to be construed and enforced as if such illegal, invalid or unenforceable provision were not a part hereof; (b) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by such illegal, invalid or unenforceable provision or by its severance from this Agreement; and (c) there will be added automatically as a part of this Agreement a provision mutually agreed to which is similar in terms to such illegal, invalid or unenforceable provision as may be possible and still be legal, valid and enforceable.

Section 11.08 Notices. Any and all payments (other than payments at the Closing), notices, requests, instructions and other communications required or permitted to be given under this Agreement after the date of this Agreement by any party hereto to any other party may be delivered personally or by nationally recognized overnight courier service or sent by U.S. mail or (except in the case of payments) by facsimile transmission or electronic mail, at the respective addresses or transmission numbers set forth below and is deemed delivered (a) in the case of personal delivery, facsimile transmission or electronic mail, when received; (b) in the case of mail, upon the earlier of actual receipt or five (5) Business Days after deposit in the United States Postal Service, first class certified or registered mail, postage prepaid, return receipt requested; and (c) in the case of an overnight courier service, one (1) Business Day after delivery to such courier service with and instructions for overnight delivery. The parties may change their respective addresses and transmission numbers by written notice to all other parties, sent as provided in this Section. All communications must be in writing and addressed as follows:

IF TO FBC:

H. J. Shands, III

Chairman of the Board

FBC Bancshares, Inc.

1800 West White Oak Terrace

Conroe, Texas 77304

Phone: (936) 760-1888

Telecopy: (936) 829-4722

Electronic mail: jshands@fbtet.com

WITH A COPY TO:

Chet A. Fenimore, Esq.

Fenimore, Kay, Harrison & Ford, LLP

812 San Antonio Street, Suite 600

Austin, Texas 78701

Phone: (512) 583-5901

Telecopy: (512) 583-5940

Electronic mail: cfenimore@fkhpartners.com

IF TO FFIN:

F. Scott Dueser

President and Chief Executive Officer

First Financial Bankshares, Inc.

400 Pine Street

Abilene, Texas 79601

Phone: (325) 627-7031

Fax: (325) 627-7393

Electronic mail: sdueser@ffin.com

WITH A COPY TO:

Michael G. Keeley, Esq.

Norton Rose Fulbright

2200 Ross Avenue, Suite 2800

Dallas, Texas 75201-2784

Phone: (214) 855-3906

Fax: (214) 855-8200

Electronic mail: mike.keeley@nortonrosefulbright.com

Section 11.09 GOVERNING LAW. THIS AGREEMENT IS TO BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF TEXAS, WITHOUT REGARD FOR THE PROVISIONS THEREOF REGARDING CHOICE OF LAW. VENUE FOR ANY CAUSE OF ACTION BETWEEN THE PARTIES TO THIS AGREEMENT WILL LIE IN TAYLOR COUNTY, TEXAS.

Section 11.10 Multiple Counterparts. For the convenience of the parties hereto, this Agreement may be signed in multiple counterparts, each of which will be deemed an original, and all counterparts hereof so signed by the parties hereto, whether or not such counterpart will bear the execution of each of the parties hereto, will be deemed to be, and is to be construed as, one and the same Agreement. A facsimile or electronic scan in “PDF” format of a signed counterpart of this Agreement will be sufficient to bind the party or parties whose signature(s) appear thereon.

Section 11.11 Definitions. For purposes of this Agreement, the following terms have the meanings specified or referred to in this section:

“Acquisition Proposal” means any of the following: (a) a merger, consolidation, or any similar transaction of any entity with FBC or any Subsidiary of FBC, (b) a purchase, lease or other acquisition of all or substantially all the assets of FBC or any Subsidiary of FBC, (c) a purchase or other acquisition of “beneficial ownership” by any “person” or “group” (as such terms are defined in Section 13(d)(3) of Exchange Act) (including by way of merger, consolidation, share exchange, or otherwise) that would cause such person or group to become the beneficial owner of any securities of FBC or any Subsidiary of FBC after the date of this Agreement, (d) a tender or exchange offer to acquire any securities of FBC or any Subsidiary of FBC, (e) a public proxy or consent solicitation made to the shareholders of FBC or any Subsidiary of FBC seeking proxies in opposition to any proposal relating to any of the transactions contemplated by this Agreement, or (f) the making of a bona fide offer or proposal to the board of directors or shareholders of FBC or any Subsidiary of FBC to engage in one or more of the transactions referenced in clauses (a) through (e) above.

“Additional Cash” shall have the meaning set forth in Section 9.01(i).

“Adjusted Equity” shall have the meaning set forth in Section 1.07(a).

“Affiliate” means, with respect to any person or entity, any person or entity that, directly or indirectly, controls, is controlled by, or is under common control with, such person or entity in question. For the purposes of this definition, “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”) as used with respect to any person or entity, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person or entity, whether through the ownership of voting securities or by contract or otherwise.

“Aggregate Stock Consideration” means the aggregate number of shares of FFIN Stock to be issued under this Agreement.

“Agreement” has the meaning set forth in the preamble.

“Appreciated FBC Company Value” shall have the meaning set forth in Section 1.05(d)(i).

“Appreciated FBC Per Share Value” shall have the meaning set forth in Section 1.05(d)(ii).

“Bank” has the meaning set forth in the Recitals.

“Bank Call Reports” shall have the meaning set forth in Section 3.05(b).

“Bank Merger” shall have the meaning set forth in Section 1.01.

“Bank Merger Agreement” shall have the meaning set forth in the Recitals.

“Bank Stock” shall have the meaning set forth in Section 3.03(b).

“Bankruptcy Exception” means, in respect of any agreement, contract, commitment or obligation, any limitation thereon imposed by any bankruptcy, insolvency, fraudulent conveyance, reorganization, receivership, moratorium or similar law affecting creditors’ rights and remedies generally and, with respect to the enforceability of any agreement, contract, commitment or obligation, by general principles of equity, including principles of commercial reasonableness, good faith and fair dealing, regardless of whether enforcement is sought in a proceeding at law or in equity.

“BHCA” has the meaning set forth in the preamble.

“Business Day” means a day that the Bank is open to the public for the conduct of banking business.

“Calculation Date” shall have the meaning set forth in Section 1.07.

“Cancelled Shares” shall have the meaning set forth in Section 1.05(h).

“Cash Consideration” shall have the meaning set forth in Section 9.01(i).

“Cash Payment” shall have the meaning set forth in Section 1.05(c).

“Certificate” shall have the meaning set forth in Section 1.06(c).

“Certificate of Merger” shall have the meaning set forth in Section 2.01(b).

“Closing” shall have the meaning set forth in Section 2.01(a).

“Closing Date” shall have the meaning set forth in Section 2.01(a).

“Code” shall have the meaning set forth in the Recitals.

“Continued Employee” shall have the meaning set forth in the Section 6.09.

“Contracts” shall have the meaning set forth in Section 3.11.

“Controlled Group Plans” shall have the meaning set forth in the Section 3.28(f).

“CRA” shall have the meaning set forth in the Section 3.32.

“Depreciated FBC Company Value” shall have the meaning set forth in Section 1.05(d)(iii).

“Depreciated FBC Per Share Value” shall have the meaning set forth in Section 1.05(d)(iv).

“Determination Date” shall have the meaning set forth in Section 1.05(d)(v).

“Director Support Agreement” shall have the meaning set forth in the Section 5.24.

“Disclosing Party” shall have the meaning set forth in Section 10.01.

“Dissenting Shares” shall have the meaning set forth in Section 1.12.

“Dodd-Frank Act” shall have the meaning set forth in the Section 3.36.

“Effective Time” shall have the meaning set forth in Section 2.01(b).

“Employee Plans” shall have the meaning set forth in the Section 3.28(a).

“Environmental Inspections” shall have the meaning set forth in the Section 5.12(a).

“Environmental Laws” means the common law and all federal, state, local and foreign laws or regulations, codes, orders, decrees, judgments or injunctions issued, promulgated, approved or entered thereunder, now or hereafter in effect, relating to pollution or protection of public or employee health or safety or the environment, including laws relating to (i) emissions, discharges, releases or threatened releases of Hazardous Materials, into the environment (including ambient air, indoor air, surface water, ground water, land surface or subsurface strata), (ii) the manufacture, processing, distribution, use, generation, treatment, storage, disposal, transport or handling of Hazardous Materials, (iii) underground and above ground storage tanks, and related piping, and emissions, discharges, releases or threatened releases therefrom, and (iv) the conservation of open space, ecosystems, wetlands or water of the United States or a state, and (v) the preservation of cultural or historic structures or artifacts.

“ERISA” shall have the meaning set forth in the Section 3.28(a).

“Exchange Act” shall have the meaning set forth in the Section 4.03(b).

“Exchange Agent Agreement” shall have the meaning set forth in Section 1.06(a).

“Exchange Agent” shall have the meaning set forth in Section 1.06(a).

“Exchange Fund” shall have the meaning set forth in Section 1.06(b).

“FBC” shall have the meaning set forth in the preamble.

“FBC Board” shall have the meaning set forth in the Recitals.

“FBC Constituent Documents” shall have the meaning set forth in Section 3.04.

“FBC Financial Statements” shall have the meaning set forth in Section 3.05(a).

“FBC Merger Costs” shall have the meaning set forth in Section 1.07(a).

“FBC Option” shall have the meaning set forth in Section 3.10(c).

“FBC Stock” shall have the meaning set forth in Section 1.05(b).

“FBC Stock Plan” shall have the meaning set forth in Section 3.10(c).

“FDIA” shall have the meaning set forth in Section 2.02(e).

“FDIC” shall have the meaning set forth in Section 2.02(e).

“Federal Reserve” shall have the meaning set forth in Section 3.01(b).

“FFB” shall have the meaning set forth in the Recitals.

“FFIN” shall have the meaning set forth in the preamble.

“FFIN Appreciation Value” shall have the meaning set forth in Section 1.05(d)(vi).

“FFIN Appreciation Amount” shall have the meaning set forth in Section 1.05(d)(vii).

“FFIN Board” shall have the meaning set forth in the Recitals.

“FFIN Constituent Documents” shall have the meaning set forth in the Section 4.05(b).

“FFIN Depreciation Amount” shall have the meaning set forth in Section 1.05(d)(viii).

“FFIN Depreciation Value” shall have the meaning set forth in Section 1.05(d)(ix).

“FFIN High Collar” shall have the meaning set forth in Section 1.05(d)(x).

“FFIN Low Collar” shall have the meaning set forth in Section 1.05(d)(xi).

“FFIN Market Price” shall have the meaning set forth in Section 1.05(d)(xii).

“FFIN SEC Reports” shall have the meaning set forth in the Section 4.04(a).

“FFIN Share Cap” shall have the meaning set forth in Section 1.05(d)(xiii).

“FFIN Starting Price” shall have the meaning set forth in Section 1.05(d)(xiv).

“FFIN Stock” shall have the meaning set forth in Section 1.05(a).

“GAAP” shall have the meaning set forth in Section 3.05(a).

“Governmental Entity” means any court, administrative agency or commission or other governmental or regulatory authority or instrumentality.

“Hazardous Material” means any pollutant, contaminant, chemical, or toxic or hazardous substance, constituent, material or waste, or any other chemical, substances, constituent or waste including, among others, asbestos, lead-based paint, urea-formaldehyde, petroleum, crude oil or any fraction thereof or any petroleum product.

“Indemnified Parties” shall have the meaning set forth in Section 6.15(a).

A person has “Knowledge” of, or acts “Knowingly” with respect to, a particular fact or other matter if any individual who is presently serving as a director or “executive officer” (as such term is defined of 12 C.F.R. Part 215 (Regulation O)) of that person, after reasonable inquiry, is actually aware of such fact or other matter.

“IRS” shall have the meaning set forth in Section 1.07(a).

“Leases” shall have the meaning set forth in Section 3.11.

“Letter of Transmittal” shall have the meaning set forth in Section 1.06(c).

“Material Adverse Change” with respect to any party means any material adverse change in the business, results of operations, condition (financial or otherwise), assets, properties, liabilities (absolute, accrued, contingent or otherwise) or reserves, taken as a whole, of such party has occurred, including, by way of example and without limitation, any litigation or regulatory developments that would cause the representations and warranties set forth in Section 3.07 or Section 4.07 or Section 3.20 or Section 4.05, respectively, to be untrue or incorrect, but excluding any change with respect to, or effect on, such party resulting from: (i) any changes in laws and regulations or interpretations thereof that are generally applicable to the banking or savings industries; (ii) changes in GAAP or RAP that are generally applicable to the banking or savings industries; (iii) expenses incurred in connection with the transactions contemplated by this Agreement; (iv) changes in global, national or regional political conditions or general economic or market conditions in the United States or the State of Texas, including changes in prevailing interest rates, credit availability and liquidity, currency exchange rates, and price levels or trading volumes in the United States or foreign securities markets affecting other companies in the financial services industry; (v) general changes in the credit markets or general downgrades in the credit markets; (vi) actions or omissions of a party taken as required by this Agreement or with the prior informed written consent of the other party or parties in contemplation of the transactions contemplated by this Agreement; or (vii) any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism; provided, that such party is not affected to a greater extent than other Persons, bank holding companies or insured depository institutions in the industry in which such party operates.

“Maximum Price” shall have the meaning set forth in Section 1.05(d)(xv).

“Median Price” shall have the meaning set forth in Section 1.05(d)(xvi).

“Merger” shall have the meaning set forth in the Recitals.

“Merger Agreement” shall have the meaning set forth in Section 1.01.

“Merger Consideration” means collectively the Aggregate Stock Consideration and the Cash Consideration, as applicable.

“Merger Sub” shall have the meaning set forth in the Recitals.

“Minimum Equity” shall have the meaning set forth in Section 1.07.

“Minimum Price” shall have the meaning set forth in Section 1.05(d)(xvii).

“Nonqualified Deferred Compensation Plan” shall have the meaning set forth in Section 3.28(j).

“Notes” shall have the meaning set forth in the Section 5.22.

“OCC” shall have the meaning set forth in Section 2.02(b).

“Outstanding FBC Stock” shall have the meaning set forth in Section 1.05(b).

“Person” shall have the meaning set forth in the Section 3.12(m).

“Property” or “Properties” shall include all real property currently owned or leased by the Bank, including properties that the Bank has foreclosed on as well as the premises and all improvements and fixtures thereon of the Bank.

“Proprietary Rights” shall have the meaning set forth in the Section 3.15.

“Proxy Statement/Prospectus” shall have the meaning set forth in Section 1.09(d).

“RAP” shall have the meaning set forth in Section 3.05(b).

“Recipient” shall have the meaning set forth in Section 10.01.

“Registration Statement” shall have the meaning set forth in the Section 5.13(a).

“Regulatory Agency” means (i) any self-regulatory organization, (ii) the Federal Reserve, (iii) the OCC, (iv) the SEC, or (v) any other federal or state governmental or regulatory agency or authority having or claiming jurisdiction over a party to this Agreement or the transactions contemplated hereby.

“Related Transactions” shall have the meaning set forth in the Section 5.02.

“Retirement Plan” shall have the meaning set forth in the Section 5.14(a).

“Secondary Investigation” shall have the meaning set forth in the Section 5.12(a).

“Securities Act” shall have the meaning set forth in the Section 4.03(b).

“Share Adjustment” shall have the meaning set forth in Section 1.05(j).

“Shareholders’ Meeting” shall have the meaning set forth in Section 1.09(a).

“SOA” shall have the meaning set forth in the Section 5.21(b).

“Subject Information” shall have the meaning set forth in Section 10.02.

“Subsidiary” means, when used with reference to an entity, any corporation, a majority of the outstanding voting securities of which are owned directly or indirectly by such entity or any partnership, joint venture or other enterprise in which any entity has, directly or indirectly, a majority equity interest.

“Surviving Corporation” shall have the meaning set forth in Section 1.01.

“Tail Coverage” shall have the meaning set forth in the Section 5.17.

“Tax Return” shall have the meaning set forth in the Section 3.12(m).

“Tax” or “Taxes” shall have the meaning set forth in the Section 3.12(m).

“TBOC” shall have the meaning set forth in Section 1.01.

“TCPA” shall have the meaning set forth in Section 2.02(c).

“TXSOS” shall have the meaning set forth in Section 2.02(a).

“Walkaway Counter Offer Notice” shall have the meaning set forth in Section 9.01(i).

“Walkaway Counter Offer” shall have the meaning set forth in Section 9.01(i).

“Walkaway Period” shall have the meaning set forth in Section 9.01(i).

“Welfare Plan” shall have the meaning set forth in the Section 5.14(b).

Section 11.12 Specific Performance. Each of the parties hereto acknowledges that the other parties would be irreparably damaged and would not have an adequate remedy at law for money damages if any of the covenants contained in this Agreement were not performed in accordance with its terms or otherwise were materially breached. Each of the parties hereto therefore agrees that, without the necessity of proving actual damages or posting bond or other security, the other party will be entitled to temporary and/or permanent injunction or injunctions which a court of competent jurisdiction concludes is justified to prevent breaches of such performance and to specific enforcement of such covenants in addition to any other remedy to which they may be entitled, at law or in equity.

Section 11.13 Attorneys’ Fees and Costs. If attorneys’ fees or other costs are incurred to secure performance of any of the obligations herein provided for, or to establish damages for the breach thereof, or to obtain any other appropriate relief, the prevailing party is entitled to recover reasonable attorneys’ fees and costs incurred therein and determined by the court to be justified.

Section 11.14 Rules of Construction. Whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision in this Agreement. Each use herein of the masculine, neuter or feminine gender are deemed to include the other genders. Each use herein of the plural include the singular and vice versa, in each case as the context requires or as is otherwise appropriate. The word “or” is used in the inclusive sense. Any agreement or instrument defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement or instrument as from time to time amended, modified or supplemented, including by waiver or consent. References to a person are also to its permitted successors or assigns.

Section 11.15 Articles, Sections, Exhibits and Schedules. All articles and sections referred to herein are articles and sections, respectively, of this Agreement and all exhibits and schedules referred to herein are exhibits and schedules, respectively, attached to this Agreement. Descriptive headings as to the contents of particular sections are for convenience only and do not control or affect the meaning, construction or interpretation of this Agreement or any particular section. Any and all schedules, exhibits, certificates or other documents or instruments referred to herein or attached hereto are and will be incorporated herein by reference hereto as though fully set forth herein.

Section 11.16 Public Disclosure. Neither FFIN nor FBC, or Affiliate or Subsidiary of the same, will make any announcement, statement, press release, acknowledgment or other public disclosure of the existence of, or reveal the terms, conditions or the status of, this Agreement or the transactions contemplated hereby without the prior written consent of the other parties to this Agreement; but FFIN and FBC are permitted to make any public disclosures or governmental filings as legal counsel may deem necessary to maintain compliance with or to prevent violations of applicable federal or state laws or regulations, that may be necessary to obtain regulatory approval for the transactions contemplated hereby, or that may be necessary to enforce the obligations under this Agreement.

Section 11.17 Extension; Waiver. At any time prior to the Closing Date, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document, certificate or writing delivered pursuant hereto, or (c) waive compliance with any of the agreements, covenants or conditions contained herein. Such action will be evidenced by a signed written notice given in the manner provided in Section 11.08. No party to this Agreement will by any act (except by a written instrument given pursuant to Section 11.08) be deemed to have waived any right or remedy hereunder or to have acquiesced in any breach of any of the terms and conditions hereof. No failure to exercise, nor any delay in exercising any right, power or privilege hereunder by any party hereto will operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder will preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver of any party of any right or remedy on any one occasion will not be construed as a bar to any right or remedy that such party would otherwise have on any future occasion or to any right or remedy that any other party may have hereunder. Any party may unilaterally waive a right which is solely applicable to it.

Section 11.18 Amendment. This Agreement may be amended, modified or supplemented only by an instrument in writing executed by the party against which enforcement of the amendment, modification or supplement is sought.

Section 11.19 No Third Party Beneficiaries. Nothing contained in this Agreement, express or implied, is intended to confer upon any persons, other than the parties hereto or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement.

Section 11.20 Disclosures. Any disclosure made in any document delivered pursuant to this Agreement or referred to or described in writing in any section of this Agreement or any schedule attached hereto shall be deemed to be disclosure for purposes of any section herein or schedule hereto; provided that the relevance of such disclosure is cross-referenced to such other representations or warranties and is reasonably apparent from the terms of such disclosure.

[Signature Page Follows]

IN WITNESS WHEREOF, FFIN and FBC have caused this Agreement to be signed by their duly authorized officers as of the date first above written.

FIRST FINANCIAL BANKSHARES, INC.

By:	/s/ F. Scott Dueser
F. Scott Dueser, President and Chief
Executive Officer

FBC BANCSHARES, INC.

By:	/s/ H. J. Shands, III
H. J. Shands, III, Chairman of the Board

[Signature Page to Agreement and Plan of Reorganization]

Appendix B

[LETTERHEAD OF VINING SPARKS IBG, L.P.]

April 1, 2015

Board of Directors

FBC Bancshares, Inc.

1800 West White Oak Terrace

Conroe, Texas 77304

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of the outstanding shares of common stock of FBC Bancshares, Inc., Conroe, Texas (“FBC”) of the consideration (the “Merger Consideration”) to be received by FBC in the merger (the “Merger”) of FBC with and into First Financial Bankshares, Inc., Abilene, Texas (“FFIN”) pursuant to the Agreement and Plan of Reorganization by and between FFIN and FBC (the “Agreement”).

Pursuant to the terms of the Agreement, each share of FBC Stock issued and outstanding immediately prior to the Effective Time shall cease to be outstanding and shall be converted automatically into and become the right to receive a number of shares of FFIN Stock as fully described in the Agreement (the “Merger Consideration”). If the Adjusted Equity (defined in the Agreement) of FBC, as of the close of business on the Business Day immediately preceding the Closing Date, is less than $14,705,000 (the “Minimum Equity”), then the Merger Consideration shall be reduced by an amount equal to the difference between the Minimum Equity and the Adjusted Equity. As indicated in the Agreement, FBC may dividend the excess amount if FBC’s equity capital exceeds the $14,705,000. Additionally, immediately prior to closing, FBC shall redeem all of its Subordinated Promissory Notes which have an aggregate principal balance of $13,125,000.

Based on Merger Consideration of $59.0 million and a closing price of $26.80 at March 9, 2015, FFIN would issue 2,201,493 shares of FFIN Stock to the holders of shares of common stock of FBC. Based on 884,600 common shares outstanding at FBC (which includes the exercise of options), each share of FBC Stock would be converted into 2.4887 shares of FFIN Stock. The total value of the Merger Consideration would have a minimum price of $57.0 million and a maximum price of $61.0 million. The FFIN Market Price, as defined in the Agreement, will determine the number of FFIN shares to be issued and whether any Cash Consideration will also be paid. All capitalized items used in this letter shall have the meanings ascribed to them in the Agreement. The terms of the Merger are more fully set forth in the Agreement.

For purposes of this opinion and in connection with our review of the proposed transaction, we have, among other things:

1.	Reviewed the terms of the draft of the Agreement dated March 26, 2015;

2.	Reviewed certain publicly available financial statements, both audited (where available) and un-audited, and related financial information of FBC and FFIN, including those included in their respective annual reports for the past two years and their respective quarterly reports for the past two years;

3.	Reviewed certain internal financial information and financial forecasts relating to the business, earnings, cash flows, assets and prospects of each company furnished to us by FBC and FFIN management;

4.	Held discussions with members of executive and senior management of FBC and FFIN concerning the past and current results of operations of FBC and FFIN, their respective current financial condition and managements’ opinion of their respective future prospects;

5.	Reviewed the financial terms of merger and acquisition transactions, to the extent publicly available, involving financial institutions and financial institution holding companies that we deemed to be relevant; and

6.	Reviewed such other information, financial studies, analyses and investigations, as we considered appropriate under the circumstances.

In giving our opinion, we have assumed and relied, without independent verification, upon the accuracy and completeness of all of the financial and other information that has been provided to us by FBC and FFIN, and their respective representatives, and of the publicly available information that was reviewed by us. We are not experts in the evaluation of allowances for loan losses and have not independently verified such allowances. We assumed that the aggregate allowance for loan losses set forth in the financial statements of FFIN and FBC is adequate to cover such losses and complied fully with applicable law, regulatory policy and sound banking practice as of the date of such financial statements. We were not retained to and we did not conduct a physical inspection of any of the properties or facilities of FBC or FFIN, did not make any independent evaluation or appraisal of the assets, liabilities or prospects of FBC or FFIN, were not furnished with any such evaluation or appraisal, and did not review any individual credit files. Our opinion is necessarily based on economic, market, and other conditions as in effect on, and the information made available to us as of, the date hereof. Accordingly, it is important to understand that although subsequent developments may affect its opinion, we do not have any obligation to further update, revise, or reaffirm its opinion. We express no opinion on matters of a legal, regulatory, tax or accounting nature or the ability of the Merger, as set forth in the Agreement, to be consummated. No opinion is expressed as to whether any alternative transaction might be more favorable to holders of FBC’s common stock than the Merger.

Vining Sparks IBG, L.P. (“Vining Sparks”), as part of its investment banking business, is regularly engaged in the valuation of banks and bank holding companies, thrifts and thrift holding companies, and various other financial services companies, in connection with mergers and acquisitions and valuations for other purposes. In rendering this fairness opinion, we have acted on behalf of the Board of Directors of FBC and will receive a fee for our services, which is payable upon delivery of this opinion.

Vining Sparks’ opinion as expressed herein is limited to the fairness, from a financial point of view, of the Merger Consideration to be received by the holders of FBC common stock in the Merger and does not address FBC’s underlying business decision to proceed with the Merger. We have been retained on behalf of the Board of Directors of FBC, and our opinion does not constitute a recommendation to any director of FBC as to how such director should vote with respect to the Agreement. In rendering this opinion, we express no opinions with respect to the amount or nature of any compensation to any officers, directors, or employees of FBC or FFIN, or any class of such persons relative to the consideration to be received by the holders of the common stock of FBC in the transaction or with respect to the fairness of any such compensation.

In the two years prior to the issuance of this opinion, Vining Sparks has not had a material relationship with FBC or FFIN where compensation was received or that we contemplate will be received after closing of the transaction.

Except as hereinafter provided, this opinion may not be disclosed, communicated, reproduced, disseminated, quoted or referred to at any time, to any third party or in any manner or for any purpose whatsoever without our prior written consent, which consent will not be unreasonably withheld, based upon review by us of the content of any such public reference, which shall be satisfactory to us in our reasonable judgment. This letter is addressed and directed to the Board of Directors of FBC in your consideration of the Merger and is not intended to be and does not constitute a recommendation to any shareholder as to how such shareholder should vote with respect to the Merger. This opinion was approved by the fairness opinion committee of Vining Sparks.

Subject to the foregoing and based on our experience as investment bankers, our activities as described above, and other factors we have deemed relevant, we are of the opinion as of the date hereof that the Merger Consideration to be received by the holders of FBC common stock is fair, from a financial point of view.

Sincerely,

/s/ Vining Sparks IBG, L.P.

Appendix C

TEXAS BUSINESS ORGANIZATIONS CODE

TITLE 1. GENERAL PROVISIONS

CHAPTER 10. MERGERS, INTEREST EXCHANGES,

CONVERSIONS, AND SALES OF ASSETS

SUBCHAPTER H. RIGHTS OF DISSENTING OWNERS

§ 10.351. APPLICABILITY OF SUBCHAPTER.

(a) This subchapter does not apply to a fundamental business transaction of a domestic entity if, immediately before the effective date of the fundamental business transaction, all of the ownership interests of the entity otherwise entitled to rights to dissent and appraisal under this code are held by one owner or only by the owners who approved the fundamental business transaction.

(b) This subchapter applies only to a “domestic entity subject to dissenters’ rights,” as defined in Section 1.002. That term includes a domestic for-profit corporation, professional corporation, professional association, and real estate investment trust. Except as provided in Subsection (c), that term does not include a partnership or limited liability company.

(c) The governing documents of a partnership or a limited liability company may provide that its owners are entitled to the rights of dissent and appraisal provided by this subchapter, subject to any modification to those rights as provided by the entity’s governing documents.

§ 10.352. DEFINITIONS.

In this subchapter:

(1) “Dissenting owner” means an owner of an ownership interest in a domestic entity subject to dissenters’ rights who:

(A) provides notice under Section 10.356; and

(B) complies with the requirements for perfecting that owner’s right to dissent under this subchapter.

(2) “Responsible organization” means:

(A) the organization responsible for:

(i) the provision of notices under this subchapter; and

(ii) the primary obligation of paying the fair value for an ownership interest held by a dissenting owner;

(B) with respect to a merger or conversion:

(i) for matters occurring before the merger or conversion, the organization that is merging or converting; and

(ii) for matters occurring after the merger or conversion, the surviving or new organization that is primarily obligated for the payment of the fair value of the dissenting owner’s ownership interest in the merger or conversion;

(C) with respect to an interest exchange, the organization the ownership interests of which are being acquired in the interest exchange; and

Appendix C-1

(D) with respect to the sale of all or substantially all of the assets of an organization, the organization the assets of which are to be transferred by sale or in another manner.

§ 10.353. FORM AND VALIDITY OF NOTICE.

(a) Notice required under this subchapter:

(1) must be in writing; and

(2) may be mailed, hand-delivered, or delivered by courier or electronic transmission.

(b) Failure to provide notice as required by this subchapter does not invalidate any action taken.

§ 10.354. RIGHTS OF DISSENT AND APPRAISAL.

(a) Subject to Subsection (b), an owner of an ownership interest in a domestic entity subject to dissenters’ rights is entitled to:

(1) dissent from:

(A) a plan of merger to which the domestic entity is a party if owner approval is required by this code and the owner owns in the domestic entity an ownership interest that was entitled to vote on the plan of merger;

(B) a sale of all or substantially all of the assets of the domestic entity if owner approval is required by this code and the owner owns in the domestic entity an ownership interest that was entitled to vote on the sale;

(C) a plan of exchange in which the ownership interest of the owner is to be acquired;

(D) a plan of conversion in which the domestic entity is the converting entity if owner approval is required by this code and the owner owns in the domestic entity an ownership interest that was entitled to vote on the plan of conversion; or

(E) a merger effected under Section 10.006 in which:

(i) the owner is entitled to vote on the merger; or

(ii) the ownership interest of the owner is converted or exchanged; and

(2) subject to compliance with the procedures set forth in this subchapter, obtain the fair value of that ownership interest through an appraisal.

(b) Notwithstanding Subsection (a), subject to Subsection (c), an owner may not dissent from a plan of merger or conversion in which there is a single surviving or new domestic entity or non-code organization, or from a plan of exchange, if:

(1) the ownership interest, or a depository receipt in respect of the ownership interest, held by the owner is part of a class or series of ownership interests, or depository receipts in respect of ownership interests, that are, on the record date set for purposes of determining which owners are entitled to vote on the plan of merger, conversion, or exchange, as appropriate:

(A) listed on a national securities exchange; or

(B) held of record by at least 2,000 owners;

Appendix C-2

(2) the owner is not required by the terms of the plan of merger, conversion, or exchange, as appropriate, to accept for the owner’s ownership interest any consideration that is different from the consideration to be provided to any other holder of an ownership interest of the same class or series as the ownership interest held by the owner, other than cash instead of fractional shares or interests the owner would otherwise be entitled to receive; and

(3) the owner is not required by the terms of the plan of merger, conversion, or exchange, as appropriate, to accept for the owner’s ownership interest any consideration other than:

(A) ownership interests, or depository receipts in respect of ownership interests, of a domestic entity or non-code organization of the same general organizational type that, immediately after the effective date of the merger, conversion, or exchange, as appropriate, will be part of a class or series of ownership interests, or depository receipts in respect of ownership interests, that are:

(i) listed on a national securities exchange or authorized for listing on the exchange on official notice of issuance; or

(ii) held of record by at least 2,000 owners;

(B) cash instead of fractional ownership interests the owner would otherwise be entitled to receive; or

(C) any combination of the ownership interests and cash described by Paragraphs (A) and (B).

(c) Subsection (b) shall not apply to a domestic entity that is a subsidiary with respect to a merger under Section 10.006.

§ 10.355. NOTICE OF RIGHT OF DISSENT AND APPRAISAL.

(a) A domestic entity subject to dissenters’ rights that takes or proposes to take an action regarding which an owner has a right to dissent and obtain an appraisal under Section 10.354 shall notify each affected owner of the owner’s rights under that section if:

(1) the action or proposed action is submitted to a vote of the owners at a meeting; or

(2) approval of the action or proposed action is obtained by written consent of the owners instead of being submitted to a vote of the owners.

(b) If a parent organization effects a merger under Section 10.006 and a subsidiary organization that is a party to the merger is a domestic entity subject to dissenters’ rights, the responsible organization shall notify the owners of that subsidiary organization who have a right to dissent to the merger under Section 10.354 of their rights under this subchapter not later than the 10th day after the effective date of the merger. The notice must also include a copy of the certificate of merger and a statement that the merger has become effective.

(c) A notice required to be provided under Subsection (a) or (b) must:

(1) be accompanied by a copy of this subchapter; and

(2) advise the owner of the location of the responsible organization’s principal executive offices to which a notice required under Section 10.356(b)(1) or (3) may be provided.

(d) In addition to the requirements prescribed by Subsection (c), a notice required to be provided under Subsection (a)(1) must accompany the notice of the meeting to consider the action, and a notice required under Subsection (a)(2) must be provided to:

(1) each owner who consents in writing to the action before the owner delivers the written consent; and

(2) each owner who is entitled to vote on the action and does not consent in writing to the action before the 11th day after the date the action takes effect.

Appendix C-3

(e) Not later than the 10th day after the date an action described by Subsection (a)(1) takes effect, the responsible organization shall give notice that the action has been effected to each owner who voted against the action and sent notice under Section 10.356(b)(1).

§ 10.356. PROCEDURE FOR DISSENT BY OWNERS AS TO ACTIONS; PERFECTION OF RIGHT OF DISSENT AND APPRAISAL.

(a) An owner of an ownership interest of a domestic entity subject to dissenters’ rights who has the right to dissent and appraisal from any of the actions referred to in Section 10.354 may exercise that right to dissent and appraisal only by complying with the procedures specified in this subchapter. An owner’s right of dissent and appraisal under Section 10.354 may be exercised by an owner only with respect to an ownership interest that is not voted in favor of the action.

(b) To perfect the owner’s rights of dissent and appraisal under Section 10.354, an owner:

(1) if the proposed action is to be submitted to a vote of the owners at a meeting, must give to the domestic entity a written notice of objection to the action that:

(A) is addressed to the entity’s president and secretary;

(B) states that the owner’s right to dissent will be exercised if the action takes effect;

(C) provides an address to which notice of effectiveness of the action should be delivered or mailed; and

(D) is delivered to the entity’s principal executive offices before the meeting;

(2) with respect to the ownership interest for which the rights of dissent and appraisal are sought:

(A) must vote against the action if the owner is entitled to vote on the action and the action is approved at a meeting of the owners; and

(B) may not consent to the action if the action is approved by written consent; and

(3) must give to the responsible organization a demand in writing that:

(A) is addressed to the president and secretary of the responsible organization;

(B) demands payment of the fair value of the ownership interests for which the rights of dissent and appraisal are sought;

(C) provides to the responsible organization an address to which a notice relating to the dissent and appraisal procedures under this subchapter may be sent;

(D) states the number and class of the ownership interests of the domestic entity owned by the owner and the fair value of the ownership interests as estimated by the owner; and

(E) is delivered to the responsible organization at its principal executive offices at the following time:

(i) not later than the 20th day after the date the responsible organization sends to the owner the notice required by Section 10.355(e) that the action has taken effect, if the action was approved by a vote of the owners at a meeting;

(ii) not later than the 20th day after the date the responsible organization sends to the owner the notice required by Section 10.355(d)(2) that the action has taken effect, if the action was approved by the written consent of the owners; or

Appendix C-4

(iii) not later than the 20th day after the date the responsible organization sends to the owner a notice that the merger was effected, if the action is a merger effected under Section 10.006.

(c) An owner who does not make a demand within the period required by Subsection (b)(3)(E) or, if Subsection (b)(1) is applicable, does not give the notice of objection before the meeting of the owners is bound by the action and is not entitled to exercise the rights of dissent and appraisal under Section 10.354.

(d) Not later than the 20th day after the date an owner makes a demand under Subsection (b)(3), the owner must submit to the responsible organization any certificates representing the ownership interest to which the demand relates for purposes of making a notation on the certificates that a demand for the payment of the fair value of an ownership interest has been made under this section. An owner’s failure to submit the certificates within the required period has the effect of terminating, at the option of the responsible organization, the owner’s rights to dissent and appraisal under Section 10.354 unless a court, for good cause shown, directs otherwise.

(e) If a domestic entity and responsible organization satisfy the requirements of this subchapter relating to the rights of owners of ownership interests in the entity to dissent to an action and seek appraisal of those ownership interests, an owner of an ownership interest who fails to perfect that owner’s right of dissent in accordance with this subchapter may not bring suit to recover the value of the ownership interest or money damages relating to the action.

§ 10.357. WITHDRAWAL OF DEMAND FOR FAIR VALUE OF OWNERSHIP INTEREST.

(a) An owner may withdraw a demand for the payment of the fair value of an ownership interest made under Section 10.356 before:

(1) payment for the ownership interest has been made under Sections 10.358 and 10.361; or

(2) a petition has been filed under Section 10.361.

(b) Unless the responsible organization consents to the withdrawal of the demand, an owner may not withdraw a demand for payment under Subsection (a) after either of the events specified in Subsections (a)(1) and (2).

§ 10.358. RESPONSE BY ORGANIZATION TO NOTICE OF DISSENT AND DEMAND FOR FAIR VALUE BY DISSENTING OWNER.

(a) Not later than the 20th day after the date a responsible organization receives a demand for payment made by a dissenting owner in accordance with Section 10.356(b)(3), the responsible organization shall respond to the dissenting owner in writing by:

(1) accepting the amount claimed in the demand as the fair value of the ownership interests specified in the notice; or

(2) rejecting the demand and including in the response the requirements prescribed by Subsection (c).

(b) If the responsible organization accepts the amount claimed in the demand, the responsible organization shall pay the amount not later than the 90th day after the date the action that is the subject of the demand was effected if the owner delivers to the responsible organization:

(1) endorsed certificates representing the ownership interests if the ownership interests are certificated; or

(2) signed assignments of the ownership interests if the ownership interests are uncertificated.

(c) If the responsible organization rejects the amount claimed in the demand, the responsible organization shall provide to the owner:

(1) an estimate by the responsible organization of the fair value of the ownership interests; and

(2) an offer to pay the amount of the estimate provided under Subdivision (1).

Appendix C-5

(d) If the dissenting owner decides to accept the offer made by the responsible organization under Subsection (c)(2), the owner must provide to the responsible organization notice of the acceptance of the offer not later than the 90th day after the date the action that is the subject of the demand took effect.

(e) If, not later than the 90th day after the date the action that is the subject of the demand took effect, a dissenting owner accepts an offer made by a responsible organization under Subsection (c)(2) or a dissenting owner and a responsible organization reach an agreement on the fair value of the ownership interests, the responsible organization shall pay the agreed amount not later than the 120th day after the date the action that is the subject of the demand took effect, if the dissenting owner delivers to the responsible organization:

(1) endorsed certificates representing the ownership interests if the ownership interests are certificated; or

(2) signed assignments of the ownership interests if the ownership interests are uncertificated.

§ 10.359. RECORD OF DEMAND FOR FAIR VALUE OF OWNERSHIP INTEREST.

(a) A responsible organization shall note in the organization’s ownership interest records maintained under Section 3.151 the receipt of a demand for payment from any dissenting owner made under Section 10.356.

(b) If an ownership interest that is the subject of a demand for payment made under Section 10.356 is transferred, a new certificate representing that ownership interest must contain:

(1) a reference to the demand; and

(2) the name of the original dissenting owner of the ownership interest.

§ 10.360. RIGHTS OF TRANSFEREE OF CERTAIN OWNERSHIP INTEREST.

A transferee of an ownership interest that is the subject of a demand for payment made under Section 10.356 does not acquire additional rights with respect to the responsible organization following the transfer. The transferee has only the rights the original dissenting owner had with respect to the responsible organization after making the demand.

§ 10.361. PROCEEDING TO DETERMINE FAIR VALUE OF OWNERSHIP INTEREST AND OWNERS ENTITLED TO PAYMENT; APPOINTMENT OF APPRAISERS.

(a) If a responsible organization rejects the amount demanded by a dissenting owner under Section 10.358 and the dissenting owner and responsible organization are unable to reach an agreement relating to the fair value of the ownership interests within the period prescribed by Section 10.358(d), the dissenting owner or responsible organization may file a petition requesting a finding and determination of the fair value of the owner’s ownership interests in a court in:

(1) the county in which the organization’s principal office is located in this state; or

(2) the county in which the organization’s registered office is located in this state, if the organization does not have a business office in this state.

(b) A petition described by Subsection (a) must be filed not later than the 60th day after the expiration of the period required by Section 10.358(d).

(c) On the filing of a petition by an owner under Subsection (a), service of a copy of the petition shall be made to the responsible organization. Not later than the 10th day after the date a responsible organization receives service under this subsection, the responsible organization shall file with the clerk of the court in which the petition was filed a list containing the names and addresses of each owner of the organization who has demanded payment for ownership interests under Section 10.356 and with whom agreement as to the value of the ownership interests has not been reached with the responsible organization. If the responsible organization files a petition under Subsection (a), the petition must be accompanied by this list.

Appendix C-6

(d) The clerk of the court in which a petition is filed under this section shall provide by registered mail notice of the time and place set for the hearing to:

(1) the responsible organization; and

(2) each owner named on the list described by Subsection (c) at the address shown for the owner on the list.

(e) The court shall:

(1) determine which owners have:

(A) perfected their rights by complying with this subchapter; and

(B) become subsequently entitled to receive payment for the fair value of their ownership interests; and

(2) appoint one or more qualified appraisers to determine the fair value of the ownership interests of the owners described by Subdivision (1).

(f) The court shall approve the form of a notice required to be provided under this section. The judgment of the court is final and binding on the responsible organization, any other organization obligated to make payment under this subchapter for an ownership interest, and each owner who is notified as required by this section.

(g) The beneficial owner of an ownership interest subject to dissenters’ rights held in a voting trust or by a nominee on the beneficial owner’s behalf may file a petition described by Subsection (a) if no agreement between the dissenting owner of the ownership interest and the responsible organization has been reached within the period prescribed by Section 10.358(d). When the beneficial owner files a petition described by Subsection (a):

(1) the beneficial owner shall at that time be considered, for purposes of this subchapter, the owner, the dissenting owner, and the holder of the ownership interest subject to the petition; and

(2) the dissenting owner who demanded payment under Section 10.356 has no further rights regarding the ownership interest subject to the petition.

§ 10.362. COMPUTATION AND DETERMINATION OF FAIR VALUE OF OWNERSHIP INTEREST.

(a) For purposes of this subchapter, the fair value of an ownership interest of a domestic entity subject to dissenters’ rights is the value of the ownership interest on the date preceding the date of the action that is the subject of the appraisal. Any appreciation or depreciation in the value of the ownership interest occurring in anticipation of the proposed action or as a result of the action must be specifically excluded from the computation of the fair value of the ownership interest.

(b) In computing the fair value of an ownership interest under this subchapter, consideration must be given to the value of the domestic entity as a going concern without including in the computation of value any control premium, any minority ownership discount, or any discount for lack of marketability. If the domestic entity has different classes or series of ownership interests, the relative rights and preferences of and limitations placed on the class or series of ownership interests, other than relative voting rights, held by the dissenting owner must be taken into account in the computation of value.

(c) The determination of the fair value of an ownership interest made for purposes of this subchapter may not be used for purposes of making a determination of the fair value of that ownership interest for another purpose or of the fair value of another ownership interest, including for purposes of determining any minority or liquidity discount that might apply to a sale of an ownership interest.

Appendix C-7

§ 10.363. POWERS AND DUTIES OF APPRAISER; APPRAISAL PROCEDURES.

(a) An appraiser appointed under Section 10.361 has the power and authority that:

(1) is granted by the court in the order appointing the appraiser; and

(2) may be conferred by a court to a master in chancery as provided by Rule 171, Texas Rules of Civil Procedure.

(b) The appraiser shall:

(1) determine the fair value of an ownership interest of an owner adjudged by the court to be entitled to payment for the ownership interest; and

(2) file with the court a report of that determination.

(c) The appraiser is entitled to examine the books and records of a responsible organization and may conduct investigations as the appraiser considers appropriate. A dissenting owner or responsible organization may submit to an appraiser evidence or other information relevant to the determination of the fair value of the ownership interest required by Subsection (b)(1).

(d) The clerk of the court appointing the appraiser shall provide notice of the filing of the report under Subsection (b) to each dissenting owner named in the list filed under Section 10.361 and the responsible organization.

§ 10.364. OBJECTION TO APPRAISAL; HEARING.

(a) A dissenting owner or responsible organization may object, based on the law or the facts, to all or part of an appraisal report containing the fair value of an ownership interest determined under Section 10.363(b).

(b) If an objection to a report is raised under Subsection (a), the court shall hold a hearing to determine the fair value of the ownership interest that is the subject of the report. After the hearing, the court shall require the responsible organization to pay to the holders of the ownership interest the amount of the determined value with interest, accruing from the 91st day after the date the applicable action for which the owner elected to dissent was effected until the date of the judgment.

(c) Interest under Subsection (b) accrues at the same rate as is provided for the accrual of prejudgment interest in civil cases.

(d) The responsible organization shall:

(1) immediately pay the amount of the judgment to a holder of an uncertificated ownership interest; and

(2) pay the amount of the judgment to a holder of a certificated ownership interest immediately after the certificate holder surrenders to the responsible organization an endorsed certificate representing the ownership interest.

(e) On payment of the judgment, the dissenting owner does not have an interest in the:

(1) ownership interest for which the payment is made; or

(2) responsible organization with respect to that ownership interest.

§ 10.365. COURT COSTS; COMPENSATION FOR APPRAISER.

(a) An appraiser appointed under Section 10.361 is entitled to a reasonable fee payable from court costs.

(b) All court costs shall be allocated between the responsible organization and the dissenting owners in the manner that the court determines to be fair and equitable.

Appendix C-8

§ 10.366. STATUS OF OWNERSHIP INTEREST HELD OR FORMERLY HELD BY DISSENTING OWNER.

(a) An ownership interest of an organization acquired by a responsible organization under this subchapter:

(1) in the case of a merger, conversion, or interest exchange, shall be held or disposed of as provided in the plan of merger, conversion, or interest exchange; and

(2) in any other case, may be held or disposed of by the responsible organization in the same manner as other ownership interests acquired by the organization or held in its treasury.

(b) An owner who has demanded payment for the owner’s ownership interest under Section 10.356 is not entitled to vote or exercise any other rights of an owner with respect to the ownership interest except the right to:

(1) receive payment for the ownership interest under this subchapter; and

(2) bring an appropriate action to obtain relief on the ground that the action to which the demand relates would be or was fraudulent.

(c) An ownership interest for which payment has been demanded under Section 10.356 may not be considered outstanding for purposes of any subsequent vote or action.

§ 10.367. RIGHTS OF OWNERS FOLLOWING TERMINATION OF RIGHT OF DISSENT.

(a) The rights of a dissenting owner terminate if:

(1) the owner withdraws the demand under Section 10.356;

(2) the owner’s right of dissent is terminated under Section 10.356;

(3) a petition is not filed within the period required by Section 10.361; or

(4) after a hearing held under Section 10.361, the court adjudges that the owner is not entitled to elect to dissent from an action under this subchapter.

(b) On termination of the right of dissent under this section:

(1) the dissenting owner and all persons claiming a right under the owner are conclusively presumed to have approved and ratified the action to which the owner dissented and are bound by that action;

(2) the owner’s right to be paid the fair value of the owner’s ownership interests ceases;

(3) the owner’s status as an owner of those ownership interests is restored, as if the owner’s demand for payment of the fair value of the ownership interests had not been made under Section 10.356, if the owner’s ownership interests were not canceled, converted, or exchanged as a result of the action or a subsequent action;

(4) the dissenting owner is entitled to receive the same cash, property, rights, and other consideration received by owners of the same class and series of ownership interests held by the owner, as if the owner’s demand for payment of the fair value of the ownership interests had not been made under Section 10.356, if the owner’s ownership interests were canceled, converted, or exchanged as a result of the action or a subsequent action;

(5) any action of the domestic entity taken after the date of the demand for payment by the owner under Section 10.356 will not be considered ineffective or invalid because of the restoration of the owner’s ownership interests or the other rights or entitlements of the owner under this subsection; and

Appendix C-9

(6) the dissenting owner is entitled to receive dividends or other distributions made after the date of the owner’s payment demand under Section 10.356, to owners of the same class and series of ownership interests held by the owner as if the demand had not been made, subject to any change in or adjustment to the ownership interests because of an action taken by the domestic entity after the date of the demand.

§ 10.368. EXCLUSIVITY OF REMEDY OF DISSENT AND APPRAISAL.

In the absence of fraud in the transaction, any right of an owner of an ownership interest to dissent from an action and obtain the fair value of the ownership interest under this subchapter is the exclusive remedy for recovery of:

(1) the value of the ownership interest; or

(2) money damages to the owner with respect to the action.

Appendix C-10

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers of First Financial.

The Amended and Restated Certificate of Formation, as amended, and the Amended and Restated Bylaws of First Financial Bankshares, Inc. (the “Registrant”) require the Registrant to indemnify officers and directors of the Registrant to the fullest extent permitted by Texas law. Generally, Chapter 8 of the TBOC permits a corporation to indemnify a person who was, is, or is threatened to be made a named defendant or respondent in a proceeding because the person was or is a director or officer if it is determined that such person (1) conducted himself in good faith, (2) reasonably believed (a) in the case of conduct in his official capacity as a director or officer of the corporation, that his conduct was in the corporation’s best interest, or (b) in other cases, that his conduct was at least not opposed to the corporation’s best interests, and (3) in the case of any criminal proceeding, had no reasonable cause to believe that his conduct was unlawful. In addition, the TBOC requires a corporation to indemnify a director or officer for any action that such director or officer is wholly successful in defending on the merits.

The Registrant’s Amended and Restated Certificate of Formation, as amended, provides that a director of the Registrant will not be liable to the corporation for monetary damages for an act or omission in the director’s capacity as a director, except to the extent not permitted by law. Texas law does not permit exculpation of liability in the case of (i) a breach of the director’s duty of loyalty to the corporation or its shareholders; (ii) an act or omission not in good faith that constitutes a breach of duty of the director to the corporation or that involves intentional misconduct or a knowing violation of the law; (iii) a transaction from which a director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director’s office; or (iv) an act or omission for which the liability of the director is expressly provided by statute.

The Registrant’s Amended and Restated Certificate of Formation, as amended, permits the Registrant to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the Registrant or who is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation or organization, against any liability asserted against such person and incurred by such person in such a capacity or arising out of such person’s status as such a person.

The Amended and Restated Certificate of Formation, as amended, and the Amended and Restated Bylaws of the Registrant were previously filed with the Securities and Exchange Commission and are incorporated by reference into the registration statement.

Item 21.	Exhibits and Financial Statement Schedules.

(a) List of Exhibits

Exhibit	Description

2.1	Agreement and Plan of Reorganization, by and between First Financial Bankshares, Inc. and FBC Bancshares, Inc., dated April 1, 2015 (Schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K) (incorporated by reference from Exhibit 2.1 to Registrant’s Form 8-K filed April 3, 2015).

2.2	Agreement and Plan of Merger between First Financial Bankshares, Inc., First Financial Bank, N.A., OSB Financial Services, Inc. and Orange Savings Bank, SSB, dated as of February 20, 2013 (Schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K) (incorporated by reference from Exhibit 2.1 to Registrant’s Form 8-K filed February 26, 2013).

3.1	Amended and Restated Certificate of Formation (incorporated by reference from Exhibit 3.1 of the Registrant’s Form 8-K filed April 30, 2015).

Exhibit	Description

3.2	Amended and Restated Bylaws of the Registrant (incorporated by reference from Exhibit 3.2 of the Registrant’s Form 8-K filed January 24, 2012).

4.1	Specimen certificate of First Financial Common Stock (incorporated by reference from Exhibit 3 of the Registrant’s Amendment No. 1 to Form 8-A filed on Form 8-A/A No. 1 on January 7, 1994).

5.1†	Opinion of Norton Rose Fulbright US LLP regarding the legality of the securities being registered.

8.1†	Opinion of Norton Rose Fulbright US LLP regarding certain tax matters.

23.1*	Consent of Ernst & Young LLP.

23.2	Consent of Norton Rose Fulbright US LLP, included as part of its opinion filed as Exhibit 5.1 and incorporated herein by reference.

23.3	Consent of Norton Rose Fulbright US LLP, included as part of its opinion filed as Exhibit 8.1 and incorporated herein by reference.

24.1†	Power of Attorney of Directors and Officers of the Registrant.

99.1†	Form of Proxy Card of FBC Bancshares, Inc.

99.2*	Consent of Vining Sparks IBG, LP.

*	Filed herewith.
†	Previously filed.

(b) Financial Statement Schedules

None. All other schedules for which provision is made in Regulation S-X of the Securities and Exchange Commission are not required under the related restrictions or are inapplicable, and, therefore, have been omitted.

(c) Opinion of Financial Advisor

Furnished as Appendix B to the proxy statement/prospectus, which forms a part of this Registration Statement on Form S-4.

Item 22.	Undertakings.

The undersigned registrant hereby undertakes:

(a) (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934, as amended (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(g) (1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Abilene and State of Texas on June 19, 2015.

FIRST FINANCIAL BANKSHARES, INC.

By:	/s/ F. Scott Dueser
F. Scott Dueser Chairman of the Board, President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ F. Scott Dueser F. Scott Dueser	Chairman of the Board, President and Chief Executive Officer, and Director (principal executive officer)	June 19, 2015

/s/ J. Bruce Hildebrand J. Bruce Hildebrand, CPA	Executive Vice President and Chief Financial Officer (principal financial officer and principal accounting officer)	June 19, 2015

* April Anthony	Director	June 19, 2015

* Steven L. Beal	Director	June 19, 2015

* Tucker S. Bridwell	Director	June 19, 2015

* David Copeland	Director	June 19, 2015

* Murray Edwards	Director	June 19, 2015

* Ron Giddiens	Director	June 19, 2015

* Tim Lancaster	Director	June 19, 2015

* Kade L. Matthews	Director	June 19, 2015

* Ross H. Smith, Jr.	Director	June 19, 2015

* Johnny E. Trotter	Director	June 19, 2015

*	By F. Scott Dueser as attorney-in-fact pursuant to Powers of Attorney executed by directors listed above, which Powers of Attorney have been filed with the Securities and Exchange Commission.

/s/ F. Scott Dueser
F. Scott Dueser

EXHIBIT LIST

Exhibit	Description

2.1	Agreement and Plan of Reorganization, by and between First Financial Bankshares, Inc. and FBC Bancshares, Inc., dated April 1, 2015 (Schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K) (incorporated by reference from Exhibit 2.1 to Registrant’s Form 8-K filed April 3, 2015).

2.2	Agreement and Plan of Merger between First Financial Bankshares, Inc., First Financial Bank, N.A., OSB Financial Services, Inc. and Orange Savings Bank, SSB, dated as of February 20, 2013 (Schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K) (incorporated by reference from Exhibit 2.1 to Registrant’s Form 8-K filed February 26, 2013).

3.1	Amended and Restated Certificate of Formation (incorporated by reference from Exhibit 3.1 of the Registrant’s Form 8-K filed April 30, 2015).

3.2	Amended and Restated Bylaws of the Registrant (incorporated by reference from Exhibit 3.2 of the Registrant’s Form 8-K filed January 24, 2012).

4.1	Specimen certificate of First Financial Common Stock (incorporated by reference from Exhibit 3 of the Registrant’s Amendment No. 1 to Form 8-A filed on Form 8-A/A No. 1 on January 7, 1994).

5.1†	Opinion of Norton Rose Fulbright US LLP regarding the legality of the securities being registered.

8.1†	Opinion of Norton Rose Fulbright US LLP regarding certain tax matters.

23.1*	Consent of Ernst & Young LLP.

23.2	Consent of Norton Rose Fulbright US LLP, included as part of its opinion filed as Exhibit 5.1 and incorporated herein by reference.

23.3	Consent of Norton Rose Fulbright US LLP, included as part of its opinion filed as Exhibit 8.1 and incorporated herein by reference.

24.1†	Power of Attorney of Directors and Officers of the Registrant.

99.1†	Form of Proxy Card of FBC Bancshares, Inc.

99.2*	Consent of Vining Sparks IBG, LP.

*	Filed herewith.
†	Previously filed.